OFFER TO PURCHASE FOR CASH


                     All Outstanding Shares of Common Stock
                                       of


                         COMMUNITY CARE OF AMERICA, INC.
                                       at
                               $4.00 Net Per Share
                                       by

                           IHS Acquisition XXVI, Inc.
                          a wholly-owned subsidiary of

                        INTEGRATED HEALTH SERVICES, INC.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK OF COMMUNITY CARE OF AMERICA, INC. (THE "COMPANY") WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S
COMMON STOCK ON A FULLY-DILUTED BASIS ON THE DATE OF PURCHASE, (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND (III) THE
SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "THE OFFER - CERTAIN CONDITIONS OF THE OFFER." THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING (WITH THE TWO DIRECTORS WHO ARE ALSO DIRECTORS OF INTEGRATED HEALTH SERVICES, INC. ("PARENT") ABSTAINING OR NOT ATTENDING), BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A SPECIAL COMMITTEE OF THE DIRECTORS OF THE COMPANY, HAS DETERMINED THAT THE TERMS OF THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT, THE PURCHASER AND THEIR AFFILIATES), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS - RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER."
                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of the Company's common stock, par value $0.0025 per share (the "Shares"), should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver it together with the certificates ("Share Certificates") representing tendered Shares, and any other required documents, to Citibank, N.A. (the "Depositary") or tender such Shares pursuant to the procedure for book-entry transfer set forth in "THE OFFER
- Procedure for Accepting the Offer and Tendering Shares" or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender such Shares.

     Any stockholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE OFFER - Procedure for Accepting the Offer and Tendering Shares."

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, the Dealer Manager, brokers, dealers, commercial banks and trust companies.


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                             ---------------------

                     The Dealer Manager for the Offer is:



                         SHATTUCK HAMMOND PARTNERS INC.

August 7, 1997

                               TABLE OF CONTENTS

SECTION                                                                                      PAGE
------------------------------------------------------------------------------------------   -----
INTRODUCTION   ...........................................................................      1
SPECIAL FACTORS   ........................................................................      4
  1. Background of the Offer and the Merger  .............................................      4
  2. Recommendations of the Special Committee and the Company Board; Fairness of the
     Offer and the Merger  ...............................................................      9
  3. Opinions of the Company's Financial Advisors  .......................................     11
  4. Position of Parent and Purchaser Regarding the Fairness of the Offer and the Merger.      18
  5. Opinion of Financial Advisor to Parent  .............................................     18
  6. Purpose and Structure of the Offer and the Merger; Reasons of Parent and Purchaser
     for the Offer and the Merger   ......................................................     23
  7. Plans for the Company After the Offer and the Merger; Certain Effects of the Offer
     and the Merger  .....................................................................     24
  8. Rights of Stockholders in the Merger    .............................................     26
  9. The Merger Agreement  ...............................................................     26
 10. Interests of Certain Persons in the Offer and the Merger  ...........................     34
 11. Share Ownership by Parent, Purchaser and Their Affiliates ...........................     35
 12. Beneficial Ownership of Shares    ...................................................     37
THE OFFER   ..............................................................................     39
  1. Terms of the Offer; Expiration Date  ................................................     39
  2. Procedure for Accepting the Offer and Tendering Shares    ...........................     40
  3. Withdrawal Rights  ..................................................................     43
  4. Acceptance for Payment and Payment for Shares    ....................................     44
  5. Certain Federal Income Tax Consequences of the Offer   ..............................     45
  6. Price Range of Shares; Dividend Information   .......................................     46
  7. Effect of the Offer on the Market for Shares, Margin Regulations and Registration
     under the Exchange Act   ............................................................     47
  8. Certain Information Concerning the Company    .......................................     48
  9. Certain Information Concerning the Purchaser and the Parent  ........................     50
 10. Source and Amount of Funds  .........................................................     52
 11. Certain Conditions of the Offer   ...................................................     53
 12. Certain Legal Matters    ............................................................     54
 13. Fees and Expenses  ..................................................................     58
 14. Miscellaneous   .....................................................................     59

SCHEDULE I     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
               PURCHASER
SCHEDULE II    DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
SCHEDULE III   AUDITED FINANCIAL STATEMENTS (AND RELATED NOTES)
               FOR THE COMPANY FOR THE FISCAL  YEARS ENDED  DECEMBER  31,  1994,
               1995 AND 1996 AND UNAUDITED  FINANCIAL  STATEMENTS  FOR THE THREE
               MONTHS ENDED MARCH 31, 1996 AND 1997
ANNEX A        OPINION OF SMITH BARNEY INC.
ANNEX B        OPINION OF WHEAT, FIRST SECURITIES, INC.
ANNEX C        RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE
               DELAWARE GENERAL CORPORATION LAW

TO THE STOCKHOLDERS OF
COMMUNITY CARE OF AMERICA, INC.



                                  INTRODUCTION


     IHS Acquisition XXVI, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Integrated Health Services, Inc. (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.0025 per share (the "Shares"), of Community Care of America, Inc., a Delaware corporation (the "Company"), at $4.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively constitute the "Offer").

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING (WITH THE TWO DIRECTORS WHO ARE ALSO DIRECTORS OF PARENT ABSTAINING OR NOT ATTENDING), BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A SPECIAL COMMITTEE (THE "SPECIAL COMMITTEE") OF THE DIRECTORS OF THE COMPANY, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT, THE PURCHASER AND THEIR AFFILIATES), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER."

     Each of Smith Barney Inc. ("Smith Barney") and Wheat, First Securities, Inc. ("Wheat First"), financial advisors to the Special Committee and to the Company Board, has delivered to the Company Board a written opinion, dated August 1, 1997, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $4.00 per Share cash consideration to be received by the holders of the Shares (other than Parent and its affiliates) in the Offer and the Merger was fair to such holders from a financial point of view. The full text of the Smith Barney and Wheat First opinions are attached hereto as Annexes A and B, respectively, and should be read carefully and in their entirety for the assumptions made, matters considered and limitations on the review undertaken by Smith Barney and Wheat First in connection with their respective opinions. The opinions of Smith Barney and Wheat First are directed to the Company Board and relate only to the fairness of the cash consideration to be received in the Offer and the Merger by holders of the Shares (other than Parent and its affiliates) from a financial point of view, do not address any other aspect of the Offer or the Merger or related transactions and do not constitute a recommendation to any stockholder as to whether such stockholder should tender Shares in the Offer. See "SPECIAL FACTORS - Opinions of the Company's Financial Advisors."

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders herewith.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares which constitutes at least a majority of the outstanding Shares on a fully-diluted basis on the date of purchase (the "Minimum Condition"), (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer and
(iii) the satisfaction of the other conditions set forth in "THE OFFER - Certain Conditions of the Offer." The Offer is not subject to any financing condition.

     The Company has advised the Purchaser that as of July 28, 1997, there were 7,597,801 Shares outstanding and options and warrants outstanding to purchase an additional 3,060,435 Shares, including warrants to purchase 1,189,274 Shares owned by the Parent. Therefore, the Minimum Condition would be satisfied if 5,329,119 Shares are validly tendered and not properly withdrawn. Although neither Parent nor the Purchaser owns any outstanding Shares, the executive officers and directors of Parent beneficially own 1,636,095 Shares (including 737,392 Shares subject to a voting agreement in favor of Dr. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of Parent, and 46,231 Shares issuable upon the exercise of options), and Parent owns warrants to purchase 1,189,274 Shares. Two related stockholders of the Company and Dr. Elkins, collectively owning 2,459,888 outstanding Shares (excluding 461,790 outstanding Shares beneficially owned by Dr. Elkins, of which 449,790 Shares are subject to a voting agreement in his favor and with respect to which he does not have sole dispositive power), have entered into Voting and Tender Agreements pursuant to which they have agreed, among other things, to tender their Shares in the Offer. Such 2,459,888 outstanding Shares represent approximately 32.4% of the outstanding Shares and approximately 46.2% of the 5,329,119 Shares needed to satisfy the Minimum Condition. See "SPECIAL FACTORS - Share Ownership by Parent, Purchaser and Their Affiliates."

     The Purchaser has been advised by the Company that, to the best of its knowledge, and subject to applicable securities laws, all of the Company's executive officers and directors currently intend to tender all Shares owned by them pursuant to the Offer. The Company's executive officers and directors currently own 1,467,196 Shares (excluding 105,238 Shares issuable upon the exercise of stock options, 12,000 Shares owned by Dr. Elkins' spouse and 385,112 Shares subject to a voting agreement in favor of Dr. Elkins, with respect to which he has no dispositive power, and which are not owned by directors and executive officers of the Company). Such 1,467,196 outstanding Shares owned by the Company's executive officers and directors, which represent 19.5% of the outstanding Shares, include 1,136,157 Shares beneficially owned by directors and executive officers of the Parent (excluding 46,231 Shares issuable upon the exercise of options and excluding Shares subject to the voting agreement or owned by Dr. Elkins' spouse), representing 15.0% of the outstanding Shares. See "SPECIAL FACTORS - Interests of Certain Persons in the Offer and the Merger."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 1, 1997 (the "Merger Agreement"), among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain other conditions (see "THE OFFER - Certain Conditions of the Offer"), the Purchaser will be merged with and into the Company (the "Merger") and the Company will continue as the surviving corporation (the "Surviving Corporation") in the Merger and become a wholly-owned subsidiary of the Parent. Notwithstanding the foregoing, at the election of the Parent, any wholly-owned subsidiary of the Parent may be substituted for the Purchaser as a constituent corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Purchaser, the Parent or any direct or indirect subsidiary of the Parent, the Company or any of its subsidiaries, which shall be canceled, and other than Shares, if any, held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal rights with respect thereto under the General Corporation Law of the State of Delaware (the "Delaware GCL")) will, by virtue of the Merger and without any action on the part of the stockholder thereof, be converted into the right to receive $4.00 in cash or any higher price paid per Share in the Offer (the "Merger Consideration") payable to the stockholder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described under "SPECIAL FACTORS - The Merger Agreement."

     Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company if such approval is required by applicable law. If the Purchaser purchases not less than that number of Shares needed to satisfy the Minimum Condition, it will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. If the Purchaser acquires at least 90% of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to the short-form merger provisions of the Delaware GCL. If, however, after consummation of the Offer Purchaser owns less than such number of Shares, a vote of the Company's stockholders will be required under the Delaware GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "SPECIAL FACTORS - Purpose and Structure of the Offer and the Merger; Reasons of Parent and Purchaser for the Offer and the Merger" and "THE OFFER Certain Conditions of the Offer."


     The Merger Agreement provides that following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration

Date. The initial expiration date of the Offer is 12:00 Midnight, New York City time, on Thursday, September 4, 1997. However, certain conditions may not be satisfied as of such date. See "THE OFFER - Certain Conditions of the Offer." The Merger Agreement provides that the Purchaser may extend the Offer beyond the scheduled expiration date, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for the Shares shall not have been satisfied or waived, until such time that the conditions are satisfied or waived, and under certain other circumstances. See "SPECIAL FACTORS - The Merger Agreement."

     No appraisal rights are available in connection with the Offer; however, stockholders who do not vote for the Merger and comply with the applicable provisions of the Delaware GCL will have the right to seek appraisal and have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them, regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "SPECIAL FACTORS - Rights of Stockholders in the Merger."


     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").


     Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE OFFER - Certain Federal Income Tax Consequences of the Offer." Purchaser will pay all charges and expenses of Shattuck Hammond Partners Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), Citibank, N.A., as Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE OFFER - Fees and Expenses."

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Purchaser. The Company takes no responsibility for the accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE OFFER - MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE OFFER.

                                SPECIAL FACTORS



1. BACKGROUND OF THE OFFER AND THE MERGER.

     The Company develops and operates skilled nursing facilities in medically underserved rural communities. The Company began operations in December 1993 with its acquisition of all of the capital stock of MeritWest Inc. ("MeritWest"), which operated 28 long-term care facilities, of which 14 were owned, 13 were leased and one was managed, in six states. Dr. Robert N. Elkins, a director of the Company and Chairman of the Board and Chief Executive Officer of Parent, was a founder and principal stockholder of the Company. See "SPECIAL FACTORS - Interests of Certain Persons in the Offer and the Merger." The Company subsequently consummated a series of acquisitions and entered into various lease and management agreements. The Company's business strategy was to improve the acquired facilities and use them as a platform to provide an expanded and coordinated range of health care services, while continuing to seek expansion opportunities.

     In August 1995, the Company completed an initial public offering of its common stock. The Company issued 3,450,000 Shares to the public at a price of $9.50 per Share, and raised net proceeds of approximately $27.6 million. The Company used the net proceeds of the offering principally to repay indebtedness and to redeem shares of preferred stock.

     At the time of consummation of the public offering in August 1995, the Company assumed the management of nine long-term care facilities (the "Sandy River Facilities") in Maine pursuant to a series of management agreements (which also contemplated the Company managing one additional facility upon completion of construction and the achievement of certain occupancy levels). As part of the arrangement, the Company also obtained an option to acquire these ten facilities pursuant to which the Company made a $5.0 million non-refundable deposit.

     During 1996, the Company sought to raise additional funds through debt and equity public offerings with the objective of reducing its revolving credit indebtedness and increasing working capital. These offerings were unsuccessful, in part due to investor concerns related to the Medicare decertification of a nursing facility operated by the Company and growing concerns regarding the ability of the Sandy River Facilities to generate sufficient cash flow to pay the Company's management fees and consequent write-off risks.

     In February 1996, the Company engaged Smith Barney to pursue alternative courses of obtaining a capital infusion for the Company, finding a suitable joint venture partner or selling the Company. During the first quarter of 1996, approximately 34 parties were contacted on the Company's behalf, of which four submitted initial indications of interest. However, the Company was unable to either obtain a capital infusion or to find a purchaser for the Company.

     The Sandy River Facilities continued to fail to generate sufficient cash flows to pay the Company's management fees and, in August 1996, the Company terminated both its management agreement and purchase option agreements relating to those facilities. The Company also separately determined to close four primary care clinics, four adult day care centers and one physician practice. As a result principally of the termination of the agreements relating to the Sandy River Facilities and the nine unrelated closings, the Company recorded $19.2 million in charges during the second quarter of 1996.

     In October 1996, the Company requested that Smith Barney assist the Company in again evaluating debt and equity financing alternatives or the possible sale of the Company. Approximately 40 parties were contacted on the Company's behalf, of which five submitted initial indications of interest. However, no viable offers were submitted to the Company.

     The Company recorded $10.7 million of charges during the fourth quarter of 1996. These charges related principally to: the termination of an agreement to acquire certain rural hospitals in Georgia and the transfer back to the sellers of one hospital acquired in connection with the proposed transaction since the Company was unable to secure financing to complete the proposed transaction; costs associated with unsuccessful debt and equity offerings by the Company; contractual allowances and revenue adjustments; and other balance sheet adjustments.

     As a result of the foregoing, the Company recorded a total of $29.9 million of write-offs and charges during the year ended December 31, 1996. For the same period, the Company incurred a loss of $18.9 million and had negative cash flow from operating activities. As of December 31, 1996, the Company had a working capital deficiency of $10.9 million and was in default with respect to certain of its debt, lease and other agreements. These circumstances raised doubt about the Company's ability to continue as a going concern.


     In December 1996, as part of a financial restructuring plan, the Company refinanced its bank revolving line of credit to extend the payment terms related to $4.8 million of debt due at December 31, 1996. The Company also subsequently obtained the release of $4.1 million of security deposits through a modification of agreements with its principal lessor to reduce rental payments and obtained waivers of financial covenant violations and related defaults under certain debt and lease agreements through February 1998.


     The Company also entered into a number of transactions with Parent commencing in December 1996. Dr. Elkins, a director of the Company and beneficial owner of approximately 21.0% of the Shares, is Chairman of the Board, Chief Executive Officer and a significant stockholder of Parent. John Silverman, a director of the Company, is also a director, officer and stockholder of Parent. Michael Blass, a director of the Company, has provided legal services to Parent as well as the Company. Deborah Lau, a director of the Company and currently its President, had been an employee of Parent until she became Chief Operating Officer of the Company in October 1995 as part of a management restructuring. Ms. Lau has no continuing contractual arrangements with Parent.


     The Company had previously (in January 1994) entered into a Medicare consulting agreement with Symphony Care Consulting, Inc. ("SCCI"), a wholly-owned subsidiary of Parent. The agreement was amended on May 1, 1995 and provided for SCCI's provision to the Company of Medicare reimbursement and certification services, including training, cost report preparation and accounting services, through January 1996. The Company paid to SCCI $410,000 in 1994, $453,000 in 1995 and $148,000 in 1996 for these services. In 1996, the
Company paid Symphony Rehabilitation Services ("SRS") and Symphony Pharmacy Services ("SPS"), both wholly-owned subsidiaries of Parent, $162,000 for therapy services and $98,000 for pharmacy services, respectively. In addition, the Company paid Parent approximately $500,000 in 1994 and $186,000 in 1995 to reimburse Parent for expenses incurred on behalf of the Company in connection with the start-up of the Company's operations, the MeritWest acquisition and due diligence services in connection with the Company's public offering. No amounts were paid to Parent in 1996. The Company believes that the terms of the agreement with SCCI and the amounts paid to Parent, SRS and SPS for services were on terms as favorable as could have been obtained from unaffiliated third parties.


     On December 27, 1996, the Company and Parent entered into a Management Agreement (the "Management Agreement") pursuant to which the Company engaged Parent to supervise, manage and operate the financial, accounting, MIS, reimbursement and ancillary services contracting functions for the Company until December 31, 2001. The Management Agreement provides for the Company to pay to Parent for its services, until December 31, 1997, an amount equal to the lesser of 2% of the Company's gross revenues (as defined) or the Company's annualized cost of performing those services itself based on the period July 1, 1996 through December 31, 1996. Thereafter, the management fee payable to Parent is to be the lesser of 2% of the Company's gross revenues or a percentage of gross revenues determined by comparing the Company's cost of performing such functions during the period July 1, 1996 through December 31, 1996 to its gross revenues for that period. The gross revenues percentage may be increased from 2.0% to 2.5% by mutual agreement of the parties following Parent's review of the Company.


     At the  same  time the  Company  and  Parent  entered  into the  Management
Agreement, IHS Financial Holdings, Inc., a wholly-owned subsidiary of Parent ("IHS Holdings"), also entered into a loan agreement (the "First Loan Agreement") which, as amended on January 13, 1997, entitles the Company to borrow, until December 27, 1998, amounts on a revolving credit basis so that no more than $5.0 million is outstanding at any time. Loan advances are subject to the consent of Parent, which consent may not be unreasonably withheld. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in Parent's revolving credit agreement with Citibank, N.A., plus 2%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $30 million of principal and interest on the Company's obligations to its two principal unaffiliated third party lenders. In connection with entering into the revolving credit facility, the Company issued to Parent warrants to purchase an aggregate of 752,182 Shares, one-half of which were exercisable until January 13, 1999 at $3.22 per share (the average of the high and low trading prices of the Shares on January 14 and 15, 1997) and the remaining one-half of which were exercisable until January 13, 2002 at $6.44 per Share.

     Parent initially declined the opportunity to enter the rural healthcare market at the time the Company was formed. However, by the end of 1996, with the changes in the healthcare industry, such as the expected introduction of prospective pay for nursing homes and continued pressure on reimbursement rates, as well as Parent's expansion of its home healthcare services in connection with the establishment of its post-acute care network system based on geriatric care facilities and home healthcare, Parent detemined that geriatric care facilities serving medically underserved rural communities could be an important strategic component of its post-acute care network system. However, Parent was at the time unwilling to enter this market through acquisition until it better understood the rural healthcare marketplace. Accordingly, the Parent believed that entering into the Management Agreement would provide it with an opportunity to better understand the rural healthcare marketplace without making a large capital commitment.

     In negotiating the terms of the Management Agreement and the First Loan Agreement, Parent appointed a special committee consisting of two directors who had no financial interest or other relationship with the Company. This special committee engaged separate legal counsel and a financial advisor, Shattuck Hammond Partners Inc. ("Shattuck Hammond"), to advise it in connection with the negotiation of the Management Agreement, the First Loan Agreement and the warrants issued in connection with the First Loan Agreement.

     On April 14, 1997, Parent agreed to guarantee certain obligations of the Company to the Company's principal revolving credit lender and to the lender which has financed the Company's major acquisitions. To induce Parent to issue such guarantees, the Company agreed to reimburse Parent for such amounts paid by Parent on behalf of the Company, including costs, fees and expenses, and to pay Parent interest at the rate of 15% per annum on all amounts which become owing to Parent from the Company with respect thereto. In connection therewith, the Company also issued warrants to Parent to purchase an aggregate of 379,900 Shares until April 15, 2002 at $1.9375 per Share (the closing price of the Shares on April 14, 1997). The number of Shares subject to each of the above warrants and the exercise prices are subject to adjustment in certain instances, including if the Company issues Shares of Common Stock (or securities convertible into Common Stock) at less than the applicable exercise price. As a result of the issuance of the warrants in April 1997, the warrants issued to Parent in January 1997 were adjusted to cover 809,374 Shares, one-half of which are exercisable at $2.99 per Share until January 13, 1999 and one-half of which are exercisable at $5.99 per Share until January 13, 2002. In connection with the issuance of each of the above warrants, the Company granted to Parent certain rights to cause the Shares issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended (the "Securities Act"), at the Company's expense.

     In April 1997, at the Company's direction, Smith Barney began a third attempt to solicit buyers for the Company. This time, approximately 38 parties, including Parent, were contacted. By mid-May 1997, four parties had submitted preliminary expressions of interest in acquiring the Company.

     On June 6, 1997, the Board of Directors of the Company held a meeting at which it authorized the formation of the Special Committee to solicit and review any acquisition proposals, to retain counsel and an investment bank in the Special Committee's discretion and to conduct an auction process as it deemed appropriate. At that meeting, Dr. Elkins indicated that Parent management was considering the possibility of submitting to its Board of Directors a proposal to bid for the purchase of the Company. Accordingly, the Special Committee was organized to include the directors of the Company other than Messrs. Elkins and Silverman, who are both directors of Parent.

     On June 11, 1997, the Special Committee held its first meeting. The Special Committee retained the law firm of Chadbourne & Parke LLP, which had previously acted as special counsel to the Company Board on various matters relating to representation of the Company in negotiations with Parent. The Special Committee also decided, upon advice of counsel, to seek an opinion in connection with any acquisition transaction from an investment bank that had no previous dealings with Parent or the Company, in addition to an opinion from Smith Barney, since Smith Barney from time to time provides investment banking services to Parent on matters unrelated to the Company. The Special Committee directed that its counsel prepare a form of merger agreement for submission to the parties who provided preliminary indications of interest and that each of the bidders be contacted with a view to reducing the conditions to the offers made by such bidders and increasing the consideration offered by them. The Special Committee also requested that Parent be contacted to determine if it would be submitting an offer, and also directed that its advisors prepare a press release announcing that the Company was soliciting potential buyers for the Company.

     On June 13, 1997, the Company publicly announced that it was evaluating credible indications of interest from potential buyers.

     Between June 11, 1997 and June 24, 1997, the Special Committee members communicated informally by telephone regarding the auction process, selection of an investment banker in addition to Smith Barney to render an opinion in connection with a transaction and related matters. During this period, discussions continued with the parties who had submitted expressions of interest, including Parent.

     On June 24, 1997, the Special Committee, on behalf of the Company, engaged Wheat First to render an opinion in connection with any proposed transaction that might result from the auction process. Also, on June 24, 1997, Michael Blass resigned from the Special Committee. He indicated that he had been advised that Parent had decided to submit a bid to purchase the Company and felt that his resignation was appropriate in light of the fact that his law firm, Blass & Driggs, had provided and continued to provide legal services to Parent on matters unrelated to the Company.

     During 1997, Parent continued to expand its post-acute care network, particularly in the home healthcare area. In July 1997, Parent agreed to acquire RoTech Medical Corporation, which provides comprehensive home healthcare and primary care physician services, principally to patients in non- urban areas (the "RoTech Acquisition"). The proposed RoTech Acquisition, as well as Parent's acquisition of First American Health Care of Georgia, Inc. in October 1996 and Arcadia Services, Inc. in July 1997, will significantly expand Parent's presence in the rural home healthcare market. As a result, Parent determined that operating geriatric care facilities in the areas where it provided rural home healthcare services would benefit its home healthcare business and expand the scope of its post-acute care network. Accordingly, Parent determined to pursue the acquisition of the Company.

     On June 25, 1997, Parent delivered a bid to acquire all of the Company's outstanding Shares in a merger pursuant to which stockholders of the Company would receive $3.50 per Share in cash.

     On June 26, 1997, the Special Committee held a meeting, attended by the Company's legal and financial advisors, to discuss the bids that had been presented. The Special Committee was informed that one of the entities that initially provided an expression of interest had withdrawn its bid. With respect to the bids submitted, the Special Committee was informed as follows:

       - One entity that had previously provided an expression of interest in buying the Company at $3.00 per Share in cash had, following completion of its due diligence, reduced its bid to $1.50 per Share in cash. The Special Committee had a high degree of confidence that the entity could finance such a transaction. However, the Special Committee believed that this bid represented a very conservative valuation of the Company.

       - Another entity bid $3.41 per Share in cash. The bidder, however, refused to disclose its financing sources unless the Special Committee agreed to engage in exclusive negotiations with such bidder. Further, the bid provisions required establishment of an escrow account and significant conditions relating to the restructuring of existing financing arrangements, which the Company believed made the consummation of any transaction at the bid price subject to significant risk of delay or failure. The bidder did not reveal its financing sources and was unwilling to permit the Company to conduct due diligence with respect to the ability of the bidder to finance the transaction, until such time as the Company was prepared to negotiate exclusively with the bidder.


       - Parent submitted a bid for $3.50 cash per Share. The Special Committee noted that the offer contained no financing contingency and that the offer had already been approved by a special committee of Parent's board of directors.


       - A fourth entity submitted a bid calling for an exchange of publicly-traded shares of such entity for Shares of the Company. The bid was nominally valued at $4.10 per Share, based on the market price of the bidder's shares. The Special Committee requested that Wheat First and Smith Barney each analyze certain pro forma financial information relating to the combined entity resulting from a possible transaction with this bidder. The Special Committee also reviewed with its advisors certain issues relating to, among other things, liquidity of the trading market for shares of the bidder following a merger, capitalization of the combined entity, earnings accretion or dilution, working capital needs, regulatory impact of the merger and timing issues.


     The Special Committee directed that its advisors focus their efforts on the stock-for-stock bidder and a cash merger with Parent with a view to seeking increased consideration and minimizing conditions to closing.


     On July 1, 1997, Parent notified the Company that it had raised its cash offer to $4.00 per Share.


     On July 1, 1997, the stock-for-stock bidder raised its offer to $4.26 per Share, again based on the current market price of its publicly-traded shares.


     On July 6, 1997, the Special Committee met to review the sale process. At such meeting, the Special Committee was updated as to the revised status of the bids received from Parent and the stock-for-stock bidder, and reviewed with Wheat First and Smith Barney certain pro forma financial information with respect to the stock-for-stock bidder following a merger with the Company. For the reasons discussed under "SPECIAL FACTORS-Recommendations of the Special Committee and the Company Board; Fairness of the Offer and the Merger," the Special Committee determined that the proposed transaction with Parent was in the best interests of the Company's stockholders.


     The Special Committee directed its advisors to enter into detailed negotiations with Parent with a view to executing a definitive merger agreement.


     Between July 7 and July 31, 1997, the Company and Parent negotiated the terms of a definitive merger agreement. During this period, the Company and Parent also negotiated terms of a $5.0 million secured loan financing which the Company requested to provide it working capital in order to avoid making additional asset dispositions.


     On July 18, 1997, the Company and IHS Holdings entered into a second loan agreement, which entitles the Company to borrow for working capital purposes, until July 18, 1999, amounts on a revolving credit basis so that no more than $5.0 million is outstanding at any time. Loan advances are to be made directly to creditors of the Company, including the Parent, in payment of the Company's obligations to such creditors. Proceeds used to pay the Company's obligations are directed by the Parent in accordance with the Management Agreement. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in Parent's revolving credit agreement with Citibank, N.A., plus 4%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $13.6 million of principal and interest on the Company's obligations to one of the Company's principal unaffiliated third-party lenders. The revolving credit facility is guaranteed in full by Community Care of Nebraska, Inc., ECA Holdings, Inc., CCA of Midwest, Inc., Quality Care of Columbus, Inc., Quality Care of Lyons, Inc. and W.S.T.
Care, Inc., each a wholly-owned subsidiary of the Company (together, the "Guarantors"). The revolving line of credit is secured by the real property assets of the Company and its subsidiaries. At July 31, 1997, no borrowings were outstanding under this facility.

     On July 30, 1997, the Special Committee met to review the terms of the proposed merger agreement. Wheat First and Smith Barney each made a financial presentation and advised the Special Committee that, subject to review of the final documentation for the transaction and certain other customary matters, it was prepared to render an opinion to the effect that the cash consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders. See "SPECIAL FACTORS-Opinions of the Company's Financial Advisors." After full discussion, the Special Committee members determined to recommend the Merger to the Company Board for approval.

     On July 31, 1997, the Company Board met to review the terms of the proposed Merger Agreement and the recommendation of the Special Committee. Wheat First and Smith Barney each made a financial presentation and orally rendered to the Company Board their respective opinions (which opinions were subsequently confirmed by delivery of written opinions dated August 1, 1997, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the cash consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders. See "SPECIAL FACTORS - Opinions of the Company's Financial Advisors." A majority of the Company Board, including a majority of the non-employee directors, approved the Offer and the Merger. Dr. Elkins did not attend the meeting, and Mr. Silverman abstained, noting that he was a director of Parent.

     On August 1, 1997, representatives of the Company and Parent signed the definitive Merger Agreement. On the same date, the Company and Parent issued a joint press release announcing the signing of the Merger Agreement.


2. RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER.

     At a meeting held on July 30, 1997, the Special Committee unanimously determined to recommend that the Company Board approve the Offer and the Merger. At a meeting held on July 31, 1997, the Company Board, by unanimous vote of all directors present and voting (with the two directors who are also directors of Parent abstaining or not attending) based on the recommendation of the Special Committee, determined that the terms of the Offer and the Merger were fair to, and in the best interests of, stockholders of the Company (other than Parent, the Purchaser and their affiliates), and approved the Offer and Merger.

     In reaching its conclusions, the Special Committee considered a number of factors, including but not limited to the following:


       (i) the Company's financial condition and results of operations, including its substantial net losses since its initial public offering in August 1995; its reliance since inception on financings as its principal source of liquidity; and its difficulty during the period since its public offering in obtaining financing;


       (ii) the cash consideration of $4.00 per Share to be received by the Company's stockholders in the Offer and Merger represents a substantial premium over recent market prices (the closing price of the Shares as reported on the Nasdaq National Market on July 31, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, was $3.1875) and the Offer and the Merger will enable the Company's stockholders to sell their Shares at a premium in an otherwise relatively illiquid market. See "SPECIAL FACTORS - Purpose and Structure of the Offer and the Merger; Reasons of Parent and Purchaser for the Offer and the Merger" and "THE OFFER - Price Range of Shares; Dividend Information";


       (iii) the Offer Price and Merger consideration represent a substantial premium to the net book value of the Shares (which as of March 31, 1997 was $2.04 per Share on a primary basis);


       (iv) the Company's current business and future prospects, including the fact that, without increased liquidity, the Company would be constrained in its growth;

          (v) partial sales of the Company's assets would present significant risks in realizing value for the stockholders due to the liquidity constraints on the Company and the effects that write-offs resulting from asset sales would have on the Company's ability to maintain its Nasdaq listing and liquidity for the Shares;

          (vi) uncertainty as to the realizable value to equity holders upon an orderly liquidation of the Company's assets;

          (vii) the fact that the Company had for more than a year-and-a-half publicly indicated it was seeking a buyer and had been unsuccessful in finding a credible buyer with adequate financing sources to make consummation of a sale probable;

          (viii) the fact that, in the most recent auction process, commenced in April 1997, the most viable alternative bid was a stock-for-stock proposal that involved significant risks which made such offer unattractive by comparison to the cash offer of Parent. Although the stock-for-stock bid had a nominal value in excess of the Parent's cash offer, based on the market price of the bidder's stock, the Special Committee believed that the resulting post-merger entity would not be a suitable vehicle for the Company's stockholders to realize value. The Special Committee was influenced in its determination by the fact that the shares of the bidder were trading at multiples of approximately 148 times projected 1997 earnings and 49 times projected 1998 earnings, whereas the mean multiples for comparable companies in the same industry were 17.1 times 1997 projected earnings and 14.9 times 1998 projected earnings. The Special Committee was concerned that (A) the trading multiple could not be justified based on historical performance and that a settling of share prices of the combined entity would negatively affect the value of the Company's stockholders' holding in the post-merger entity, (B) the trading volume of the shares of the stock-for-stock bidder was low, and there was a very small institutional investor base, so that the Company's stockholders would have had limited liquidity for their shares in a post-merger entity,
     (C) the Company required working capital to sustain operations pending a merger, which it could reasonably expect to obtain only by divesting certain assets or obtaining financing from a prospective bidder, and (D) divestitures by the Company would result in additional write-offs which would have jeopardized the post-merger entity's ability to maintain the minimum net worth required to maintain a Nasdaq listing. The Special Committee believed, based on review of the stock-for-stock bidder's historical working capital needs and sources, that liquidity for the Company's operations would be an issue of immediate concern if it pursued a transaction with the stock-for-stock bidder;

          (ix) the terms and conditions of the Offer and the Merger, including the lack of financing as a condition of either the Offer or the Merger, and that all stockholders will receive the same price and form of consideration for their Shares, whether in the Offer or the Merger;

          (x) the oral presentations made by the Company's financial and legal advisors to the Special Committee at a meeting held on July 30, 1997 as to various financial and other considerations deemed relevant to the evaluation of the Offer and the Merger; and

          (xi) the belief on the part of members of the Special Committee, based upon their investigation regarding the Company's business, its current financial condition and results of operations, and its future prospects, that the cash consideration to be paid in the Offer and the Merger fairly reflects the Company's value that was probable of being obtained by the stockholders of the Company in a sale of the Company.

     At a meeting of the Company Board held on July 31, 1997, by unanimous vote of all directors present and voting (with the two directors who are also directors of Parent abstaining or not attending), based upon the recommendation of the Special Committee, the Company Board voted to recommend to the stockholders of the Company that they accept the Offer and tender their Shares pursuant to the Offer. Dr. Elkins did not attend the meeting of the Company Board at which this recommendation was made and Mr. Silverman abstained, noting that he was director of Parent.

     The members of the Company Board, including the Special Committee, evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors. The Company Board also took into account the financial presentations of the Company's financial advisors and their respective oral opinions (subsequently confirmed in writing) to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the cash consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. In light of the number and variety of factors that the Company Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Company Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors and, accordingly, neither the Company Board nor the Special Committee did so. In addition to the factors listed above, the Company Board and the Special Committee each considered the fact that while consummation of the Offer would result in the stockholders of the Company receiving a premium for their Shares over the trading prices of the Shares prior to the public announcement of the Merger Agreement, consummation of the Offer and the Merger would eliminate any opportunity for stockholders of the Company (other than Parent, Purchaser and their affiliates) to participate in the potential future growth prospects of the Company. The Company Board and the Special Committee determined, however, that (i) the loss of opportunity is reflected in the Offer Price, and (ii) there is uncertainty as to the Company's long-term financial prospects.

     In addition, the Special Committee and the Company Board determined that the Offer and the Merger are procedurally fair to the stockholders of the Company (other than Parent, Purchaser, and their affiliates) because, among other things: (i) the Special Committee, consisting of directors who are neither designees of Parent nor persons having a current business relationship with Parent, was appointed to represent the interests of the stockholders of the Company (other than Parent, Purchaser, and their affiliates); (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Smith Barney and Wheat First as its independent financial advisors to assist it in evaluating the Offer and the Merger; and (iv) the fact that the $4.00 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and a special committee of the Board of Directors of the Parent which did not include persons who were directors or stockholders of the Company, on the other.

     Each of the Company Board and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the stockholders of the Company (other than Parent or Purchaser), and that if the Offer is consummated Parent and Purchaser will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. Pursuant to the Merger Agreement, the purchase by Purchaser of all Shares validly tendered in the Offer and not withdrawn is a condition to the Merger.

     In making their respective determinations and recommendations, each of the Company Board and the Special Committee was aware of the matters set forth under "SPECIAL FACTORS - Interests of Certain Persons in the Offer and Merger."


3. OPINIONS OF THE COMPANY'S FINANCIAL ADVISORS


     Smith Barney Inc. Smith Barney was retained by the Company to act as its financial advisor in connection with the proposed Offer and the Merger. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of the Shares (other than Parent and its affiliates) of the consideration to be received by such holders in the Offer and the Merger. On July 30, 1997, at a meeting of the Special Committee held to evaluate the proposed Offer and the Merger, Smith Barney advised the Special Committee that, subject to review of the final documentation for the transaction and certain other customary matters, it was prepared to render an opinion to the effect that the cash consideration to be received in the Offer and the Merger by holders of the Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. On July 31, 1997, at a meeting of the Company Board held to evaluate the proposed Offer and the Merger, Smith Barney delivered to the Company Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated August 1, 1997, the date of execution of the Merger Agreement), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be received in the Offer and the Merger by holders of the Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives of Parent concerning the business, operations and prospects of the Company. Smith Barney examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with Smith Barney by the management of the Company. Smith Barney reviewed the financial terms of the Offer and the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Shares; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Offer and the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of the Company. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of or investment in the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the management of the Company advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Smith Barney make any physical inspection of the properties or assets of the Company. Although Smith Barney evaluated the cash consideration to be received by holders of the Shares (other than Parent and its affiliates) from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Offer and the Merger, which was determined through negotiation between the Company and Parent. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED AUGUST 1, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF THE SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND RELATES ONLY TO THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY HOLDERS OF THE SHARES (OTHER THAN PARENT AND ITS AFFILIATES) FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD TENDER SHARES IN THE OFFER. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below, and provided the Special Committee and the Company Board with a written presentation with respect to such analyses. A copy of Smith Barney's written presentation has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Commission with respect to the Offer and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representatives of such stockholder who have been so designated in writing and may be inspected and copied, and obtained by mail, from the Commission in the manner specified under "THE OFFER-Certain Information Concerning the Company." The summary of such analyses does not purport to be a complete description of Smith Barney's analyses underlying Smith Barney's opinion or presentation to the Special Committee or the Company Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, Parent, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Special Committee and the Company Board in their evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee, the Company Board or management of the Company with respect to the cash consideration to be received in the Offer and the Merger by holders of the Shares (other than Parent or its affiliates) or the proposed Offer or Merger.


     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of the Company and the following 21 selected publicly traded companies in the healthcare industry, consisting of: Advocat, Inc.; Arbor Health Care Company; Beverly Enterprises, Inc.; Extendicare, Inc.; Genesis Health Ventures, Inc.; GranCare, Inc.; Harborside Healthcare Corp.; Health Care & Retirement Corp.; Horizon/CMS Healthcare Corp.; Parent; Living Centers of America, Inc.; Manor Care, Inc.; Mariner Health Group, Inc.; The Multicare Companies, Inc.; National Healthcare L.P.; Regency Health Services, Inc.; Retirement Care Associates Inc.; Summit Care Corporation; Sun Healthcare Group, Inc.; Unison Healthcare Group; and Vencor Inc. (collectively, the "Selected Companies"). Smith Barney compared market values as multiples of latest 12 months and estimated calendar 1997 and 1998 net income, adjusted market values (equity value, plus net debt) as multiples of, among other things, earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted enterprise values (equity value, plus net debt and capitalized rents) as multiples of, among other things, latest 12 months revenues and earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR"). Net income projections for the Selected Companies were based on estimates of selected investment banking firms and net income projections for the Company were based on internal estimates of the management of the Company. All multiples were based on closing stock prices as of July 29, 1997. Applying a range of selected multiples for the Selected Companies of latest 12 months net income, estimated calendar 1997 and 1998 net income and latest 12 months EBITDA, revenues and EBITDAR of 18.0x to 26.5x, 13.7x to 20.5x, 11.9x to 17.9x, 7.7x to 11.5x, 1.0x to 1.4x and 7.6x to 11.4x, respectively, to corresponding financial data for the Company resulted in an equity reference range for the Company of approximately $1.17 to $2.67 per Share, as compared to the cash consideration in the Offer and the Merger of $4.00 per Share.


     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid in 28 selected transactions in the healthcare industry, consisting of (acquiror/target): Genesis Health Ventures, Inc./The Multicare Companies, Inc.; Apollo Management, L.P. & Living Centers of America Inc./ Living Centers of America Inc.; Living Centers of America Inc./ GranCare, Inc.; Vencor Inc./ Transitional Hospitals

Corporation; Sun Healthcare Group, Inc./ Retirement Care Associates, Inc.; HEALTHSOUTH Corporation/Horizon/CMS Healthcare Corporation; Vencor Inc./TheraTx, Inc.; Genesis Health Ventures, Inc./Geriatric & Medical Companies, Inc.; The Multicare Companies, Inc./ADS Group; Marriott International Inc./Forum Group, Inc.; The Multicare Companies, Inc./Concord Health Group, Inc.; Manor Care, Inc./Beverly Enterprises, Inc.; Living Centers of America Inc./Rehability Corporation; Grancare, Inc./Evergreen Healthcare, Inc.; Vencor Inc./Hillhaven Corporation; Living Centers of America Inc./Brian Care Centers; Hillhaven
Corporation/Nationwide  Care,  Inc.;  Mariner  Health  Care  Inc./  Convalescent
Services, Inc.; Horizon Healthcare Inc./peopleCARE HERITAGE Group; TheraTX, Inc./ PersonaCare, Inc.; Regency Health Services Inc./Care Enterprises, Inc.; The Multicare Companies, Inc./ Providence Health Care Inc.; Mariner Health Group, Inc./Pinnacle Care Group; Sun Healthcare Group, Inc./Mediplex Group, Inc.; Integrated Health Services, Inc./Central Park Lodges, Inc.; Genesis Health Ventures, Inc./Meridian Healthcare, Inc.; Horizon Healthcare Inc./ Greenery Rehabilitation Group Incorporated; and Living Centers of America Inc./Vari-Care, Inc. (collectively, the "Selected Transactions"). Smith Barney compared purchase prices as multiples of, among other things, latest 12 months net income, transaction values as multiples of, among other things, latest 12 months EBITDA and adjusted transaction values (transaction value, plus rents capitalized at 12.5%) as multiples of latest 12 months revenues and EBITDAR. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of latest 12 months net income, EBITDA, revenues and EBITDAR of 17.8x to 26.8x, 8.1x to 12.1x, 1.3x to 1.9x and 7.8x to 11.6x,
respectively, to corresponding financial data for the Company resulted in an equity reference range for the Company of approximately $0.73 to $3.35 per Share, as compared to the cash consideration in the Offer and the Merger of $4.00 per Share.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to the Company or the Offer and the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of the Company for the fiscal years 1998 through 2002, based on internal estimates of the management of the Company for fiscal year 1998 and extrapolated thereafter assuming annual revenue growth rates of 6%, 8% and 10%. The stand-alone discounted cash flow analysis of the Company was determined by (i) adding (x) the present value of projected free cash flows over the five-year period from 1998 to 2002 and (y) the present value of the Company's estimated terminal value in year 2002 and (ii) subtracting the current net debt of the Company. The range of estimated terminal values for the Company at the end of the five-year period was calculated by applying terminal value multiples ranging from 5.0x to 7.0x to the Company's projected 2002 EBITDA, representing the Company's estimated value beyond the year 2002. The cash flows and terminal values of the Company were discounted to present value using discount rates ranging from 18% to 20%. Utilizing such terminal values and discount rates, this analysis resulted in implied equity reference ranges for the Company of approximately $2.74 to $5.45 per Share (assuming an annual revenue growth rate for the Company of 10%), $2.07 to $4.56 per Share (assuming an annual revenue growth rate for the Company of 8%), and $1.46 to $3.78 per Share (assuming an annual revenue growth rate for the Company of 6%), as compared to the cash consideration in the Offer and the Merger of $4.00 per Share.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from, and discussions with, third parties other than Parent; (ii) the Company's historical and projected financial results; (iii) the history of trading prices and volume for the Shares and the relationship between the movement of such common stock and movements in the common stock of comparable companies; (iv) the ownership profile of the Company; and (v) a business and financial profile of Parent.

     Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $1.8 million. The Company has also agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised the Company that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Company and Parent for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to the Company and Parent unrelated to the proposed Offer and Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company and Parent.


     Smith Barney is an internationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience, expertise and familiarity with the Company and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


     Wheat, First Securities, Inc. The Special Committee, on behalf the Company, retained Wheat First to render an opinion as to the fairness, from a financial point of view, to the holders of Shares (other than Parent and its affiliates) of the Offer. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wheat First regularly publishes research reports regarding the long-term care industry and the businesses and securities of publicly owned companies in that industry, including the Company.


     Representatives of Wheat First attended the meeting of the Special Committee on July 30, and the meeting of the Company Board of Directors on July 31, 1997 at which the Merger Agreement was considered and approved. At these meetings, Wheat First expressed an oral opinion that, as of such dates, the Offer was fair, from a financial point of view, to the stockholders of the Company (other than Parent and its affiliates). A letter dated August 1, 1997 confirmed the opinion.

     THE FULL TEXT OF WHEAT FIRST'S OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS OFFER TO PURCHASE. THE SUMMARY OF THE OPINION OF WHEAT FIRST SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION ITSELF. NO LIMITATIONS WERE IMPOSED BY THE SPECIAL COMMITTEE OR BY THE COMPANY BOARD UPON WHEAT FIRST WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED BY IT IN RENDERING THE OPINION. WHEAT FIRST'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE OFFER TO THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER.

     A copy of Wheat First's written presentation has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Commission and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representative of such stockholder who has been so designated in writing and may be inspected and copied, and obtained by mail, from the Commission in the manner specified in "THE OFFER - Certain Information Concerning the Company."


     In arriving at its opinions, Wheat First reviewed certain publicly available business and financial information relating to the Company and Parent and certain other information provided to it, including the following: (i) the Company's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the two fiscal years ended December 31, 1996 and 1995; (ii) the Company's Quarterly Report on Form 10-Q and related financial information for the quarter ended March

31, 1997; (iii) Parent's Annual Reports to stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996, 1995 and 1994; (iv) Parent's Quarterly Report on Form 10-Q and related financial information for the quarter ended March 31, 1997; (v) certain publicly available information with respect to historical market prices and trading activities for the Shares and the Parent's common stock and for certain publicly traded companies which Wheat First deemed relevant; (vi) certain publicly available information with respect to certain comparable companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vii) the Merger Agreement; (viii) other financial information concerning the businesses and operations of the Company and Parent, including certain audited financial information and certain internal financial analyses and forecasts for the Company prepared by the senior management of the Company; and (ix) such financial studies, analyses, inquiries and other matters as it deemed necessary. In addition, Wheat First met with members of the senior management of the Company to discuss the business and prospects of the Company.

     In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of the Company and Parent included in the Merger Agreement, and Wheat First relied upon the management of the Company as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed that the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement in due course without unnecessary delay.

     Additionally, Wheat First considered certain financial and stock market data of the Company and Parent and compared that data with similar data for certain publicly held long-term care companies and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. The Wheat First opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by Wheat First as of the date thereof.

     In connection with rendering its opinions, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Offer to the Company's stockholders was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of the Company.

     In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Merger Agreement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to the Company.

     Wheat First's opinion is just one of the many factors taken into consideration by the Special Committee and the Company Board in determining to approve the Merger Agreement. Wheat First's opinion does not address the relative merits of the Offer and the Merger as compared to any alternative business strategies that might exist for the Company, nor does it address the effect of any other business combination in which the Company might engage.

     The following is a summary of the analyses performed by Wheat First in connection with its oral opinion delivered to the Special Committee on July 30, 1997 and its oral opinion (subsequently confirmed in writing) delivered to the Company Board on July 31, 1997:

     Comparable Acquisitions Analysis: Wheat First performed an analysis of purchase prices in 50 long-term care transactions announced since January 1, 1996. Wheat First deemed seven of these transactions (Sun Healthcare Group's contemplated acquisition of Regency Health Services; Genesis Health Ventures' contemplated acquisition of The Multicare Companies; Grancare's contemplated merger with Living Centers of America; HEALTHSOUTH's contemplated acquisition of Horizon/CMS Healthcare; Sun Healthcare Group's contemplated acquisition of Retirement Care Associates; Vencor's acquisition of TheraTx; and The Multicare Companies' acquisition of Concord Health Group) to be generally comparable and three of these transactions to be most comparable. The three most comparable transactions (Sun Healthcare Group's contemplated acquisition of Regency Health Services; Sun Healthcare Group's contemplated acquisition of Retirement Care Associates; and The Multicare Companies' acquisition of Concord Health Group) were selected based on their respective sizes, profitability and scope of business operations of the acquired companies which were most comparable to the Company. Multiples of revenue, EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and number of beds were compared to the multiples implied by the consideration offered to the stockholders in the Offer and the Merger or enterprise value (defined as equity value plus net debt plus eight times annual rent).

     The following comparisons of the implied consideration or enterprise value based on the Offer Price were based on financial data as of and for the twelve-month period ended March 31, 1997 for the Company and the twelve month reporting period prior to the announcement of each transaction for each acquiree in the selected transactions: (i) an enterprise value over revenue multiple of 1.3x versus the median multiple in the seven generally comparable transactions of 1.6x and the three most comparable transactions of 1.9x; (ii) an enterprise value over EBITDAR multiple of 17.0x versus the median multiple in seven generally comparable transactions of 8.6x and the three most comparable transactions of 11.6x; and (iii) an enterprise value over number of beds value of $38,589 versus the median value in the seven generally comparable transactions of $62,573 and the three most comparable transactions of $44,050.

     Comparable Companies Analysis: Wheat First performed an analysis of market valuation, as of July 30, 1997, of 17 publicly-traded long-term care companies (Advocat, Arbor Health Care, Beverly Enterprises, Genesis Health Ventures, Grancare, Harborside Healthcare, Health Care and Retirement, Horizon Healthcare, Parent, Living Centers of America, Manor Care, Mariner Health, The Multicare Companies, Regency Health, Sun Healthcare, Unison Healthcare and Vencor). Based on size, profitability and scope of business operations, Wheat First deemed four of these companies to be most comparable to the Company. The following comparisons were based on financial data as of and for the twelve-month period ended March 31, 1997 for the Company and the twelve month prior reporting periods for each publicly-traded company: (i) an enterprise value over revenue multiple of 1.3x versus the median multiple of 1.4x and the most comparable companies of 1.2x; (ii) an enterprise value over EBITDAR of 17.0x versus the median multiple of 8.8x and the most comparable companies of 8.2x; and (iii) an enterprise value over number of beds value of $38,589 versus the median multiple of $85,679 and the most comparable companies of $54,679.

     Premiums Paid Analysis: Wheat First compared the premium implied by the Offer to 53 similar sized transactions based on equity values. The one day premium implied by the Offer was 23.1% versus the median of the comparable transactions of 18.9%; the one week premium implied by the Offer was 33.3% versus the median of the comparable transactions of 22.2%; the four week premium implied by the Offer was 8.5% versus the median of the comparable transactions of 29.1%; the three month premium implied by the Offer was 88.2% versus the median of the comparable transactions of 29.2%; and the six month premium implied by the Offer was 28.0% versus the median of the comparable transactions of 31.2%.

     No company or transaction used as a comparison in the above analysis is identical to the Company, Parent or the Merger Agreement. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of the companies used for comparison in the above analysis.

     The Wheat First opinion is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of August 1, 1997. Events occurring after that date could materially affect the assumptions and conclusions contained in the opinion. Wheat First did not undertake to reaffirm or revise its opinion or otherwise comment on any events occurring after the date thereof.

     As compensation for Wheat First's services, the Company agreed to pay Wheat First a fee of $250,000 payable after the delivery by Wheat First of its opinion. The Company has agreed also to reimburse Wheat First for its reasonable out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger Agreement is consummated. The Company has further agreed to indemnify Wheat First against certain liabilities under federal securities laws. The payment of the above fee was not contingent upon Wheat First rendering a favorable opinion with respect to the Merger Agreement. The Special Committee selected Wheat First to serve as its financial advisor in connection with the Merger Agreement on the basis of Wheat First's expertise. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of the Company for its account and the accounts of its customers, and therefore may from time to time hold long or short positions in such securities.

4. POSITION OF PARENT AND PURCHASER REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER


     Parent and Purchaser believe that the consideration to be received by the stockholders of the Company (other than Parent, Purchaser and their affiliates) pursuant to the Offer and the Merger is fair to such stockholders. Parent and Purchaser base their belief on the following factors: (i) a Special Committee consisting of directors who are neither directors or designees of Parent nor persons having a current business relationship with Parent was appointed to represent the interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); (ii) the Special Committee retained and was advised by independent legal and financial advisors; (iii) the Special Committee and the Company Board (with the two directors who are also directors of Parent either abstaining or not attending the meeting) each determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Parent, Purchaser and their affiliates), approved the Merger Agreement and the transactions contemplated thereby and recommended that the stockholders of the Company accept the Offer and the Merger; (iv) the $4.00 per Share price to be paid in the Offer and the Merger and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and a special committee of the Board of Directors of Parent which did not include any persons who were directors or stockholders of the Company, on the other; (v) the consideration to be paid in the Offer and the Merger represents a premium of approximately 25% over the reported closing price for the Shares on the last trading day prior to the public announcement of the Merger Agreement; and (vi) the historical financial performance of the Company and its financial results, which include operating losses in 1996 and the first quarter of 1997 and substantial liquidity problems requiring loans and guarantees from Parent. Parent and Purchaser have reviewed the factors considered by the Special
Committee and the Company Board in support of their decisions, as described in the Solicitation/Recommendation Statement on Schedule 14D-9 and above (see "-Recommendations of the Special Committee and the Company Board; Fairness of the Offer and the Merger"), and have no basis to question their consideration of or reliance on such factors. In reaching their conclusions, Parent and Purchaser also considered generally the current and historical market prices for the Shares. Neither Parent nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusions as to fairness.

5. OPINION OF FINANCIAL ADVISOR TO PARENT

     The Board of Directors of Parent (the "Parent Board") retained Shattuck Hammond to provide financial advisory and investment banking services to Parent in connection with Parent's acquisition of the outstanding Shares of the Company, and to provide an opinion to the Parent Board as to the fairness of such transaction to Parent's stockholders from a financial point of view.

     On June 11, 1997, Shattuck Hammond delivered to the Parent Board its preliminary oral opinion, as investment bankers, that Parent's acquisition of the outstanding Shares (inclusive of estimated common stock equivalents) for $3.50 per share would be fair to Parent's stockholders from a financial point of view. On June 13, 1997, Parent asked Shattuck Hammond whether, in the event Parent were to increase its offer for the outstanding Shares to $4.00 per Share, Shattuck Hammond would be able, based on its analyses, to render an opinion that an acquisition by Parent of the outstanding Shares for $4.00 per Share would be fair to Parent's stockholders from a financial point of view. On June 20, 1997, Shattuck Hammond delivered to the Parent Board its written opinion (the "June 20 Opinion") that Parent's acquisition of the outstanding Shares at $3.50 per Share would be fair to Parent's stockholders from a financial point of view. In addition, on June 20, 1997, Shattuck Hammond orally informed the Parent Board that Shattuck Hammond was prepared to issue a written opinion that Parent's acquisition of the outstanding Shares at up to $4.00 per Share would be fair to Parent's stockholders from a financial point of view. In its oral presentation to the Parent Board on June 20, 1997, Shattuck Hammond noted that in preparing its opinion, it had not taken into account certain potential additional savings which could result from the contemplated transaction, such as interest savings due to refinancing of existing Company debt (inclusive of operating leases), and potential cost savings resulting from reduced insurance premiums for the Company. On July 3, 1997, as a result of Parent's decision to offer $4.00 per Share for the outstanding Shares, Shattuck Hammond withdrew the June 20 Opinion and delivered to the Parent Board its written opinion that Parent's acquisition of the outstanding Shares (inclusive of estimated common stock equivalents) for $4.00 per Share (the "Transaction") would be fair to Parent's stockholders from a financial point of view (such opinion, the "Shattuck Hammond Opinion"). (The Shattuck Hammond Opinion also did not take into account the potential additional savings referred to in the second preceding sentence.)

     The Shattuck Hammond Opinion did not state that any specific price per Share constituted the appropriate price per Share for the Transaction, did not recommend the amount of consideration to be paid and did not constitute a recommendation as to any action that the Parent Board or stockholders should take in connection with the Transaction. The Shattuck Hammond Opinion is directed only to the fairness from a financial point of view to holders of Parent stock of Parent's acquisition of the Shares (inclusive of estimated common stock equivalents) at $4.00 per Share. Shattuck Hammond has expressed no opinion as to the structure, terms or effect of any other aspect of the Transaction, including, without limitation, the tax consequences of the Transaction to Parent or the Company or any stockholder of Parent or the Company. Shattuck Hammond has not been requested to and has not rendered any opinion as to the fairness of the Transaction to either the Board of Directors or stockholders of the Company.

     In connection with the Shattuck Hammond Opinion, Shattuck Hammond (i) reviewed certain publicly available business and historical financial information relating to each of Parent and the Company, (ii) reviewed certain financial information and other data provided to it by Parent and the Company that is not publicly available relating to the business and prospects of each of Parent and the Company, (iii) discussed the businesses, operations and prospects of Parent and the Company with the respective managements of Parent and the Company, (iv) reviewed the historical market prices and trading values of the Shares, (v) reviewed publicly available financial and stock market data with respect to other publicly-traded companies in lines of business Shattuck Hammond believed to be generally comparable to those of the Company, (vi) reviewed publicly available financial information and stock market data with respect to proposed and completed merger and acquisition transactions involving companies in lines of business Shattuck Hammond believed to be generally comparable to those of the Company, and (vii) conducted such other studies, analyses, investigations and inquiries, and considered such other information, as it deemed relevant.

     In rendering the Shattuck Hammond Opinion, Shattuck Hammond assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Parent and the Company or obtained by Shattuck Hammond from other sources, and relied upon the assurances of Parent's and the Company's respective managements that they were unaware of any information or facts that would make the information provided to Shattuck Hammond incomplete or misleading. Shattuck Hammond did not independently verify such information, undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of Parent or the Company, nor was Shattuck Hammond furnished with any such appraisals. With respect to financial forecasts regarding Parent and the Company furnished to Shattuck Hammond by Parent and the Company, respectively, Shattuck Hammond was advised by the respective managements of Parent and the Company, and assumed, that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgment of the respective managements of Parent and the Company as to the respective expected future financial performance of Parent and the Company. In addition, Shattuck Hammond assumed that certain of the Company's facilities would be disposed of at a price, and/or in a manner, consistent with Parent's estimates and that such disposition(s) would not have a material adverse impact on the net equity value of the Company. Shattuck Hammond also assumed that Parent would complete the Transaction in accordance with terms and conditions, and upon definitive documents, that are standard and customary for similar transactions. The Shattuck Hammond Opinion was necessarily based upon market, economic and other conditions that existed and could be evaluated as of the date of such Opinion, and on information available to Shattuck Hammond as of the date thereof. No limitations were imposed upon Shattuck Hammond by Parent with respect to the investigations to be made or procedures to be followed by it in rendering the Shattuck Hammond Opinion.

     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Shattuck Hammond in arriving at the Shattuck Hammond Opinion and do not purport to be a complete description of the analyses performed by Shattuck Hammond. The information presented below is based upon the financial condition of Parent and the Company as of the date or dates shortly before the delivery of the Shattuck Hammond Opinion on July 3, 1997 and share price information through the close of the market on July 3, 1997. In the course of performing its analyses, Shattuck Hammond noted that (i) Dr. Robert N. Elkins, Chairman and Chief Executive Officer of Parent, is a director and stockholder of the Company and at the date thereof beneficially owned approximately 1.7 million Shares, which represented approximately 23% of the outstanding Shares; (ii) John L. Silverman, a director of Parent and executive officer of a subsidiary of Parent, is a director and stockholder of the Company;
(iii) Lawrence P. Cirka, a director and executive officer of Parent, is a stockholder of the Company; and (iv) Timothy F. Nicholson, a director of Parent, is a stockholder of the Company.

     In the preparation of its valuations, Shattuck Hammond utilized pro forma projected results for 1997 on the assumption that the Company would successfully sell or close down 12 of its leased facilities which have been operating at continuing losses (the "Assumed Discontinued Facilities"). In this regard, the financial impact on Shattuck Hammond's valuation analysis of the Company would depend upon the prices (if any) for which the facilities were sold, the outcome of the negotiations with the lessor of 11 of the Assumed Discontinued Facilities and the accounting treatment of the sale or close down. In addition to the financial impact of the Assumed Discontinued Facilities, Shattuck Hammond also believed that pro forma 1997 results were a better indicator of the financial value of the Company due to the Company's discontinuation of certain business operations in 1996 as well as other factors which occurred during 1996 at the Company. Second, Shattuck Hammond examined the financial impact of the Transaction on Parent under two scenarios, one assuming no synergies were realized and the other assuming realization of certain synergies (the |P`Assumed Synergies|P') which Parent believed would be realized in connection with its acquisition of the Company and would result in certain cost savings, namely: (i) reductions in certain selling, general and administrative expenses at the Company, which the Parent estimated at approximately $1.2 million; and (ii) increased pre-tax profit at Parent, which Parent estimated at $500,000, due to the provision of incremental rehabilitation services to Company facilities by Parent.

     Publicly-Traded Comparable Company Analysis. Shattuck Hammond reviewed and compared certain relevant valuation multiples of the Company and Parent to a group of selected, publicly-traded companies considered by Shattuck Hammond to be reasonably comparable to the Company (the |P`Comparable Companies|P') which included: (i) Advocat, Inc.; (ii) Beverly Enterprises, Inc.; (iii) The Multicare Companies Inc.; (iv) Regency Health Services, Inc.; and (v) Sun Healthcare Group, Inc. As discussed above, the Company's pro forma projected results for 1997 were used for valuation purposes. Based on a review of a variety of valuation multiples for the Comparable Companies, Shattuck Hammond be-lieved that valuations based on multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") and price earnings ("P/E") multiples of projected 1997 and 1998 net income provided the most relevant valuation analyses. For valuations based on EBITDA, information on projected 1997 results for the Comparable Companies was not available and, therefore, valuations based on the most current twelve month EBITDA for the Comparable Companies were used by Shattuck Hammond, discounted by 10% and applied to the projected pro forma 1997 results of the Company. Shattuck Hammond calculated a range of EBITDA multiples for the Comparable Companies, Parent and the Company by dividing the business enterprise value ("BEV") for each company (i.e., the number of fully-diluted shares outstanding multiplied by the closing share price on June 6, 1997 plus long-term liabilities less net working capital) by EBITDA. (Long-term liabilities and net working capital are hereafter referred to as the Balance Sheet Adjustments.) In addition, Shattuck Hammond calculated the projected 1997 and 1998 P/E multiples for the Comparable Companies, Parent and the Company by dividing the share price of each company by the projected earnings per share. The projected earnings per share estimates for all companies except the Company were based on a mean consensus estimate by equity research analysts as reported through Bloomberg L.P. The Company's projected earnings per Share were based on projections prepared by the Company and reviewed by Parent. For 1997, the Company's projected earnings per Share were prepared on a pro forma basis.

     This analysis indicated that the average EBITDA multiple for the Comparable Companies was 8.2x, which Shattuck Hammond discounted by 10% as described above and created a high, average and low EBITDA multiple range of 8.4x, 7.4x and 6.4x. Shattuck Hammond then utilized these multiples to calculate Share values for the Company adjusted for the estimated Balance Sheet Adjustments at December 31, 1997 (the |P`Estimated Balance Sheet Adjustments|P'). In the Assumed Synergies scenario, this analysis produced per Share values of the Company of from $5.67 to $2.63 per Share with a mean of $4.15 per Share. In the scenario which did not include the Assumed Synergies, this analysis produced per Share values of the Company of from $3.88 to $1.27 per Share with a mean of $2.57 per Share. Furthermore, the analysis indicated that the average P/E multiples for the Comparable Companies was 14.7x and 12.8x for 1997 and 1998, respectively. Shattuck Hammond then utilized high, average and low projected 1997 P/E multiples of 15.7x, 14.7x and 13.7x and projected 1998 P/E multiples of 13.8x, 12.8x and 11.8x. In the Assumed Synergies case, this analysis produced per Share values of the Company of from $5.74 to $5.01 with a mean of $5.38 based on the Company's pro forma projected 1997 net income and per Share values of $9.60 to $8.20 with a mean of $8.90 based on the Company's projected 1998 net income. In the scenario which did not include the Assumed Synergies, this analysis produced per Share values for the Company of from $3.83 to $3.34 with a mean of $3.59 based on the Company's pro forma projected 1997 net income and per Share values of from $7.91 to $6.77 with a mean of $7.34 based on the Company's projected 1998 net income.

     Discounted Cash Flow Analysis. Shattuck Hammond performed a discounted cash flow analysis of the Company to derive its value by computing the present value of its future cash flow stream utilizing five year projections of the Company provided to Shattuck Hammond by Parent and the Company, terminal EBITDA valuation multiples of 6.0x, 7.0x and 8.0x determined by the methodology described in |P`Publicly Traded Comparable Company Analysis|P' described above, and discount rates of 14%, 16% and 18%, which were approximately 25% higher than the discount rates generally used by Parent. Shattuck Hammond believed that these discount rates were appropriate due to the Company's high leverage and the uncertainty regarding the sale of the Assumed Discounted Facilities. This analysis produced per Share values of the Company after adjusting for the Estimated Balance Sheet Adjustments of from $12.01 to $6.34 with a mean of $8.97 in the Assumed Synergies scenario and $10.54 to $5.28 with a mean of $7.72 in the scenario which did not include the Assumed Synergies.

     Comparable Merger and Acquisition Analysis. Utilizing publicly available information, Shattuck Hammond analyzed the purchase prices and multiples paid or proposed to be paid in three merger or acquisition transactions announced during the previous twelve months in which the target companies were publicly-traded and considered by Shattuck Hammond to be reasonably comparable to the Company (the |P`Comparable Transactions|P'). These transactions (target/acquiror) included Living Centers of America, Inc./GranCare, Inc./Apollo Management, L.P.; Retirement Care Associates, Inc./Sun Healthcare Group, Inc.; and Geriatric & Medical Companies, Inc./Genesis Health Ventures, Inc. Based
on a review of a variety of valuation multiples for the Comparable Transactions, Shattuck Hammond believed that EBITDA multiples (BEV divided by EBITDA) provided the most relevant valuation analysis. This analysis indicated that the average EBITDA multiple for the Comparable Transactions was 8.5x, which Shattuck Hammond discounted by 10%, and created high, average and low EBITDA multiples of 8.7x, 7.7x and 6.7x. Shattuck Hammond then utilized these multiples to calculate per Share values of the Company adjusted for the Estimated Balance Sheet Adjustments. The per Share values were based on the Company's projected pro forma 1997 EBITDA. In the Assumed Synergies case, this analysis produced per Share values for the Company of from $6.12 to $3.09 with a mean of $4.61. In the scenario which did not include the Assumed Synergies, this analysis produced per Share values for the Company of from $4.27 to $1.66 with a mean of $2.96.

     Per Bed Valuation Analysis. Based on discussions with long-term care companies on per licensed bed valuations placed on facilities deemed by Shattuck Hammond to have similar characteristics to those operated by the Company, Shattuck Hammond conducted an analysis of the value of the number of beds operated by the Company. This analysis differentiated between beds which were owned and those which were leased (excluding the Assumed Discontinued Facilities). Shattuck Hammond estimated a range of bed values of $40,000 to $30,000, with a mean of $35,000 for owned beds, and $18,000 to $12,000, with a mean of $15,000 for leased beds. Shattuck Hammond then multiplied these values by the respective number of beds owned and leased by the Company, adjusted for the Estimated Balance Sheet Adjustments, and derived a value per Share range of $3.46 to $0.44 with a mean of $1.95. Shattuck Hammond noted in its oral presentation to the Parent Board that the per bed valuation analysis did not take into account any synergies that Parent expected to derive in conjunction with the Transaction.

     Accretion/(Dilution) Analysis. Shattuck Hammond conducted a per share accretion/(dilution) analysis based on the projected impact of the Transaction on Parent's projected earnings per share. This analysis assumed (i) Parent's estimate of transaction costs, (ii) a $4.5 million loss on the disposition of the Assumed Discontinued Facilities, and (iii) a purchase price per Share of $3.50. Shattuck Hammond created a high, average and low analysis of the accretion/(dilution) impact on Parent's earnings per share by discounting both the Company's 1997 pro forma projected pre-tax income and 1998 projected pre-tax income by 0%, 20% and 30%, respectively. Through this analysis, Shattuck Hammond derived a projected accretion/(dilution) impact on Parent's earnings per share from $0.03 to $0.01 with a mean of $0.02 for 1997, and from $0.09 to $0.05 with a mean of $0.07 for 1998. Shattuck Hammond noted in its June 20 oral presentation to the Parent Board that (i) based on due diligence conducted subsequent to June 11, 1997, Parent believed that the disposal of the Assumed Discontinued Facilities would not result in a material loss and (ii) that the analysis did not take into account any synergies related either to potential interest savings due to refinancing of existing debt and leases or potential cost savings resulting from reduced insurance premiums paid by the Company. Shattuck Hammond further noted that such factors would potentially result in additional accretion to Parent's projected earnings per share.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances. Accordingly, such opinions are not readily susceptible to summary description. In arriving at the Shattuck Hammond Opinion, Shattuck Hammond did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Shattuck Hammond, therefore, believes its analyses must be considered as a whole and that considering any portion of such analyses could create a misleading or incomplete view of the process underlying the Shattuck Hammond Opinion.

     Shattuck Hammond was retained by the Parent Board on the basis of its experience as financial advisors in connection with mergers and acquisitions. The Parent Board retained Shattuck Hammond to provide financial advisory and investment banking services to Parent, and to provide an opinion to the Parent Board as to the fairness of the Transaction to Parent's stockholders from a financial point of view, pursuant to a letter agreement dated June 5, 1997. Pursuant to that agreement, Parent agreed to pay Shattuck Hammond (i) a fee of $100,000 payable upon the signing of such agreement, and (ii) a fee of $200,000 payable on the date of delivery of its opinion as to the fairness to Parent's stockholders from a financial point of view of the proposed transaction, which sum on the date hereof had not been paid.

Parent also agreed to reimburse Shattuck Hammond for expenses including fees and expenses of its legal counsel incurred by it and to indemnify Shattuck Hammond for certain liabilities that may arise out of the rendering of its services or opinions.

     Shattuck Hammond is a nationally recognized investment banking firm. As part of its investment banking business, Shattuck Hammond is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Shattuck Hammond had provided certain investment banking services to Parent from time to time prior to its engagement with respect to the Transaction, including (i) for a fee of $125,000, the delivery of a commercial reasonableness opinion in January 1997 with respect to a line of credit made available to the Company by Parent, partial consideration for which included issuance to Parent of certain Share purchase warrants and the granting of a management contract by the Company to Parent; and
(ii) for a fee of $60,000, which was paid in November 1996, the delivery of a valuation report and fairness opinion in connection with an acquisition unrelated to the Company. Also, in March 1997, Parent engaged Shattuck Hammond pursuant to a written agreement to perform financial advisory services and to render oral and written opinions as to the fairness to Parent's stockholders from a financial point of view of a proposed transaction. This engagement letter provided for payment to Shattuck Hammond of a fee of $100,000 upon execution of the engagement letter, an additional $100,000 fee upon the rendering of an oral fairness opinion and an additional fee of $150,000 upon delivery of a written fairness opinion. The transaction was never consummated and Parent has agreed to pay Shattuck Hammond a total of $100,000 (plus reimbursement of certain expenses) in connection with such engagement. In addition, Shattuck Hammond is serving as Dealer Manager in this Offer for which it will receive a fee of $150,000 and reimbursement of expenses. The management of Parent and Shattuck Hammond are in the process of discussing the potential engagement of Shattuck Hammond to provide additional financial advisory services in the future.

     The Shattuck Hammond Opinion will be made available for inspection and copying at the principal executive offices of Parent during its regular business hours by any interested equity security holder of Parent or such person's representative who has been so designated in writing. In addition, a copy of Shattuck Hammond's written presentation has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Commission and will be available for inspection and copying at the principal executive offices of the Parent during regular business hours by any interested stockholder of the Company or representatives of such stockholder who has been so designated in writing and may be inspected and copied, and obtained by mail, from the Commission in the manner specified in "THE OFFER - Certain Information Concerning the Company."


6. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT AND PURCHASER FOR THE OFFER AND THE MERGER


     Purpose and Structure. The purpose of the Offer is for Parent indirectly to acquire the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by stockholders of the Company (other than Parent and Purchaser) from such stockholders to Parent and to provide the stockholders of the Company (other than Parent and Purchaser) with cash for all of their Shares.

     Under the Delaware GCL and the Company's certificate of incorporation, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Offer is consummated, Parent and Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Pursuant to the Merger Agreement, the purchase by Purchaser of all Shares validly tendered in the Offer and not withdrawn is a condition to the Merger.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the Delaware GCL. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries, including all Shares purchased in the Offer, will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     Under the Delaware GCL, if, following consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after consummation of the Offer without a meeting of the Company's stockholders. In the event all of the conditions to the Offer set forth under "THE OFFER - Certain Conditions of the Offer" shall have been satisfied but there shall not have been tendered to the Purchaser sufficient Shares so that the Merger could be effected without a stockholders' meeting in accordance with
Section 253 of the Delaware GCL, Purchaser may extend the Offer for a period or periods aggregating not more than 15 business days after the later of (i) the initial expiration date of the Offer and (ii) the date on which all the other conditions to the Offer set forth under "THE OFFER Certain Conditions of the Offer" have been satisfied. If, following consummation of the Offer, Purchaser owns less than 90% of the Shares then outstanding, a vote of the Company's stockholders will be required under the Delaware GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "THE OFFER - Certain Conditions of the Offer."

     Parent's Reasons for the Offer and the Merger. Parent determined to pursue the acquisition of the Company because of its determination that the acquisition of geriatric care facilities in rural areas will be an important component in the expansion of its post-acute care network. Parent's recent acquisitions of home healthcare companies have established the Parent's home healthcare capabilities in rural areas, particularly in certain of the areas where the Company has facilities. Parent believes that operating geriatric care facilities in the same area as its home healthcare operations is important to its ability to realize the full value of its home healthcare operations. In addition, the Parent believes that owning the Company will provide it with additional markets for its rehabilitation and other ancillary services, which are currently provided to the Company's facilities in large part by other companies. Parent determined to pursue the acquisition of the Company in its entirety at this time because without the Parent's ongoing financial and operational support and in light of the ongoing consolidation in the healthcare industry, the Company's ability to survive as an independent company is questionable and the Parent is not willing to continue to support the Company as it has over the past several months without the benefits of full ownership. Accordingly, Parent and the Purchaser believe the Offer and the Merger are in the best interests not only of the Company's stockholders, but all of the Company's constituents, including its employees, patients and suppliers.

     As an inducement to Parent to enter into the Merger Agreement, Dr. Elkins has agreed that to the extent the Company's net income to Parent (assuming certain of the Company's existing facilities are sold or closed) after the incorporation of the Company's assets into Parent's operations for the one-year period ending on the first anniversary of the Merger (the "Guaranty Period") is less than the projected net income for the Company as set forth in the projections prepared by the Company and reviewed by Parent in connection with the transactions contemplated by the Merger Agreement for the Guaranty Period, Dr. Elkins will pay to Parent the amount of the shortfall, up to a maximum of his after-tax net proceeds from his sale of Shares in the Offer and the Merger. Dr. Elkins guaranty is conditioned on reimbursement rates for the Company's services, in general, remaining stable or increasing. If reimbursement rates decrease, then Dr. Elkins' guaranty shall be reduced in proportion to the decrease in the reimbursement rate.


7. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     Pursuant to the Merger Agreement, promptly upon completion of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement. See "SPECIAL FACTORS - The Merger Agreement."

     Parent's management has begun, and intends to continue, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable in order best to organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments or that would be desirable to permit Parent to manage the Company. Except as otherwise disclosed in this Offer to Purchase, Parent has no present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets. Parent currently intends to sell or close down 12 to 15 of the Company's facilities by December 31, 1997. Such facilities generated revenue of approximately $18 million to $23 million and pre-tax losses of approximately $4 million to $5 million. Parent has determined that these facilities are located in markets which do not fit within Parent's post-acute care network strategy.

     On July 28, 1997, IHS entered into a letter of intent with Health and Retirement Properties Trust ("HRPT"), the Company's principal landlord and a significant lender to the Company, relating to an agreement-in-principle to restructure the lease and loan agreements between the Company and HRPT if the transactions contemplated by the Merger Agreement are consummated. In April 1997 Parent had guaranteed the Company's obligations to HRPT. Under the agreement-in-principle, (i) Parent or a nominee will purchase 14 facilities, aggregating 1,238 beds, currently owned by HRPT and leased to the Company, (ii) approximately $12.2 million principal amount of loans from HRPT to the Company will be prepaid and the collateral security released, (iii) three facilities mortgage financed by HRPT will be sold to HRPT and leased to Parent or a nominee, (iv) approximately $8.8 million of mortgage indebtedness due HRPT secured by nine facilities owned by the Company will be assumed by Parent or a nominee, (v) leases of 16 facilities operated by the Company will be assumed by Parent or a nominee, and (vi) the leases and mortgages being assumed will be modified to reduce future rent increases and release cash security deposits. Parent will guarantee all lease and mortgage obligations to HRPT, which will receive a $3.7 million modification fee. The restructuring of the Company's lease and loan arrangements with HRPT is subject to the completion of definitive documentation, and there can be no assurance the Company's lease and loan arrangements with HRPT will be restructured on these terms, on different terms or at all.

     As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company (other than Parent) will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

     The Shares are currently traded on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market"). See "THE OFFER - Price Range of the Shares; Dividend Information." Following the consummation of the Merger, the Shares will no longer be quoted on Nasdaq and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "THE OFFER - Effect of the Offer on the Market for the Shares, Margin Regulations and Registration under the Exchange Act." It is expected that if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

8. RIGHTS OF STOCKHOLDERS IN THE MERGER

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the Delaware GCL ("Section 262") to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the proposed Merger). In addition, such dissenting stockholders would be entitled to receive a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than the Merger Consideration.

     Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the opinions of Smith Barney and Wheat First described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 INCLUDED HEREWITH IN ANNEX C. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE GCL.

     Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

9. THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which appears as an Exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date thereof but in no event later than five business days after the date of public announcement of the execution and delivery of the Merger Agreement. The obligation of the Purchaser to commence the Offer and to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver by the Purchaser of the conditions described in "THE OFFER - Certain Conditions of the Offer." Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition, which may only be waived with the Company's consent) and make any other changes in the terms and conditions of the Offer; provided, that, without the consent of the Company, no change may be made which (a) reduces the number of Shares subject to the Offer, (b) reduces the price per Share payable in the Offer, (c) adds to the conditions to the Offer, (d) extends the Offer other than as described in the next sentence, (e) changes the form of consideration payable in the Offer or (f) amends any other term of or adds any new term to the Offer in any manner materially adverse to the Company's stockholders. The Purchaser may, without the consent of the Company, but subject to the Company's right to terminate the Merger Agreement if Shares have not been accepted for payment on or before November 30, 1997, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (iii) extend the Offer from time to time until two business days after expiration of the waiting period under the HSR Act, and (iv) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clauses (i), (ii) or (iii) of this sentence if there shall not have been tendered to the Purchaser sufficient Shares so that the Merger could be effected without a stockholders' meeting in accordance with Section 253 of the Delaware GCL.


     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the Delaware GCL, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. At the Parent's election, any direct or indirect subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser.


     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company, any subsidiary of the Company, the Parent, the Purchaser or any other subsidiary of the Parent, which Shares shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, or Shares held by stockholders who shall have properly demanded and perfected appraisal rights under Section 262) will be cancelled, extinguished and converted into the right to receive $4.00 in cash or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement (the "Merger Consideration"). In addition, as of the Effective Time, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one thousand fully paid and nonassessable shares of common stock, par value $0.0025 per share, of the Surviving Corporation.



     The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have complied with all the provisions of Section 262 of the Delaware GCL will not be converted into the right to receive the Merger Consideration, but will be entitled to receive the consideration as determined pursuant to Section 262 of the Delaware GCL; provided, however, that if, after the Effective Time, such stockholder shall have failed to perfect or shall have withdrawn or otherwise lost his, her or its right to appraisal under the Delaware GCL, such stockholder's Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as described above. The Merger Agreement requires that the Company give Parent prompt notice of any demand for appraisal of Shares received by the Company and the opportunity to participate in and direct all negotiations and proceedings with respect to any demand for appraisal. In addition, the Merger Agreement prohibits the Company from making any payment with respect to, settling or offering to settle or otherwise negotiating any demands for appraisal without Parent's prior consent.

     Purchaser or the designated paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

     The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company and the Purchaser, the Restated
Certificate of Incorporation (the "Certificate of Incorporation") of the Company, as in effect immediately prior to the Effective Time, will be amended to provide that the total number of shares of all classes of stock which the Company has the authority to issue will be 1,000 shares of Common Stock and, as so amended, the Certificate of Incorporation will be the certification of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and under the Delaware GCL. At the Effective Time and without any further action on the part of the Company and the Purchaser, the By-Laws of the Company as in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by law. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or their earlier resignation or removal.

     Pursuant to the Merger Agreement, following the purchase of Shares pursuant to the Offer, if approval of the Merger Agreement by the Company's stockholders is required by law, the Company will, at Parent's request, take all action necessary in accordance with applicable law to convene a meeting of its stockholders as soon as practicable to consider and vote upon the Merger Agreement and the transactions contemplated thereby. The Company will, through the Board of Directors, recommend that the Company's stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including preparing and filing with the Commission under the Exchange Act a proxy statement (the "Proxy Statement") and using its best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after such filing. The Company will, through the Board of Directors, recommend that the Company's stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, subject to the Board of Directors' fiduciary duty under applicable law. At the meeting of the Company's stockholders, the Parent will cause all Shares owned by the Parent, the Purchaser or any other subsidiary of Parent, including all Shares purchased in the Offer, to be voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.


     The Delaware GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a stockholder vote. Accordingly, if, as a result of the Offer, or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser will be able, and intends, to effect the Merger without a stockholder vote.



     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company with respect to, among other things, its organization and the organization and ownership of its subsidiaries, its capitalization, its corporate power and governmental authorization to enter into the Merger Agreement, its filings with the Commission, its financial statements, and the absence of certain changes in its business since March 31, 1997. The Company has also represented and warranted that consummation of the transactions contemplated by the Merger Agreement does not conflict with or result in any breach of any provision of the Certificate of Incorporation and By-Laws of the Company, require any filing with, or permit, authorization, consent or approval of, any governmental entity other than those described in the Merger Agreement, violate any applicable laws or (except as set forth in the disclosure schedule to the Merger Agreement) any material agreements or instruments binding on the Company. Other representations and warranties in the Merger Agreement pertain to the information supplied by the Company in connection with the Offer, the absence of undisclosed liabilities, the Com-pany's employee benefit plans and other compensation arrangements, the absence of certain litigation with respect to the Company, compliance by the Company with applicable law, including environmental and healthcare reimbursement laws, tax matters, the inapplicability of state anti-takeover statutes (except as set forth in the disclosure schedule to the Merger Agreement), including Section 203 of the Delaware GCL, the Company's material contracts, insurance matters, intellectual property matters, labor matters, real estate matters, and the vote required to approve the Merger. The Merger Agreement also contains representations and warranties with respect to the extent of its equity interests in other entities, any brokerage fees payable as a result of the consummation of the Offer and the Merger and the opinions of its financial advisors with respect to the fairness of the consideration to be received pursuant to the Offer and the Merger.



     The Merger Agreement also contains representations and warranties by the Parent and the Purchaser with respect to, among other things, the organization of the Purchaser and the Parent, their authority to enter into the Merger Agreement, the information supplied by them in connection with the Offer and their financial ability to purchase the Shares. The Merger Agreement also contains representations and warranties by the Purchaser and the Parent which address any required consents under any applicable provisions of the HSR Act, the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and the regulations thereunder and applicable state takeover laws. Other representations and warranties by the Purchaser and the Parent state that execution of the Merger Agreement by the Parent and the Purchaser will not conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Parent or the Purchaser, or violate any applicable laws or any agreements or instruments binding on the Parent or its subsidiaries (except as provided in the Merger Agreement).


     Covenants of the Company. Pursuant to the Merger Agreement, until such time as Parent's designees constitute a majority of the members of the Board of Directors of the Company, the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution and delivery of the Merger Agreement and use all reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers, employees and others having business dealings with the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to, without the written consent of Parent or as expressly contemplated or permitted by the Merger Agreement, among other things: (i) (A) declare or pay any dividends on or make any other distributions in respect of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or its subsidiaries, except pursuant to agreements referenced in Section
4.24 of the Merger Agreement or listed in the disclosure schedule thereto; (ii) issue, deliver, sell, pledge or encumber any shares of its capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest, or authorize or propose to do any of the foregoing (other than the issuance of Shares upon exercise of stock options and warrants outstanding as of the date of the Merger Agreement); (iii) amend or propose to amend its certificate of incorporation or by-laws; (iv) enter into any management agreement for any of its assets or acquire or agree to acquire (A) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (v) sell, lease, license, encumber or otherwise dispose of or agree to sell, lease, license, encumber or otherwise dispose of any of its assets, except for the disposition of equipment in the ordinary course of business consistent with past practice; (vi) (A) incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities, guarantee any debt securities of others or enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings for working capital purposes consistent with past practices or (B) make any loans, advances or capital contributions to, or investments in, any person other than in the case of both clauses (A) and (B) any loan from the Company to a direct or indirect wholly-owned subsidiary; (vii) make any tax election that would have a material effect on the Company or settle or compromise any material tax liabilities; (viii) except as otherwise permitted by the Merger Agreement, pay, discharge, settle or satisfy any claim, liability or obligation, other than the payment, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Company's most recent consolidated financial statements included in documents filed with the Commission and liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (ix) except in the ordinary course of business or as otherwise permitted by the Merger Agreement, modify, amend or terminate any material agreement or waive any material rights or claims; or (x) except as provided in the Merger Agreement or required by law, increase the compensation of executive officers or directors, enter into, adopt, amend or terminate any employee benefit plan or any plan, agreement, policy or arrangement for the benefit of any director, officer or current or former employee, or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement (including the grant of, or acceleration of exercisability or vesting of, stock options, stock appreciation rights and restricted stock). In addition, the Company has agreed to (i) provide Parent or its counsel with copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement; and (ii) consult with Parent before filing any material tax return as to the positions and elections to be taken or made with respect to such return, and to take such positions or make such elections as the Company and Parent shall jointly agree.

     Prohibition on Solicitation. The Merger Agreement provides that the Company and its officers, directors, employees, representatives and agents will immediately cease any ongoing discussions or negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal (as defined below); provided that following the cessation of any such discussions or negotiations, future discussions or negotiations with any such parties will be governed by the remaining provisions of this paragraph. Except as set forth in the Merger Agreement, (a) neither the Company or any of its subsidiaries, nor any of its or their respective officers, directors, employees or representatives will encourage, solicit or initiate (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Takeover Proposal or participate in any discussions or negotiations regarding any Takeover Proposal and (b) neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to acceptance of the Shares pursuant to the Offer (a) the Company Board may take, and disclose to the Company's stockholders, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company; provided, that the Company Board will not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Company Board shall have determined in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with the Board of Directors' fiduciary duty under applicable law; (b) the Company may furnish information, in response to an unsolicited Takeover Proposal, to any person pursuant to a confidentiality agreement, and may participate in negotiations concerning such Takeover Proposal, if the Company Board determines in its good faith judgment, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law; and (c) the Company may (subject to the provisions of the Merger Agreement), if the Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, but in each case only at a time that is after the first business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (see "-Fees and Expenses"). Under the Merger Agreement, the Company is obligated to notify the Parent immediately of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company has agreed to keep Parent fully informed of the status and details of any such request or Takeover Proposal.

     For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

     Reasonable Efforts. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto shall use its reasonable efforts to take, or cause to be taken, all actions necessary to (i) comply promptly with all legal requirements which may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and (ii) obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.


     Board of Directors. The Merger Agreement provides that, subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, promptly upon the payment by the Purchaser for any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors of the Company as shall give the Purchaser a majority of the directors; provided that until the Effective Time at least two persons who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company shall be directors of the Company (the "Independent Directors"). Following the election of the Purchaser's designees to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, or (iii) extend the time for performance of Parent's and the Purchaser's respective obligations under the Merger Agreement. The Company will promptly, at the option of the Parent, increase the size of the Board of Directors and/or obtain the resignations of such number of its current directors as is necessary to enable the Purchaser's designees to be elected to and to constitute a majority of the Board of Directors, and will cause the Purchaser's designees to be so elected.

     Treatment of Stock Options and Warrants. Pursuant to the Merger Agreement, the Company has agreed to amend the Company's option plans to provide that if optionees do not exercise their unexercised options to purchase Shares granted by the Company under such plans (the "Options") within 30 days of a notice that the Company proposes to merge into another corporation, then the optionee will receive, in settlement of each Option, a Cash Amount (as defined below) with respect to the number of Shares underlying the unexercised portion of the Option immediately prior to the Effective Time. The Cash Amount payable for each Option shall equal the difference between (i) the product of (a) the Merger Consideration minus the exercise price per Share of each Option and (b) the number of Shares covered by the unexercised portion of the Option and (ii) any applicable withholding taxes. The Company is obligated to give to each optionee notice that the Company proposes to merge into another corporation following the date of the Merger Agreement. The Company's option plans will terminate as of the Effective Time.

     The Merger Agreement provides that, at the Effective Time, each holder of an outstanding warrant to purchase Shares granted by the Company ("Warrants"), whether or not then exercisable, shall, in settlement thereof, receive for each Share issuable upon exercise of such Warrant an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Warrant to the extent such difference is a positive number. The Company has also agreed to use its best efforts to obtain all consents or releases from holders of Warrants necessary to give effect to the transactions contemplated by this paragraph.


     Indemnification and Insurance. Under the Merger Agreement the Purchaser agrees that all rights to indemnification existing in favor of the present or former directors and officers of the Company (as such) or any of its subsidiaries (collectively, the "Covered Persons"), as provided in the Company's Certificate of Incorporation or By-Laws, or the articles of incorporation, by-laws or similar documents of any of the Company's subsidiaries and the indemnification agreements with such present and former directors and officers filed with the Commission and publicly available prior to the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time will survive the Merger and continue in full force and effect in accordance with their terms. In addition, for a period of six years from the Effective Time, Parent shall (i) guarantee such indemnification obligations and (ii) maintain in effect the Company's current officers' and directors' liability insurance policy covering those persons who were covered at the time of the Merger Agreement.

     Conditions to Merger. The respective obligation of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction, prior to the closing of the transactions contemplated by the Merger Agreement, of the following conditions: (a) if necessary under applicable law, the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the Delaware GCL; (b) no legal requirements shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibit or prevent the consummation of the Merger (provided that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; (c) Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer; and (d) the applicable waiting period under the HSR Act shall have expired or been terminated.


     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company, (a) by mutual consent of the Parent and the Company (but only by action of the Independent Directors after the purchase of Shares pursuant to the Offer); (b) by either the Company or the Parent if (i) (x) as a result of the failure of any of the conditions to the Offer the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to November 30, 1997; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent or the Purchaser
(i) prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of certain conditions to the Offer and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company; (ii) if Parent or the Purchaser is entitled to terminate the Offer as a result of the Company Board or any committee thereof having withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, or if the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or the Company Board or any committee thereof has resolved to do any of the foregoing or (iii) if, due to an occurrence, not involving a breach by Parent or the Purchaser under the Merger Agreement, which makes it impossible to satisfy any of the conditions set forth in "THE OFFER - Certain Conditions of the Offer," Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (d) by the Company (i) in connection with entering into a definitive agreement relating to a Superior Proposal in accordance with the Merger Agreement, or (ii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser, as applicable, except, in any case, such breaches and failures which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger, or (iii) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer (provided that the Company may not terminate the Merger Agreement pursuant to this provision if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its subsidiaries, taken as a whole).


     In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and of no effect and there shall be no liability on the part of any party thereto except as described under "Fees and Expenses" below and as otherwise provided in the Merger Agreement; provided, however, that nothing in the Merger Agreement will relieve any party from liability for any breach thereof before termination.

     Fees and Expenses. The Merger Agreement provides that, except as provided in the following paragraph, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.


     Under the Merger Agreement the Company will pay, or cause to be paid, in same day funds, to the Parent (a) a termination fee of $1,000,000 (the "Termination Fee") and (b) all outstanding loans between Parent or any of its subsidiaries and the Company if the Merger Agreement is terminated (w) by the Company in accordance with the provisions described in clause (d)(i) under the heading "Termination" above, (x) by the Parent in accordance with the provisions described in clause (c)(ii) under the heading "Termination" above or (y) by either the Company or Parent in accordance with the provisions of clause (b)(i) above and (I) prior thereto there shall have been publicly announced another Takeover Proposal or an event described in clause (d) under "THE OFFER - Certain Conditions of the Offer" shall have occurred and (II) a Takeover Proposal is consummated on or prior to March 31, 1998. Any amounts payable pursuant to the Merger Agreement shall be payable concurrently with termination of the Merger Agreement in the case of termination pursuant to clauses (w) and (x) above and at the time of consummation of a Takeover Proposal as described in clause
(y)(II) above.


     Amendment; Waiver. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time (as set forth in the Merger Agreement) if, and only if, such amendment is in writing and signed, in the case of an amendment, by the Company, the Parent and the Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment and (ii) after the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver shall be made which by law requires the further approval of such stockholders without obtaining such further approval. Notwithstanding any provision included under this heading "Amendment; Waiver" to the contrary, following the election or appointment of the Purchaser's designees as directors of the Company and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company,
(ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Parent and the Purchaser's respective obligations under the Merger Agreement.

     No failure by any party to assert any of its rights under the Merger Agreement or otherwise shall operate as a waiver thereof.

     Assignment. The Merger Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns, provided that no party may assign any of its rights, interests or obligations under the Merger Agreement without the prior written consent of the other parties thereto, except that the Purchaser may assign any or all of its rights, interests and obligations under the Merger Agreement to any direct or indirect wholly-owned subsidiary of Parent.

10. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     In considering the recommendations of the Company Board and the Special Committee with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that certain officers and directors of the Company have interests in the Offer and the Merger which are described below and which may be in addition to their interests as stockholders of the Company. Stockholders also should be aware that Parent and Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of the current beneficial ownership of approximately 21.0% of the outstanding Shares by Dr. Robert N. Elkins, Parent's Chairman of the Board and Chief Executive Officer, Parent's ownership of warrants to purchase Shares representing approximately 13.5% of the outstanding Shares, the fact that two of the Company's directors (including Dr. Elkins) are directors of Parent, and the management services and loans provided to the Company by the Parent, Parent may be deemed to control the Company. The Special Committee and the Company Board were each aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS Recommendations of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

     Dr. Robert N. Elkins and Mr. John Silverman, two of the Company's directors, are also stockholders, directors and officers of Parent. Dr. Elkins is a stockholder of Parent and the Chairman of the Board and Chief Executive Officer of Parent, and Mr. Silverman is a stockholder of Parent and the Chief Executive Officer of a subsidiary of Parent.

     Michael S. Blass, Esq., a director of the Company, is a partner of Blass & Driggs, which law firm has provided and continues to provide legal services to Parent as well as the Company on matters unrelated to the Merger Agreement. Fees paid to Blass & Driggs by the Parent and the Company in 1996 were $2.6 million and $550,000, respectively.

     Ms. Deborah Lau is a member of the Special Committee. Prior to joining the Company as Chief Operating Officer in 1995, Ms. Lau was an employee of Parent. She has no contractual arrangements, commitments or understandings with Parent. Ms. Lau is currently President and Chief Executive Officer of the Company. Ms. Lau has an employment agreement with the Company. The employment agreement provides for a term of three years commencing October 2, 1995, with automatic one-year extensions on each anniversary thereof unless either party elects not to so extend by giving written notice at least 90 days prior to such anniversary date. Ms. Lau's current base salary is $237,659 per annum, subject to increase annually by a percentage equal to the percentage increase in the Consumer Price Index and such additional amounts as may be determined at the discretion of the Company's Chief Executive Officer. In addition, Ms. Lau may also receive annual bonuses at the discretion of the Company's Chief Executive Officer, subject to a maximum amount equal to 35% of base salary per annum (and a minimum of $56,250) for the year ended December 31, 1996). Because Ms. Lau is now Chief Executive Officer of the Company, the Company intends to have determinations as to salary increases and bonuses made by either the entire Company Board or the Compensation and Options Committee of the Company Board. Ms. Lau's employment agreement provides that the Company may terminate her employment for, among other reasons, cause (as defined) by continuing to pay Ms. Lau her then current base salary for a period of 18 months, provided that if, at the time, less than 18 months remains on the term of her employment agreement, such base salary shall continue for the longer of the remaining term of her employment agreement or 12 months. In the event of a "change of control" of the Company (as defined), Ms. Lau has the right, upon giving 30 days' written notice to the Company within 180 days following such event (or, if terminated by the Company during such 180 day period), to terminate her employment, in which event, Ms. Lau shall be entitled to receive her then base salary for a period of 36 months following the date of such termination and all stock options then held by Ms. Lau shall become fully vested. A "change of control" of the Company is deemed to occur under Ms. Lau's employment agreement: (i) when a person, other than Dr. Robert N. Elkins or an institutional investor becomes the "beneficial owner" of more than 20% or more of the Shares, (ii) in the event of certain mergers or consolidations in which the Company is not the surviving entity,
(iii) in the event of the sale, lease or transfer of substantially all of the Company's assets or the liquidation of the Company, or (iv) if Dr. Elkins ceases to be a director of the Company. The consummation of the transactions contemplated by the Merger Agreement will constitute a "change of control" under Ms. Lau's employment agreement.

     Mr. Wallace Olson is a member of the Special Committee. Mr. Olson has no contractual or other relationship with Parent or any of its affiliates (other than the Company). Mr. Olson was a principal shareholder of Southern Care Centers, Inc. ("Southern Care"), which was merged into a wholly-owned subsidiary of the Company in May 1996. In connection with such transaction, the Company and the selling shareholders of Southern Care (including Mr. Olson) are engaged in a dispute regarding post-closing settlement matters. The Company claims a receivable due from the selling shareholders, including Mr. Olson, of approximately $1.4 million. Such claim has been disputed by the selling shareholders of Southern Care, who have also asserted claims against the Company. See Note 2 to the Company's Consolidated Financial Statements included in Schedule III.

     Information regarding the beneficial ownership of Shares by the Company's directors and executive officers is set forth under "SPECIAL FACTORS Beneficial Ownership of Shares." Messrs. Blass and Silverman, directors of the Company, and Mr. William Krystopowicz, an executive officer of the Company, are parties to a voting agreement in favor of Dr. Elkins with respect to their Shares. See "SPECIAL FACTORS - Share Ownership by Parent, Purchaser and Their Affiliates."

11. SHARE OWNERSHIP BY PARENT, PURCHASER AND THEIR AFFILIATES

     As of July 31, 1997, Parent owns warrants to acquire 1,189,274 Shares, of which warrants to purchase 784,587 Shares have an exercise price below the Offer Price. In addition, the Shares beneficially owned by all executive officers and directors of Parent (including the Shares Dr. Elkins has the right to vote), represent approximately 21.0% of the outstanding Shares on a fully-diluted basis. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of Parent and a director of the Company, beneficially owns 1,600,853 Shares (including 10,989 Shares issuable upon the exercise of options and 737,392 Shares which he has the right to vote pursuant to a voting agreement). Mr. Silverman, a director of Parent and the Company, beneficially owns 8,083 Shares (excluding 35,242 Shares issuable upon the exercise of outstanding options), which Shares are subject to the voting agreement in favor of Dr. Elkins, and other executive officers and directors of Parent beneficially own an aggregate of 187,674 Shares, which Shares are subject to the voting agreement in favor of Dr. Elkins. See "SPECIAL FACTORS - Background of the Offer and the Merger."

     Voting Agreement and Stockholders Agreement. Stockholders of the Company who, at April 25, 1996, owned an aggregate of 737,392 shares of Common Stock (including 287,602 shares owned by a limited partnership in which a limited partnership controlled by Dr. Robert N. Elkins is a general partner and is afforded sole voting power) are parties to a Voting Agreement with Dr. Elkins (the "Voting Agreement"), a director, founder and principal stockholder of the Company, in which such stockholders have agreed that, during the ten-year term of the Voting Agreement (which was effective January 26, 1996), at all meetings of stockholders and in all written consents of stockholders, they will vote all Common Stock owned at the time in the same manner as Common Stock owned by Dr. Elkins (840,472 shares) is voted by him. Each such stockholder has also irrevocably appointed Dr. Elkins as proxy to represent and vote all shares of Common Stock of such stockholder at any meeting of stockholders of the Company and in all actions taken by written consent of stockholders. The Voting Agreement prohibits the parties thereto from transferring their Shares except (i) to an immediate family member who agrees to be bound by the Voting Agreement, (ii) to an entity wholly-owned by such person, which entity becomes a party to the Voting Agreement, (iii) in an underwritten public offering or a sale under Rule 144 under the Securities Act or (iv) pursuant to a pledge to any NASD member firm. Under the terms of the Voting Agreement, the Shares subject to the Voting Agreement cannot be tendered without Dr. Elkins' consent. Common Stock owned by such stockholders will cease to be subject to the Voting Agreement following any sale thereof in an underwritten public offering pursuant to the Securities Act, or in a sale under Rule 144 promulgated under such Act. Parties to the Voting Agreement include Lawrence P. Cirka and John L. Silverman, both of whom are directors and executive officers of Parent and, in the case of Mr. Silverman, a director of the Company, Deborah Lau and Michael Blass, who are directors of the Company, as well as W. Bradley Bennett, Marshall A. Elkins and Marc B. Levin, all of whom are executive officers of Parent. In addition, Equity-Linked Investors, L.P. ("ELI-I") and
Equity-Linked Investors-II, L.P. ("ELI-II") entered into a Stockholders' Agreement, dated as of December 30, 1993 (the "Stockholders' Agreement"), with Dr. Elkins and the Company, pursuant to which ELI-I and ELI-II are collectively entitled to designate two nominees to the Company's Board of Directors. Dr. Elkins has agreed, pursuant to the Stockholders' Agreement, to vote all shares over which he has voting control for the election of such nominees. If the collective ownership of ELI-I and ELI-II and their affiliates falls below 665,907 shares, they will be entitled to one board nominee so long as they or their affiliates own any shares of Common Stock. ELI-I and ELI-II, which currently own an aggregate of 1,331,814 shares of the Company's Common Stock, have had no designees sitting on the Company Board since June 1996. See "SPECIAL FACTORS - Beneficial Ownership of Shares."

     Voting and Tender Agreements. As an inducement and a condition to the Parent and the Purchaser entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, the Parent required that each of Dr. Robert N. Elkins, the Parent's Chairman of the Board and Chief Executive Officer, and ELI-I and ELI-II (together with ELI-I, "ELI") (Dr. Elkins and ELI, each a "Stockholder" and together, the "Stockholders") enter into a Voting and Tender Agreement (the "Tender Agreements") with the Parent and the Purchaser.

     Pursuant to the Tender Agreements, each Stockholder has agreed (i) to tender for sale to the Purchaser, pursuant to the terms of the Offer, the Shares then owned of record or beneficially by such Stockholder and (ii) that during the time that the Tender Agreement is in effect, the Stockholder shall not give, sell, assign, hypothecate, pledge, encumber, grant a security in or otherwise dispose of, any Shares, or any right, title or interest therein or thereto, except to the Purchaser pursuant to the Voting and Tender Agreement. In addition, the Stockholder has agreed that during the time that the Tender
Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Shares (i) in favor of the Merger pursuant to the Merger Agreement and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. In addition, each Stockholder has agreed (i) to grant to Parent, if so requested by Parent, an irrevocable proxy to vote the Shares in a manner consistent with the preceding sentence, (ii) not to join in any action that is inconsistent with, or designed or intended to have the effect of discouraging, the completion of the Merger pursuant to the terms of the Merger Agreement and (iii) not to enter into any agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with the Tender Agreement. The Tender Agreements contain customary representations and warranties by the parties. Under the Tender Agreements, Dr. Elkins is obligated to tender in the Offer the 840,472 outstanding Shares owned by him, as well as the 287,602 Shares owned by a partnership in which a limited partnership controlled by Dr. Elkins is a general partner and is afforded sole voting and dispositive power, and ELI is obligated to tender the 1,331,814 Shares owned by them, representing in the aggregate 2,459,888 Shares, or 32.4% of the outstanding Shares and 46.2% of the 5,329,119 Shares required to meet the Minimum Condition. Under the Tender Agreements, Dr. Elkins will be obligated to vote, to the extent not tendered with his consent, in favor of the Merger the 449,790 Shares which he has the right to vote pursuant to the Voting Agreement.

     The Tender Agreements provide that the Stockholders entered into such agreements solely as the owner of Shares, and that the agreements set forth therein shall in no way prohibit the Stockholder or any of its officers, directors, employees, representatives or agents from taking, or omitting to take, any action as a director, employee, representative or agent of the Company permitted to be taken or omitted under the Merger Agreement.

     In order to induce the Parent, the Purchaser and the Company to enter into the Merger Agreement, the Tender Agreement executed by ELI provides that (i) Parent and the Purchaser released ELI from all debts, obligations and other claims it ever had or now has against ELI, (ii) upon Purchaser gaining control of the Company, Parent and Purchaser would cause the Company to release ELI from all debts, obligations and other claims it ever had or now has against ELI, and
(iii) upon ELI's receipt of the foregoing release from the Company, ELI's release of Parent, the Purchaser and the Company from all debts, obligations and other claims it ever had or now has against the Parent, the Purchaser and the Company would become effective. In order to induce the Parent, the Purchaser and the Company to enter into the Merger Agreement, the Tender Agreement executed by Dr. Elkins provided that upon Purchaser gaining control of the Company, (i) Dr. Elkins would release the Company from all debts, obligations and other claims he ever had or now has against the Company and (ii) the Company would release Dr. Elkins from all debts, obligations and other claims it ever had or now has against Dr. Elkins.

12. BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information, as of July 31, 1997 (except as otherwise indicated), regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, as well as each director of the Company, the Chief Executive Officer of the Company, certain other officers of the Company, and all executive officers and directors of the Company as a group:



                                         AMOUNT AND NATURE OF       PERCENT OF
BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)     CLASS(2)
-------------------------------------   -------------------------   -----------
Robert N. Elkins
 8889 Pelican Bay Boulevard
 Naples, Florida 33963   ............          1,600,853(3)            21.0%

Integrated Health Services
 10065 Red Run Boulevard
 Owing Mills, Maryland 21117   ......          1,189,274(4)            13.5

Equity-Linked Investors, L.P.
Desai Capital Management Incorporated
Rohit M. Desai
 540 Madison Avenue
 New York, New York 10022   .........            665,907(5)             8.8

Equity-Linked Investors-II, L.P.
Desai Capital Management Incorporated
Rohit M. Desai
 540 Madison Avenue
 New York, New York 10022   .........            665,907(5)             8.8

Putnam Investments, Inc.
Putnam Investment Mangement, Inc.
The Putnam Advisory Company, Inc.
 One Post Office Square
 Boston, Massachusetts 02109   ......            417,700(6)             5.5

                                                           AMOUNT AND NATURE OF       PERCENT OF
BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP(1)     CLASS(2)
-------------------------------------------------------   -------------------------   ------------
Deborah A. Lau  .......................................              26,190(7)               *
William J. Krystopowicz  ..............................              64,174(8)(9)            *
Wallace Olson, Esq.   .................................            264,444                 3.5
John L. Silverman  ....................................              43,325(8)(10)           *
Michael S. Blass   ....................................              35,238(8)(11)           *
All current directors and executive officers as a group
 (9 persons) ..........................................           1,969,546(4)(12)        25.6

----------
 *  Less than 1%

(1) The Company has advised Parent and Purchaser that it believes that all beneficial owners named in the table have sole voting and investment power with respect to the Shares they beneficially own. The Shares shown in the table to be beneficially owned include any Shares that the person has the right to acquire within 60 days of July 31, 1997, by the exercise of any Company option of which the Company has knowledge. Shares issuable upon the exercise of options are considered outstanding for the purpose of computing the percentage of outstanding Shares which would be owned by the optionee if the options held by such person and currently exercisable or exercisable within 60 days after July 31, 1997 were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Shares owned by any other person.

(2) Percent of 7,597,801 Shares outstanding as of July 31, 1997, counting as outstanding for each named person all Shares issuable to such person on exercise of Company options that are included in the first column.

(3) Includes (a) 840,472 Shares owned individually by Dr. Elkins, (b) 287,602 Shares (3.8%) owned by a partnership in which a limited partnership controlled by Dr. Elkins is a general partner and is afforded sole voting (subject to the Voting Agreement described above) and dispositive power,
     (c) 449,790 additional Shares (5.9%) subject to the Voting Agreement described above as to which shares Dr. Elkins has sole voting power but no dispositive power, (d) 12,000 Shares owned by his wife as to which Dr. Elkins disclaims beneficial ownership and (e) 10,989 Shares subject to options. Excludes the 1,189,274 Shares issuable upon exercise of warrants held by Parent (see footnote 4), of which Dr. Elkins is Chairman of the Board and Chief Executive Officer. Dr. Elkins disclaims beneficial ownership of Shares deemed beneficially owned by Parent. See "SPECIAL FACTORS - Share Ownership by Parent, the Purchaser and Their Affiliates."

(4) Represents Shares issuable upon exercise of warrants. Excludes the Shares beneficially owned by Dr. Robert N. Elkins (see footnote 3) who is Chairman of the Board and Chief Executive Officer of Parent, as to which Shares Parent disclaims beneficial ownership. Dr. Elkins disclaims beneficial ownership of all warrants held by Parent.

(5) ELI-I and ELI-II are limited partnerships, the general partners of which are Rohit M. Desai Associates and Rohit M. Desai Associates-II, respectively. Mr. Rohit M. Desai is the managing general partner of Rohit
     M. Desai Associates and Rohit M. Desai Associates-II. Mr. Desai is also the sole stockholder, Chairman of the Board and President of DCMI, which acts as an investment advisor to ELI-I and ELI-II. Under the investment advisory agreements between DCMI and each of ELI-I and ELI-II, DCMI has the power to vote and dispose of these Shares. Accordingly, each of DCMI and Mr. Desai may be deemed to be beneficial owners of all 1,331,814 Shares owned in the aggregate directly by ELI-I and ELI-II. DCMI and Mr. Desai each disclaim beneficial ownership of such Shares.

(6) Based on a Schedule 13G filed with the Commission and the Company, which provided information as at December 31, 1996, Putnam Investments, Inc. and its subsidiaries, Putnam Investment Management Inc. and The Putnam Advisory Company, Inc., registered investment advisors, have shared voting power with respect to 45,500 Shares, no voting power with respect to the remaining 372,200 Shares and shared dispositive power as to all 417,700 Shares.

(7)  Includes 16,190 Shares subject to options.

(8) The Shares (and Shares subject to options) owned by such person are subject to the Voting Agreement described above and, accordingly, each such person has no voting power, but has sole dispositive power, with respect to such Shares.

(9)  Includes 31,828 Shares subject to options.

(10) Includes 35,242 Shares subject to options.

(11) Includes 10,989 Shares subject to options.

(12) Includes 105,238 Shares subject to options.

                                   THE OFFER


1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as provided in "THE OFFER - Withdrawal Rights." The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, September 4, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time for which the Offer is open, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition, (ii) the expiration or termination of any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and
(iii) the satisfaction of the other conditions set forth under "THE OFFER Certain Conditions of the Offer."

     Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right (but shall not be obligated), in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer under "THE OFFER - Certain Conditions of the Offer," to
(i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive such unsatisfied condition (other than the Minimum Condition), and purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, and regardless of whether or not any of the events set forth under "THE OFFER - Certain Conditions of the Offer" have occurred, to modify the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the price for the Shares, (iii) add to the conditions set forth under "THE OFFER
- Certain Conditions of the Offer," (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of or add any new term to the Offer in a manner materially adverse to the stockholders. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, but subject to the Company's right to terminate the Merger Agreement if Shares have not been accepted for payment on or prior to November 30, 1997, (i) extend the Offer beyond the Expiration Date, if at the Expiration Date any of the conditions to the Purchaser's obligation to accept for payment, and pay for, Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or in order to obtain any regulatory approval or comply with any other governmental regulation applicable to the transactions contemplated by the Merger Agreement, (iii) extend the Offer from time to time until two business days after expiration of the waiting period under the HSR Act, and (iv) extend the Offer for an aggregate period of not more than 15 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (i), (ii) or (iii) of this sentence if there shall not have been tendered to the Purchaser sufficient Shares so that the Merger could be effected without a stockholders' meeting in accordance with Section 253 of the Delaware GCL. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     There can be no assurances that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under "THE OFFER - Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, subject to the Merger Agreement, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or a change in the dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought or a change in the dealer's solicitation fee, a minimum ten business day period is generally required under the applicable rules and regulations of the Commission to allow for adequate dissemination to stockholders and for investor response.

     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and Share Certificates for tendered Shares must be received by the Depositary at one of such addresses or such Share Certificates must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary) in each case at or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") and the Philadelphia Depository Trust Company ("PDTC") (DTC and PDTC, each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facility systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility, in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered stockholder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on such Share Certificates, with the signature(s) on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     If  Share   Certificates  are  forwarded  to  the  Depositary  in  multiple deliveries, a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates representing all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares) in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery. A "NASDAQ trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof) for such Shares, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TO ANY TENDERING STOCKHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the terms of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar conditions, defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as the stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the fullest extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date thereof). All such powers of attorneys and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon acceptance for payment, all prior powers of attorneys and proxies given by the stockholder with respect to the Shares (and such other Shares and securities) will, without further action, be revoked and no subsequent powers of attorneys and proxies may be given by or any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares the Purchaser is able to exercise full voting and other rights of a record and beneficial stockholder, including rights in respect of acting by written consent, with respect to such Shares and other securities.

     Other Requirements. A tender of Shares pursuant to one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, a stockholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders tendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after October 6, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase or pay for Shares validly tendered for any reason, then, without prejudice to the Purchaser's rights hereunder, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on the particular Share Certificates to be withdrawn, and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of the Eligible Institution), must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth under "THE OFFER - Procedure for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by again following one of the procedures described above under "THE OFFER - Procedure for Accepting the Offer and Tendering Shares" at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Parent, any of their affiliates or agents, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification for any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) as soon as practicable after the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only upon timely receipt by the Depositary of (i) certificates for such Shares or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "THE OFFER - Procedure for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT AFTER THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under "THE OFFER - Withdrawal Rights."

     If any tendered Shares are not accepted for payment for any reason, or if certificates are submitted for more Shares than are tendered, certificates evidencing such unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility pursuant to the procedures set forth under "THE OFFER - Procedure for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for purchase.

     If the Purchaser varies the terms of the Offer by increasing the consideration to be paid per Share, the Purchaser shall pay such increased consideration for all Shares purchased pursuant to the Offer whether or not such Shares have been tendered prior to such increase.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     The following is a summary of certain of the material United States federal income tax consequences of the receipt of cash for Shares pursuant to the Offer or the Merger. This summary is for general information only, is based on the law as currently in effect and does not address all aspects of income taxation that may be relevant to stockholders. For example, this discussion does not address tax consequences under any applicable foreign, state, local or other tax laws. In addition, this discussion does not address the federal income tax consequences of the receipt of cash for Shares pursuant to the Offer or the Merger to particular categories of taxpayers subject to special treatment under the United States federal income tax laws, such as trusts, financial institutions, broker-dealers, persons who are not citizens or residents of the United States, tax-exempt organizations, life insurance companies, employees who acquire their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND AS A RESULT OF CHANGES IN SUCH TAX LAWS, INCLUDING RECENT CHANGES TO APPLICABLE FEDERAL CAPITAL GAINS RATES AND HOLDING PERIODS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be treated as capital gain or loss. Under the Taxpayer Relief Act of 1997, which was recently enacted into law, the effective tax rates and holding periods applicable to capital gains have been modified. The new Act provides that capital gains recognized on the receipt of cash pursuant to the Offer or the Merger will be subject to a 20% maximum rate if the stockholder has held the Shares for more than 18 months at the time of sale. However, a 28% maximum rate would apply if at the time of sale a stockholder has held the Shares for more than one year but not more than 18 months. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period).

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See "THE OFFER - Procedure for Accepting the Offer and Tendering Shares."

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

6. PRICE RANGE OF SHARES; DIVIDEND INFORMATION.

     The Shares, which were initially offered to the public on August 9, 1995 at a price of $9.50 per Share, are traded in the over-the-counter market and are quoted on the Nasdaq National Market under the symbol "CCAI".

     The following table sets forth, for the quarters indicated, the high and low sale prices for the Shares on the Nasdaq National Market based on the Company's 1996 Annual Report on Form 10-K (the "Company's 1996 Form 10-K") by the Dow Jones Historical Stock Quote Reporter and other publicly available sources.

                                                  High              Low
                                                -------           ------
     Fiscal 1995:
       Third Quarter (from August 9)  ......     $  14           $ 9 3/4
       Fourth Quarter  .....................        14 5/8         9 3/4


                                                 High               Low
                                                -------            -----
     Fiscal 1996:
       First Quarter   ......................   $  15  1/2       $ 9
       Second Quarter  .....................       13  5/8         9  1/4
       Third Quarter   .....................       12  3/8         6
       Fourth Quarter  .....................        8  1/8         3  1/2


                                                 High              Low
                                                ------            -----
     Fiscal 1997:
       First Quarter   ........................  $  4 5/8        $ 2 3/8
       Second Quarter  ........................     3 7/8          1 3/8
       Third Quarter (through August 6)  ......     4              2 7/8


     On July 31, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing price of the Shares as reported on the Nasdaq National Market was $3.1875. As of August 6, 1997, the last full trading day prior to commencement of the Offer, such closing price was $3.8125. Stockholders are urged to obtain current market quotations for the Shares.

     The Purchaser has been advised by the Company that since the Company's initial public offering in August 1995, the Company has neither paid nor declared any dividends on the Shares, and that it does not intend to declare any dividends in the foreseeable future. The Company's bank revolving credit facility prohibits the payment of cash dividends on the Shares, and each of the Company's leases for its long-term care facilities contains provisions that may limit the amount of cash dividends that the Company may pay.

     Under the terms of the Merger Agreement, the Company has agreed that it will not (i) declare or pay any dividends on or make any distributions in respect of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for such shares of capital stock, (iii) except as permitted by the Merger Agreement, repurchase, redeem or otherwise acquire any shares of its capital stock or (iv) issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or other ownership interest (other than the issuance of shares of Common Stock upon the exercise of certain options and warrants described in the Merger Agreement).

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, MARGIN REGULATIONS AND REGISTRATION UNDER THE EXCHANGE ACT.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require the issuer have (i) at least 200,000 publicly held shares with a market value of $1,000,000, (ii) 400 stockholders or 300 stockholders of round lots, (iii) net tangible assets of $1,000,000, $2,000,000, or $4,000,000, depending on the profitability of the issuer during the four most recent fiscal years and (iv) a minimum bid price per share of $1.00 or, in the alternative, market value of public float of $3,000,000 and $4,000,000 of net tangible assets. The NASD has filed with the Commission proposed rule changes which would materially increase the foregoing maintenance criteria. In the event that Shares were no longer eligible for Nasdaq National Market quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. The Company has informed the Purchaser that as of August 1, 1997 there were approximately 80 stockholders of record of the Shares and in excess of 2,000 beneficial owners of Shares. If as a result of the Offer, the Shares no longer meet the requirements of the NASD for continued trading and the trading of Shares on the Nasdaq National Market is discontinued, the market and prices for the Shares could be adversely affected.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Registration Under the Exchange Act. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to the stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq National Market reporting.

     The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, trading of the Shares on the Nasdaq National Market will be discontinued, and the registration of the Shares under the Exchange Act will be terminated, following consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or taken from, or based upon, publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this section and elsewhere in this Offer to Purchase is derived from the Company's 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company's 1997 Form 10-Q"). The summary information set forth below is qualified in its entirety by reference to such documents (which may be obtained and inspected as described below under "Available Information") and should be considered in conjunction with the more comprehensive financial and other information in such documents and other publicly available reports and documents filed by the Company with the Commission. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are not known to the Purchaser.

     General. The Company was incorporated on December 28, 1992 as a Delaware corporation under the name ElderCare of America, Inc. and changed its name to Community Care of America, Inc. on October 13, 1993. The Company's principal executive offices are located at 3050 North Horseshoe Drive, Suite 260, Naples, Florida 34104, and its telephone number is (941) 435-0085.

     According to the Company's 1996 Form 10-K, the Company develops and operates skilled nursing facilities in medically underserved rural communities. The Company's strategy is to enter rural areas through the acquisition of long-term care facilities which serve as platforms from which to develop networks that provide an array of healthcare and related services. The Company believes that long-term care facilities in rural communities generally represent underutilized assets to which other services can be added to extend high quality, cost-effective solutions to address unmet basic healthcare needs for those who live in rural locations. The Company's strategy is designed to coordinate flexible, community-based healthcare services, including long-term care, rehabilitation, adult day care, home healthcare, assisted living and transportation services. The Company also affiliates with other healthcare providers whose patients can benefit from utilizing the Company's other services. During 1996, the Company achieved a growth of 37.4% in revenues (before a $1.9 million revenue adjustment in 1996) above 1995 levels which was largely attributable to the acquisition or management of eight facilities in the Southeast.

     As of August 7, 1997, the Company operated 54 licensed long-term care facilities with 4,450 licensed beds, one rural healthcare clinic, two outpatient rehabilitation centers, one child day care center and 115 assisted living units within six of the communities which the Company serves. The Company currently operates in Alabama, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Maine, Missouri, Nebraska, Texas and Wyoming.

     Directors  and  Officers.  The  name,  address,   principal  occupation  or
employment, five-year employment history and citizenship of each director and executive officer of the Company is set forth on Schedule II hereto.

     Summary Historical Financial Data. The selected consolidated financial data with respect to the Company and its subsidiaries set forth below and the information set forth in Schedule III hereto has been excerpted or derived from information contained in the Company's 1996 Form 10-K and the Company's 1997 Form 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial data and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission and the NASD in the manner set forth below under "Available Information." A copy of the financial statements set forth in the Company's 1996 Form 10-K is reproduced as Schedule III hereto.

                        COMMUNITY CARE OF AMERICA, INC.
                  SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       THREE MONTHS
                                                                 YEARS ENDED DEC. 31,                 ENDED MARCH 31,
                                                        ---------------------------------------   -----------------------
                                                         1994         1995           1996          1996         1997
                                                        ----------   ----------   -------------   ---------   -----------
Statement of Operations Data:
Total revenues   ....................................   $ 57,492      $94,178      $ 127,512      $28,945      $32,694
Operating expenses  .................................    57,098        90,690        133,754       26,766       33,333
Loss on impairment of investments and other
 non-recurring charges ..............................         -             -         22,128            -            -
Operating income (loss)   ...........................       394         3,488        (28,370)       2,179         (639)
Earnings (loss) before extraordinary charge .........       394         2,441        (18,905)       2,179         (639)
Net earnings (loss) .................................       394         1,449        (18,905)       1,352         (477)
Dividends-preferred stock ...........................      (653)         (408)             -            -            -
Net earnings (loss) applicable to common stock          $  (259)      $ 1,041      $ (18,905)     $ 1,352      $  (477)
                                                        ========      =======      =========      ========     =======
Net earnings (loss) per share   .....................   $ (0.13)      $  0.22      $   (2.56)     $  0.19      $ (0.06)
                                                        ========      =======      =========      ========     =======
Weighted average number of common and com-
 mon equivalent shares outstanding                        2,041         4,840          7,385        7,198        7,598
                                                        ========      =======      =========      ========     =======
                                                                December 31,
                                                    -------------------------------------   March 31,
                                                        1994        1995        1996         1997
                                                    ---------   ---------   -------------   ----------
Balance Sheet Data:
Working capital (deficit)   .....................   $ 2,276     $ 4,488      $ (10,952)     $(9,801)
Total assets ....................................    62,375      93,290        102,119      102,686
Long-term debt, including current portion  ......    33,086      35,665         60,371       60,172
Redeemable preferred stock and common stock
 subject to repurchase   ........................     5,908       2,181              -            -
Stockholders' equity  ...........................     4,745      31,241         16,003       15,526

     Certain Company Projections. In connection with the Parent's and the Purchaser's due diligence review of the Company and in the course of the negotiations between the Company, the Parent and the Purchaser and their respective advisors described in "SPECIAL FACTORS - Background of the Offer and the Merger" which led to the execution of the Merger Agreement, the Company provided the Parent and the Purchaser with certain projections of future operating performance of the Company which the Parent and the Purchaser believe are not publicly available. Such projections, which were prepared as part of the effort to sell the Company, cover the six-year period beginning with 1997 and assumed that 12 facilities would be sold or closed by the end of 1997. Such projections did not take into account any of the potential effects of the transactions contemplated by the Offer or the Merger.


             COMMUNITY CARE OF AMERICA, INC. MANAGEMENT PROJECTIONS
                                 (in thousands)

                                             YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------------
                           1997       1998       1999       2000       2001       2002
                         ---------- ---------- ---------- ---------- ---------- ---------
Total revenue  .........   $107,475   $117,423   $129,166   $142,082   $156,290   $171,91
Operating income  ......     20,289     25,549     28,104     30,914     34,005     37,40
Net income  ............      1,967      4,734      6,332      8,229     10,466     12,78

     THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO THE PARENT AND THE PURCHASER BY THE COMPANY. THE COMPANY HAS INFORMED

THE PARENT AND THE PURCHASER THAT THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY HAS ALSO INFORMED THE PARENT AND THE PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO THE PARENT AND THE PURCHASER WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS WHICH THEMSELVES ARE BASED ON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, THE PURCHASER OR THE PARENT OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTIONS WERE BASED, NONE OF WHICH WERE APPROVED BY THE PARENT OR THE PURCHASER, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. NONE OF THE PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF ANY OF SUCH PROJECTIONS. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER THE PURCHASER NOR THE PARENT HAS RELIED ON THEM AS SUCH. NONE OF THE PARENT, THE PURCHASER OR THE COMPANY, OR THEIR RESPECTIVE FINANCIAL ADVISORS, OR ANY OTHER PARTY, INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE. THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY, THE PARENT AND THE PURCHASER HAVE NOT EXAMINED, REVIEWED OR COMPILED THESE PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THEM.

     Available Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, the remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies may be obtained by mail, upon payment of the Commission's customary fees, from the Public Reference Section of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company (and other registrants that file electronically with the Commission). The address of such Web site is (http://www.sec.gov). Such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

     Purchaser. The Purchaser, a Delaware corporation and wholly owned subsidiary of the Parent, was incorporated on July 31, 1997 for the purpose of acquiring the Company and has not engaged in any other business activity except in connection with the Offer and the Merger. The Purchaser maintains executive offices c/o Parent, 10065 Red Run Boulevard, Owings Mills, Maryland 21117, and its telephone number at such address is 410-998-8400.

     Parent. Parent (NYSE:IHS) is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. Parent's post-acute care services include subacute care, home care and inpatient and outpatient rehabilitation, hospice and diagnostic services. Parent's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed


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


care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. Parent's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. Parent believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. The Parent's post-acute care network currently consists of approximately 1,100 service locations in 41 states.

     Parent presently operates 172 geriatric care facilities (116 owned or leased and 56 managed) and 158 medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located within 84 of these facilities. Parent offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. Parent has recently expanded significantly its home healthcare services, and now offers home nursing, infusion, respiratory and rehabilitation services.

     Parent was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. Parent's principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400.

     Directors and Officers. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and of each executive officer of the Parent and the Purchaser are set forth in Schedule I hereto.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, Parent files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning the directors and officers of Parent, the remuneration and stock options granted to them, the principal holders of its securities and material interests of such persons in transactions with Parent. Such reports, proxy statements and other information should be available for inspection and copying at the Commission in the same manner as set forth with respect to information concerning the Company in "THE OFFER - Certain Information Concerning the Company." Such material should also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005. The financial statements set forth in Part I of Parent's Quarterly Report on 10-Q for the quarter ended March 31, 1997 and pages 55-92 of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 are incorporated herein by reference.

     Except for the 1,600,853 Shares beneficially owned by Dr. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of Parent and a director of the Company (including 737,392 Shares which Mr. Elkins has the right to vote pursuant to the Voting Agreement and 10,939 Shares issuable upon the exercise of outstanding options), the 8,083 Shares and options to purchase 35,242 Shares owned by Mr. John L. Silverman, an employee and director of Parent and a director of the Company (which Shares are subject to the Voting Agreement), the 187,674 Shares owned by certain other executive officers and directors of Parent (which Shares are subject to the Voting Agreement) and warrants to purchase 1,189,274 Shares owned by Parent (see "SPECIAL FACTORS Background of the Offer and the Merger"), none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto or any associate of the Purchaser or the Parent, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any securities of the Company. Neither the Purchaser, the Parent, nor to the best knowledge of the Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the securities of the Company during the past 60 days.

     Except as described in this Offer to Purchase, and except for the warrants to purchase Shares issued by the Company to the Parent and the Voting Agreement to which Dr. Elkins is a party (see "SPECIAL FACTORS - Background of the Offer and the Merger" and "SPECIAL FACTORS - Share Owner-



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


ship by Parent, Purchaser and Their Affiliates"), neither the Purchaser nor Parent, nor to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, neither the Purchaser, the Parent, nor to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has had since the formation of the Company any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchase, since the formation of the Company, there have been no contacts, negotiations or transactions between the Purchaser, the Parent or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that approximately $36.4 million will be required to (i) purchase Shares pursuant to the Offer and the Merger, (ii) pay the holders of outstanding stock options an amount equal to the excess of the price per Share pursuant to the Offer over the exercise price of such stock option, multiplied by the number of Shares subject to such stock option, (iii) pay the holders of outstanding warrants an amount equal to the excess of the price per Share pursuant to the Offer over the exercise price of such warrant, multiplied by the number of Shares subject to such warrant, and (iv) pay the fees and expenses related to the Offer.

     The Purchaser will obtain the necessary funds for the Offer from the Parent. The Parent will obtain such funds from (i) its working capital and (ii) borrowings under its revolving credit facility. The Parent has sufficient availability under the revolving credit facility to provide the required funds.

     On May 15, 1996, the Parent entered into a $700 million revolving credit facility, including a $100 million letter of credit subfacility, with Citibank, N.A., as Administrative Agent, and certain other lenders (the "Credit Facility"). The Credit Facility consists of a $700 million revolving loan which reduces to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. The $100 million subcommitment for letters of credit will remain at $100 million until final maturity. The Credit Facility is guaranteed by the Parent's subsidiaries and secured by a pledge of all of the stock of substantially all of the Parent's subsidiaries. At the option of the Parent, loans under the Credit Facility bear interest at a rate equal to either
(i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on certain financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of the borrowing selected by the Parent. The Credit Facility limits the Parent's ability to incur indebtedness or contingent obligations, to make additional acquisitions, to create or incur liens on assets, to pay dividends and to purchase or redeem the Parent's stock. In addition, the Credit Facility requires that the Parent meet certain financial tests, and provides the banks with the right to require the payment of all of the amounts outstanding under the Credit Facility if there is a change in control of the Parent or if any person other than Dr. Robert N. Elkins, Parent's Chairman and Chief Executive Officer, or a group managed by Dr. Elkins owns more than 40% of the Parent's capital stock. Amounts repaid under the Credit Facility may be reborrowed until June 30, 2002. Citibank, N.A. is acting as the Depositary for the Offer.

     Parent anticipates that borrowings under the Credit Facility will be repaid from operating cash flow of the Parent, the Company and its subsidiaries or other sources, which may include the proceeds of debt or equity financings of Parent. No decisions have been made concerning these matters and such decisions will be made based on the Parent's review of its business and the advisability of particular transactions, as well as on prevailing interest rates and other financial and market conditions.

     A copy of the Parent's revolving credit facility has been filed with the Commission. Reference is made to such exhibit for a more complete description of the terms and conditions of such document.

11. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute a majority of the outstanding shares of Common Stock of the Company on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" means, as of the date of the purchase of Shares pursuant to the Offer, the number of Shares outstanding, together with all Shares of the Company issuable pursuant to options and warrants) and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of the Parent or any of its subsidiaries which constitutes a breach of the Merger Agreement):

       (a) there shall be threatened, instituted or pending by any person or any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic, foreign or supranational (a "Governmental Entity") any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or the Purchaser any damages not covered by insurance which in the reasonable judgment of Parent are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or impose any limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries, (iii) seeking to impose limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of any Shares including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (v) which otherwise in the reasonable judgment of Purchaser are likely to have a material adverse effect on the Company;

       (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that in the reasonable judgment of Parent is likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

       (c) there shall have occurred any events that, either individually or in the aggregate, have caused or in the reasonable judgment of the Parent are likely to cause a material adverse change with respect to the Company;

       (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

       (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

       (f) the Company shall have failed to perform or cure within the applicable cure period any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

       (g) the Merger Agreement shall have been terminated in accordance with its terms;

       (h) there shall have occurred (i) any general suspension of, or limitation of prices for, trading in securities on the New York Stock Exchange or NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of war, armed hostilities or other international or national calamity directly involving the Armed Forces of the United States, (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions and (v) in the case of any of the foregoing existing at time of the commencement of the Offer, a material acceleration or worsening thereof; or

       (i) the Parent, Purchaser and the Company shall not have procured consents (i) to transfer of healthcare licenses in the States of Alabama, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Maine, Missouri,
    Nebraska, Texas and Wyoming, (ii) to transfers of the Certificates of Need in the States of Alabama and Maine and (iii) from Healthcare and Retirement Properties Trust and Daiwa Healthco 2, L.L.C., the Company's lenders.

     The foregoing conditions are for the sole benefit of the Purchaser and the Parent, may be asserted by the Purchaser and the Parent, in whole or in part, at any time and from time to time, in the reasonable judgment of the Purchaser and Parent regardless of the circumstances giving rise to any such condition (other than a breach by the Parent or the Purchaser), and may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right that may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall be returned forthwith by the Depositary to the tendering stockholders.

12. CERTAIN LEGAL MATTERS.

     General. Except as described in this section, based on its review of publicly available filings by the Company with the Commission, other publicly available information concerning the Company and materials which have been provided to the Parent or the Purchaser by the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries taken as a whole that is likely to be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) pursuant to the Offer or, except as set forth below, of any filings, approval or any other action by any domestic or foreign governmental or administrative authority that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer. However, should any such approval or other action be required, it is currently contemplated that such approval or action would be sought except as described below in this section under "State Takeover Laws." Except as permitted by the condition described under "THE OFFER - Certain Conditions of the Offer," there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or take such other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. Section 203 of the Delaware GCL prohibits a Delaware corporation such as the Company from engaging in a "Business Combination"
(defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder,
(b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 662|M/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Parent has been an Interested Stockholder of the Company for more than three years as a result of the ownership of Shares by Dr. Robert N. Elkins, Parent's Chairman of the Board and Chief Executive Officer. The Purchaser was formed after approval of the Offer, the Merger and the Merger Agreement by the Company Board.
Accordingly, the Company, Parent and the Purchaser believe Section 203 is inapplicable to the Offer and the Merger.

     A number of other states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business, or whose business operations otherwise have substantial effect, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover statutes. Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer.

     Antitrust Laws. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See "THE OFFER - Certain Conditions of the Offer."

     Purchaser expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Purchaser. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the 10th day after substantial compliance by Purchaser with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company by the Purchaser. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the proposed Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances.

     Based upon the examination of publicly available information relating to the business in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the outcome will be. See "THE OFFER - Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Federal and State Healthcare Regulatory Authorities. The Company owns, operates and/or manages long-term care and assisted living facilities. The facilities are operated in Alabama, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Maine, Missouri, Nebraska, Texas and Wyoming.

     The regulatory  requirements  of these  jurisdictions  require notice of or approval prior to any direct or indirect change in ownership, control or management of any of the facilities or services. These regulatory requirements include, without limitation, those providing for licensure, certificate of need or similar laws restricting development and/or expansion activities ("CON laws" or "CON"), participation in the Medicaid program, as well as federal laws regarding participation in the Medicare and the Medicaid programs. To the extent that the consummation of the Offer or the consummation of the Merger is determined to constitute any such change in ownership, control or management of facilities under the applicable regulatory requirements, consummation of the Offer and the consummation of the Merger would be subject to compliance with the regulatory requirements of the applicable state, as well as any applicable federal laws and receipt, to the extent applicable, of any required approvals or other authorization. The state and federal requirements are subject to interpretation by the various agencies and may, in certain instances, be subject to waiver.

     Pursuant to federal Medicare program standards, providers must notify the Medicare program as promptly as possible upon initiating negotiations for a change of ownership but in no event later than 15 working days after the transaction causing the change in ownership occurs. When a provider undergoes a change in ownership, the provider must also file a final cost report no later than 45 days following the change in ownership. According to Medicare program standards, the merger of the provider corporation into another corporation, or the consolidation of two or more corporations, resulting in the creation of a new corporation constitutes a change in ownership. However, transfer of corporate stock or the merger of another corporation into the provider corporation does not constitute a change in ownership.

     Alabama. The Alabama CON standards exempt from review a transfer of ownership interest in a long term care facility; however, licensure requirements include a letter of non-reviewability from the State Health Planning and Development Agency. The licensure regulatory requirements provide the notice of any change of ownership of a long term care facility be filed with the
Department of Public Health, Division of Licensure and Certification approximately 30 days prior to the change of ownership.

     Colorado. The Colorado licensure requirements provide that a letter of intent must be submitted to the Department of Public Health and Environment ("DPHE") at least 30 days prior to any change of ownership or control of a long term care facility. Such notification must explicitly detail the pending transaction. DPHE will evaluate the letter of intent and if deemed a change of ownership, DPHE will forward an application, which must be completed and filed with DPHE at least 30 days prior to the change occurring. Additionally, Health Care Policy and Financing ("HCPF") must be notified at least 60 days prior to a transfer of ownership or control of a long term care facility participating in the Colorado Medicaid program. Notification of HCPF must sufficiently detail the transaction, including any Purchase Agreement, for evaluation of the necessity of issuing new provider numbers.

     Florida. The Florida CON standards exempt from CON review a transfer of ownership in a long term care facility. The regulatory requirements provide that a transfer of corporate stock does not constitute a change in ownership; however, the Florida Agency for Health Care Administration requires notification prior to the final transfer.

     Georgia. The Georgia CON standards exempt from CON review a transfer of ownership in a long term care facility. The Georgia regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the Georgia Office of Regulatory Services at least 30 days prior to the final transfer.

     Iowa. The Iowa CON standards exempt from CON review a transfer of ownership in a long term care facility. The Iowa regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the Iowa Health Facilities Division at least 30 days prior to the final transfer.

     Kansas. The Kansas regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the State of Kansas Department of Health and Environment, Bureau of Adult & Child Care at least 30 days prior to the final transfer.

     Louisiana. The Louisiana CON standards exempt from CON review a transfer of ownership in a long term care facility. The Louisiana regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the Louisiana Department of Health and Hospitals, Bureau of Health Services Financing, Health Standards Section at least 30 days prior to the final transfer.

     Maine. The Offer and the Merger will not require any licensing notification in the State of Maine.

     Missouri. The Missouri CON standards exempt from CON review a transfer of ownership in a long term care facility. The Missouri regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the Missouri Department of Social Services, Division of Aging at least 30 days prior to the final transfer.

     Nebraska. The Nebraska CON standards exempt from CON review a transfer of ownership in a long term care facility. The Nebraska regulatory requirements provide that notification to the Nebraska Department of Health, Division of Licensing of a change in ownership or control of a long term care nursing facility must occur within 48 hours of such change. Completed license applications, for information purposes, including applicable fees, are to be provided to the NDOH at least 30 days prior to the final transfer.

     Texas. The Texas regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the Texas Department of Human Services, Licensing Section at least 30 days prior to the final transfer.

     Wyoming. The Wyoming regulatory requirements provide that notification of a change in ownership or control of a long term care nursing facility be provided to the Wyoming Office of Health Quality at least 30 days prior to the final transfer.

     Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured by directly or indirectly by margin stock. The Purchaser and the Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

13. FEES AND EXPENSES.

     Shattuck Hammond is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Shares. Parent has agreed to compensate Shattuck Hammond for its services as Dealer Manager and its financial advisory services and to reimburse Shattuck Hammond for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and has also agreed to indemnify Shattuck Hammond against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     The Purchaser has retained Citibank N.A. to act as Depositary and MacKenzie Partners, Inc. to serve as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and nominee stockholders to forward materials relating to the Offer to beneficial owners. The Purchaser has agreed to pay each of the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify each of them against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The following is an estimate of expenses to be incurred in connection with the Offer and the Merger:

     Expenses To Be Paid By Purchaser And Its Affiliates:
       Financial Advisor/Dealer Manager   ...............   $  450,00
       Legal Fees .......................................      225,00
       Printing and Mailing   ...........................      110,00
       Filing Fees   ....................................       75,00
       Depositary Fees  .................................       50,00
       Information Agent Fees ...........................        7,50
       Miscellaneous ....................................       82,50
                                                           ----------
        Total  ..........................................   $1,000,00
                                                           ==========
     Expenses To Be Paid By The Company:
       Financial Advisors  ..............................   $2,050,00
       Legal Fees .......................................      200,00
       Printing and Mailing   ...........................       50,00
       Miscellaneous ....................................       50,00
                                                           ----------
        Total  ..........................................   $2,350,00
                                                           ==========

14. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, and Parent, Purchaser and the Company have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3, together with exhibits, pursuant to Rule 13e-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board and the Special Committee with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth under "THE OFFER - Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).




                                        IHS ACQUISITION XXVI, INC.


August 7, 1997

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                            OF PARENT AND PURCHASER

     Directors and Executive Officers of Parent. The name of each director and each executive officer of Integrated Health Services, Inc. is set forth below. The business address of each executive officer is 10065 Red Run Boulevard, Owings Mills, Maryland 21117, telephone: 410-998-8400, except that the business address for each of Messrs. Cirka and Robert N. Elkins is 8889 Pelican Bay Boulevard, Naples, Florida 34108. Each person is a citizen of the United States of America. The present principal occupation of employment of each person listed below and such person's five-year employment history is set forth next to his or her name.







   NAME, ADDRESS AND PRESENT               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     POSITION WITH PARENT               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------   -----------------------------------------------------------
ROBERT N. ELKINS, M.D                Robert N. Elkins,  M.D. has been  Chairman of the Board and
 CHAIRMAN OF THE BOARD AND CHIEF     Chief Executive Officer of Parent since March 1986 and also
 EXECUTIVE OFFICER                   served as President from March 1986 to July 1994. From 1980 until  co-founding  Parent  with  Timothy F.  Nicholson,  a director of Parent,  in 1986,  Dr.  Elkins was a co-founder and Vice  President of Continental  Care Centers,  Inc., an
                                     owner and operator of long-term healthcare facilities. From
                                     1976 through 1980,  Dr. Elkins was a practicing  physician.
                                     Dr. Elkins is a graduate of the University of Pennsylvania, received his M.D.  degree from the Upstate  Medical Center,
                                     State  University of New York,  and completed his residency at Harvard University Medical Center.

LAWRENCE P. CIRKA                    Lawrence  P. Cirka has been  President  and a  director  of
 PRESIDENT AND DIRECTOR              Parent  since July 1994,  and served as Chief  Operat-  ing
                                     Officer  of  Parent  from  October  1987 to April  1997 and
                                     Senior Vice  President  of Parent from October 1987 to July
                                     1994. Prior to joining Parent,  Mr. Cirka served in various operational capacities with Unicare Healthcare Corporation, a long-term healthcare company, for 15 years, most recently
                                     as   Vice   President-Western   Division,   where   he  had
                                     operational and financial  responsibility  for 46 long-term healthcare  facilities exceeding 5,000 beds. Mr. Cirka is a graduate of Clarion  University and a Licensed Nursing Home
                                     Administrator in Pennsylvania, Florida and Washington.

EDWIN M. CRAWFORD                    Edwin M. Crawford has been a director of Parent since 1995.
 DIRECTOR                            Since 1993 he has been  Chairman of the Board of Directors,
 Magellan Health Services, Inc.      President and Chief  Executive  Officer of Magellan  Health
 3414 Peachtree Road                 Services, Inc. (formerly Charter Medical Corporation),  and
 Atlanta, Georgia 30326              served as President and Chief Operating  Officer of Charter
                                     Medical  from  1992  to  1993.  From  1990  to  1992 he was
                                     Executive Vice  President - Hospital  Operations of Charter
                                     Medical.

  NAME, ADDRESS AND PRESENT               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
POSITION WITH PARENT                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------   ------------------------------------------------------------
KENNETH M. MAZIK                   Kenneth M. Mazik has been a director of Parent  since 1995.
 DIRECTOR                          For the past  five  years he has  been a  private  investor
 Jovius Foundation                 involved in numerous enterprises.  He serves as Chairman of
 699 E. Fifth Avenue               the Jovius Foundation and as President of Au Clair Programs
 Mt. Dora, Florida 32757           and  Orlando   Financial   Corporation,   specializing   in
                                   investments in long-term care of the disabled.

ROBERT A. MITCHELL                 Robert A.  Mitchell  has been a  director  of Parent  since
 Director                          1995.  From 1986 to the present he has  practiced  law with
 162 E. 64th Street                the Law Offices of Robert A. Mitchell,  with an emphasis on
 New York, NY 10021                corporate  and  entertainment  law,  as well as finance and
                                   public  relations  matters  concerning   healthcare  acqui-
                                   sitions.  Since  1992 he has  been  founder,  director  and treasurer of the Bone Marrow Foundation.

CHARLES W. NEWHALL III             Charles W.  Newhall III has been a director of Parent since
 DIRECTOR                          1986.  For over five years he has been General Part- ner of
 New Enterprise Associates         New  Enterprise  Associates,  a group  of  venture  capital
 1119 St. Paul Street              partnerships.
 Baltimore, Maryland 24202

TIMOTHY F. NICHOLSON               Timothy F.  Nicholson  has been a director of Parent  since
 DIRECTOR                          1986. Since May 1993 he has served as Chairman and Managing
 Speciality Care PLC               Director  of  Speciality  Care PLC.  From March 1986 to May
 Hamilton House                    1993 he was  Executive  Vice  President  of Parent and from
 1 Temple Avenue                   November 1986 to May 1993 he was Secretary of Parent.  From
 London, EC4Y OHA, England         1980 to 1986 he served as Ex-  ecutive  Vice  President  of
                                   Continental  Care Centers,  Inc.,  and from 1973 to 1980 he was a practicing attorney.


JOHN L. SILVERMAN                  John L.  Silverman has been a director of Parent since 1986
 DIRECTOR AND CHIEF EXECUTIVE      and Chief  Executive  Officer and  President  of Asia Care,
 OFFICER AND PRESIDENT OF ASIA     Inc., a subsidiary of Parent, since June 1995. From 1985 to
 CARE, INC.                        1995 he was  President  of  VentureCorp,  Inc.,  a  venture
 Asia Care, Inc.                   capital and investment management company, and from 1990 to
 Suite 28(B), 28th Floor           1996 he was  President and Chief Finan- cial Officer of Chi
 Wisma Denmark                     Systems,  Inc. (formerly the Chi Group, Inc.), a healthcare
 86 Jalan Ampang                   consulting company.
 50450 Kuala Lumpur, Malaysia

GEORGE H. STRONG                   George H. Strong has been a director  of Parent  since 1994
 DIRECTOR                          and is currently a director of several  corporations.  From
 946 Navesink River Road           1978 until 1993, he served as a director and senior officer
 Locust, New Jersey 07760          of  Universal  Health  Services,  Inc.,  a  publicly  owned hospital management corporation.

NAME, ADDRESS AND PRESENT              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
POSITION WITH PARENT                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------   ---------------------------------------------------------
W. BRADLEY BENNETT                   W.  Bradley  Bennett has been  Executive  Vice  President -
 EXECUTIVE VICE PRESIDENT -          Chief  Accounting  Officer of Parent since  September 1996.
 CHIEF ACCOUNTING OFFICER            From April 1996 to September 1996, he served as Senior Vice
                                     President - Chief Accounting  Officer of Parent,  as Senior
                                     Vice President - Corporate Controller from November 1995 to
                                     April 1996,  and as Vice  President - Corporate  Controller
                                     from  December  1992 to November  1995.  From October 1991, when he  joined  Parent,  to  December  1992,  he served as
                                     Assistant  Corporate  Controller.  For five years  prior to joining Parent, Mr. Bennett was with KPMG Peat Marwick LLP,
                                     Certified  Public  Accountants.  Mr. Bennett is a Certified
                                     Public  Accountant and a Summa Cum Laude graduate of Loyola
                                     College, receiving a B.A. in Accounting.


BRIAN K. DAVIDSON                    Brian K.  Davidson  has been  Executive  Vice  President  -
 EXECUTIVE VICE PRESIDENT -          Development  of Parent since  November  1995.  From January
 DEVELOPMENT                         1993 to November 1995 he served as Senior Vice  President -
                                     Development.  From January 1991, when he joined Parent,  to
                                     January  1993 he served as Senior Vice  President - Managed
                                     Operations  of Parent.  For more than five  years  prior to joining  Parent,  Mr.  Davidson  served as Chief  Operating
                                     Officer of the Tutera Group, a management company operating skilled nursing beds and retirement  apartment  units.  Mr.
                                     Davidson  received  B.S.  and  M.S.  degrees  from  Central
                                     Missouri State University.


VIRGINIA M. DOLLARD                  Virginia M.  Dollard has been  Executive  Vice  President -
 EXECUTIVE VICE PRESIDENT - POST     Post Acute  Network  Operations of Parent since April 1997.
 ACUTE NETWORK OPERATIONS            From  January  1997 to April 1997 she served as Senior Vice
                                     President  - Post Acute  Network  Operations  of Parent and
                                     from May 1995 to  January  1997 as Senior  Vice  President,
                                     Southeast  Division of Parent.  For several  years prior to joining  Parent,  Ms. Dollard was Executive  Vice-President and Chief  Operating  Officer of  HealthPlus-New  York Life
                                     Health plan, a 350,000  member  HMO/PPO  subsidiary  of New
                                     York Life Insurance  Company.  Ms. Dollard  graduated Magna
                                     Cum Laude from Roger Williams College with a B.S. in Health and Social  Services  Administration.  She also received an
                                     M.A.  in  Management  with   Distinction   from  Pepperdine
                                     University.


NAME, ADDRESS AND PRESENT              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
POSITION WITH PARENT                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------   ----------------------------------------------------------
MARSHALL A. ELKINS                Marshall A. Elkins has been  Executive  Vice  President and
 EXECUTIVE VICE PRESIDENT AND     General  Counsel of Parent since November  1995.  From July
 GENERAL COUNSEL                  1992 to November  1995 he served as Senior  Vice  President and General Counsel of Parent and from January 1990 to July
                                  1992 he served as General  Counsel  and Vice  President  of
                                  Parent.  From July 1987 until joining  Parent in 1990,  Mr.
                                  Elkins was in private practice in New York City. Mr. Elkins served as General  Counsel to US West  Capital  Corporation and later as Assistant General Counsel of US West Financial
                                  Services  Corporation  from July 1985 to July  1987.  Prior thereto,  Mr.  Elkins  was  associate  counsel  at CIT Cor-
                                  poration  from 1980 to 1985.  Mr.  Elkins  received  a B.A.
                                  degree from the University of Wisconsin and a J.D. from New
                                  York Law School.

ELEANOR C. HARDING                Eleanor C.  Harding  has been  Executive  Vice  President -
 EXECUTIVE VICE PRESIDENT -       Finance of Parent since  September 1996. From November 1995
 FINANCE                          to  September  1996 she served as Senior  Vice  President -
                                  Finance and Treasurer and from August 1993 to November 1995 she served as Vice  President  - Finance and  Treasurer  of
                                  Parent. From January 1990 until she joined Parent in August
                                  1993, Ms. Harding  served as Senior Vice  President,  Chief
                                  Financial  Officer  and  Treasurer  of the Marcor  Company.
                                  Prior to  January  1990,  Ms.  Harding  served  in  similar positions for Jiffy Lube International,  Inc. and The Black and Decker  Corporation.  Ms.  Harding  received a B.A.  in
                                  Economics from Mount Holyoke College and an M.S. in Finance from Loyola College.


MARC B. LEVIN                     Marc B. Levin has been  Executive Vice President - Investor
 EXECUTIVE VICE PRESIDENT -       Relations  since November 1995. From March 1993 to November
 INVESTOR RELATIONS               1995  he  served  as  Senior  Vice   President  -  Investor
                                  Relations and from May 1991 to March 1993 he served as Vice
                                  President - Investor  Relations of Parent.  From March 1989
                                  until May  1991,  Mr.  Levin  served  as Vice  President  -
                                  Corporate  Controller/Administration  of  Parent.  Prior to
                                  joining  Parent  in  1989,  Mr.  Levin  served  in  various capacities  with Beverly  Enterprises  for six years,  most recently as Assistant to the President - Eastern  Division.
                                  Mr.  Levin is a Certified  Public  Accountant  and received
                                  B.S. and M.B.A. degrees from the University of Maryland.



NAME, ADDRESS AND PRESENT            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
POSITION WITH PARENT              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------   ---------------------------------------------------------
ANTHONY R. MASSO                Anthony  R.  Masso  has been  Executive  Vice  President  -
 EXECUTIVE VICE PRESIDENT -     Managed Care since June 1994. Prior to joining Parent,  Mr.
 MANAGED CARE                   Masso  served in several  managed care  operating  roles as
                                Senior  Vice  President  of  American  MedCenters,  an  HMO
                                company in  Minneapolis  and as Regional Vice  President of
                                Aetna Health  Plans for the Midwest and Eastern  Divisions.
                                He  had  operational   responsibility  for  thirteen  HMOs,
                                serving on the boards of ten. For twelve  years,  Mr. Masso served as a senior  executive  in the federal HMO office of the Department of Health and Human Services. Mr. Masso is a
                                graduate  of the  University  of Rhode  Island  and holds a master's degree from Syracuse University.

C. CHRISTIAN WINKLE             C.  Christian  Winkle has been Chief  Operating  Officer of
 CHIEF OPERATING OFFICER        Parent since April 1997.  From November 1995 to April 1997, he served as Executive Vice President - Field Operations of
                                Parent's owned and leased  facilities,  and from March 1994 to  November  1995 he  served as Senior  Vice  President  -
                                Operations.  Mr. Winkle joined Parent in September  1990 as
                                Regional Vice  President of Operations  and President - MSU
                                Prod- uct Development.  Prior to joining Parent, Mr. Winkle
                                was  the  Executive   Director  of  the  Renaissance  Reha-
                                bilitation  &  Diagnostic  Hospital  in  Chattanooga,  Ten-
                                nessee.  Mr.  Winkle is a graduate of Case Western  Reserve
                                University in Cleveland, Ohio.



     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The directors of Purchaser are Lawrence P. Cirka, Eleanor C. Harding and Marc B. Levin, each of whom is an executive officer of Parent. The executive officers of Purchaser are Robert N. Elkins, Lawrence P. Cirka, W. Bradley Bennett, Brian K. Davidson, Virginia M. Dollard, Marshall A. Elkins, Eleanor C. Harding, Marc B. Levin, Anthony R. Masso and C. Christian Winkle, each of whom is an executive officer of Parent and holds the same office as that in Parent, except that Robert N. Elkins is not Chairman of the Board. Each of the directors and executive officers was appointed or elected to office on July 31, 1997. Unless otherwise indicated above, the business address of each such person is 10065 Red Run Boulevard, Owings Mills, Maryland 21117, telephone: 410-998-8400. Each person is a citizen of the United States of America. The present principal occupation or employment of each such person and such person's five-year employment history is set forth next to his or her name.

                                                                     SCHEDULE II

                        DIRCTORS AND EXECUTIVE OFFICERS
                                 OF THE COMPANY



     Directors and Executive Officers of the Company. The name of each director and each executive officer of Community Care of America, Inc. is set forth below. The business address of each executive officer is 3050 North Horseshoe Drive, Suite 260, Naples, Florida, 34104, telephone: 941-435-0085. Each person is a citizen of the United States of America. The present principal occupation of employment of each person listed below and such person's five-year employment history is set forth next to his or her name.

 NAME, ADDRESS AND PRESENT              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 POSITION WITH THE COMPANY          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------   ----------------------------------------------------------
MICHAEL S. BLASS                  Michael S. Blass,  41, has been a director since July 1995.
 DIRECTOR                         Mr.  Blass  has been a  partner  in the law firm of Blass &
 c/o Blass & Driggs               Driggs  for more  than  the  past  five  years.  Mr.  Blass
 461 Fifth Avenue                 received a B.A.  degree from  Georgetown  University  and a
 New York, New York 10017         J.D. Degree from Fordham University.

ROBERT N. ELKINS, M.D.            Robert N. Elkins,  M.D., 53, co-founder of the Company, has
 DIRECTOR                         served as a director since  December  1992.  Since March of
 8889 Pelican Bay Boulevard       1986,  Dr.  Elkins has also served as Chairman of the Board
 Naples, Florida 34108            and Chief Executive  Officer of Parent,  and he also served as President from March 1986 to July 1994.  From 1980 until co-founding Parent with Timothy F. Nicholson, a director of
                                  Parent,  Dr. Elkins was a co-founder  and Vice President of
                                  Continental  Care  Centers,  Inc., an owner and operator of long-term  healthcare  facilities.  From 1976 through 1980,
                                  Dr.  Elkins was a  practicing  physician.  Dr.  Elkins is a graduate of the  University of  Pennsylvania,  received his
                                  M.D.  degree  from  the  Upstate   Medical  Center,   State
                                  University  of New York,  and  completed  his  residency at
                                  Harvard  University  Medical  Center.  Dr. Elkins is also a director  of  Capstone  Capital  Corpora-  tion and Davstar
                                  Industries, Inc.


WILLIAM J. KRYSTOPOWICZ          William  J.  Krystopowicz,  45,  has  been  Executive  Vice
 EXECUTIVE VICE PRESIDENT AND    President   since  February  1994.  From  July  1993  until
 DIRECTOR OF MERGERS AND         February  1994,  Mr.  Krystopowicz  served  as the  Interim
 ACQUISITIONS                    President.  He  also  served  as the  Company's  Chief  Fi-
                                 nancial  Officer  from  February  1994 until June 1995,  at
                                 which  time  he  became  the   Director   of  Mergers   and
                                 Acquisitions.  Prior to joining  the  Company in July 1993,
                                 Mr.  Krystopowicz  served as Parent's Senior Vice President of Financial  Services since August 1988. Mr.  Krystopowicz
                                 received  a  B.S.   degree  in   accounting   from  LaSalle
                                 University.

NAME, ADDRESS AND PRESENT                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
POSITION WITH THE COMPANY                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------   ----------------------------------------------------------
DEBORAH A. LAU                            Deborah  A.  Lau,  37,  has  served  as  President,   Chief
 PRESIDENT, CHIEF EXECUTIVE               Executive  Officer,  Chief  Financial  Officer and director
 OFFICER, CHIEF FINANCIAL OFFICER         (while retaining the post of Chief Operating Officer) since
 AND DIRECTOR                             April 4, 1997. Prior to that time, since October 1995, when she joined the Company,  Ms. Lau served as  Executive  Vice
                                          President  and Chief  Operating  Officer.  From  March 1989
                                          until she joined the Company, Ms. Lau served with Parent as its  Regional  Vice  President  from March 1989 to November
                                          1993,  Vice President  Healthcare  Controller from November
                                          1993 to December 1994 and Vice President of Financial Oper-
                                          ations from  January  1995.  Prior to March  1989,  Ms. Lau served as Assistant Controller at Continental Care Centers,
                                          Inc.  Ms. Lau  received  a B.S.  degree in  accounting  and business administration at Towson State University.

WALLACE OLSON                             Wallace  Olson,  50, has  served as a  director  since June
 DIRECTOR                                 1997. Mr. Olson has been involved in long-term  health care
 207 Krystal Building                     since 1985.  From 1990 to 1996,  Mr.  Olson was a principal
 1 Union Square                           and chief  executive  officer for  Southern  Care  Centers,
 Chattanooga, Tennessee 37404             Inc., a long-term  health care  company,  which in 1996 was sold to the  Company.  Prior  thereto,  Mr.  Olson was Vice
                                          President  -  Acquisitions  for  Nursing  Care  Centers  of
                                          America,  Inc., Vice President - Acquisitions of Harborside
                                          Healthcare  and  Director  of  Acquisitions  for Life  Care
                                          Centers of America,  Inc. Mr.  Olson  practiced as a public accountant from 1971 to 1984.


JOHN L. SILVERMAN                         John L. Silverman,  55, has served as Chairman of the Board
 CHAIRMAN OF THE BOARD AND                and director since  December 1993.  Since July 1995, he has
 DIRECTOR                                 been  President and Chief  Executive  Officer of Asia Care,
 c/o Integrated Health Services, Inc.     Inc., a  subsidiary  of Parent.  From 1985 to 1995,  he was
 10065 Red Run Boulevard                  also President and Chief Executive  Officer of Venturecorp,
 Owings Mills, Maryland 21117             Inc., a venture capital and investment  management company.
                                          From 1990 to 1996,  he was  President of Chi Systems,  Inc.
                                          (formerly  the Chi Group,  Inc.),  a healthcare  consulting company.  Mr.  Silverman has also been a director of Parent since 1986.

                                                                    SCHEDULE III


                COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)





                                                                                 DECEMBER 31,
                                                                            -----------------------   MARCH 31,
                                                                             1995         1996          1997
                                                                            ---------   -----------   ------------
                                                                                                      (unaudited)
Assets
Current Assets:
 Cash and cash equivalents  .............................................    $ 2,485    $  1,709       $     611
 Accounts receivable (note 3)  ..........................................     12,934      16,407          17,934
 Inventories ............................................................      1,534       1,761           1,754
 Prepaid expenses and other current assets ..............................      3,662       1,095           1,295
                                                                             -------    ---------      ---------
   Total current assets  ................................................     20,615      20,972          21,594
Property, plant and equipment, net of accumulated depreciation (notes
 4 and 6) ...............................................................     54,327      58,424          58,209
Notes receivable (note 16)  .............................................      2,533           -               -
Deposits  ...............................................................     10,244       6,637           6,637
Excess of cost over fair value of net assets acquired, net of accumulated
 amortization of $139 in 1995, $710 in 1996 and $899 in 1997 (note 2).         3,299      13,666          13,496
Deferred financing costs ................................................        948       1,066           1,326
Other assets ............................................................      1,324       1,354           1,424
                                                                             -------    ---------      ---------
                                                                             $93,290    $102,119       $ 102,686
                                                                             =======    =========      =========
Liabilities and Shareholders' Equity
Current Liabilities:
 Current maturities of long-term debt (note 6)   ........................    $ 1,258    $  6,341       $   4,407
 Accounts payable and accrued expenses (note 5)  ........................     14,869      23,402          24,807
 Put option contracts payable (219,798 shares) (note 16)  ...............          -       2,181           2,181
                                                                             -------    ---------      ---------
   Total current liabilities   ..........................................     16,127      31,924          31,395
                                                                             -------    ---------      ---------
Long-term debt, less current maturities (note 6) ........................     34,407      54,030          55,765
Deferred income taxes (note 8) ..........................................      9,334         162               -
Commitments and contingencies (notes 2, 7, 12, 13 and 16) ...............
Common stock subject to repurchase (219,798 shares) (notes 2 and 16).          2,181           -               -
Shareholders' equity (notes 10 and 15):
 Common  stock,  $.0025  par value;  authorized  15,000,000  shares;
   issued and outstanding 6,982,789 shares in 1995 and 7,597,801 shares
   in 1996 (including 219,798 shares subject to repurchase)  ............         17          19              19
 Additional paid-in capital .............................................     31,356      36,465          36,465
 Deficit  ...............................................................       (132)    (19,037)        (19,514)
 Receivable from shareholders (note 2)  .................................          -      (1,444)         (1,444)
                                                                             -------    ---------      ---------
   Net shareholders' equity .............................................     31,241      16,003          15,526
                                                                             -------    ---------      ---------
                                                                             $93,290    $102,119       $ 102,686
                                                                             =======    =========      =========


          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (dollars in thousands, except per share amounts)





                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                               YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                       ---------------------------------------- -------------------------
                                                          1994         1995          1996          1996         1997
                                                       ------------ ------------ -------------- ------------ ------------
                                                                                                       (unaudited)
Operating revenues:
 Net patient service revenues ........................ $  56,699    $  92,259     $  123,143      $   26,144 $  32,449
 Other operating revenues  ...........................       793        1,919          4,369           2,801       245
                                                       ----------   ----------    ----------     ----------- ----------
   Total operating revenues   ........................    57,492       94,178        127,512          28,945    32,694
                                                       ----------   ----------    ----------     ----------- ----------
Operating expenses:
 Facility operating expenses  ........................    46,035       73,693        111,171          22,106    27,239
 Corporate administrative and general  ...............     2,935        4,765          5,226           1,434     1,039
 Rent (note 7) .......................................     3,806        6,404          8,999           1,763     2,632
 Depreciation and amortization   .....................     1,465        2,033          3,021             645       857
 Interest, net of interest income (note 6)   .........     2,857        3,795          5,337             818     1,566
 Loss on impairment of investments and other
   non-recurring charges (note 12)  ..................         -            -         22,128               -         -
                                                       ----------   ----------    ----------     ----------- ----------
   Total operating expenses   ........................    57,098       90,690        155,882          26,766    33,333
                                                       ----------   ----------    ----------     ----------- ----------
   Earnings (loss) before income taxes and ex-
    traordinary charge                                       394        3,488        (28,370)          2,179      (639)
Federal and state income taxes (note 8)   ............         -        1,047         (9,465)            827      (162)
                                                       ----------   ----------    ----------     ----------- ----------
   Earnings (loss) before extraordinary charge  ......       394        2,441        (18,905)          1,352      (477)
Extraordinary charge, net of income taxes
 (note 15)  ..........................................         -         (992)             -               -         -
                                                       ----------   ----------    ----------     ----------- ----------
   Net earnings (loss)  ..............................       394        1,449        (18,905)          1,352      (477)
Dividends-preferred stock  ...........................      (653)        (408)             -               -         -
                                                       ----------   ----------    ----------     ----------- ----------
   Net earnings (loss) applicable to common
    stock   .......................................... $    (259)   $   1,041     $  (18,905)     $    1,352 $    (477)
                                                       ==========   ==========    ==========     =========== ==========
Per common share:
 Earnings (loss) before extraordinary charge ......... $   (0.13)   $    0.42     $    (2.56)     $     0.19 $   (0.06)
 Extraordinary charge   ..............................         -        (0.20)             -               -         -
                                                       ----------   ----------    ----------     ----------- ----------
 Net earnings (loss) ................................. $   (0.13)   $    0.22     $    (2.56)     $     0.19 $   (0.06)
                                                       ==========   ==========    ==========     =========== ==========
Weighted average number of common and com-
 mon equivalent shares outstanding                     2,041,154    4,840,457      7,384,697       7,197,905 7,597,801
                                                       ==========   ==========    ==========     =========== ==========


          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                            (dollars in thousands)





                                                                   ADDITIONAL                  RECEIVABLE
                                                          COMMON     PAID IN    ACCUMULATED       FROM
                                                           STOCK     CAPITAL     (DEFICIT)    SHAREHOLDERS      TOTAL
                                                          -------- ------------ ------------- -------------- -------------
Balance at December 31, 1993  ...........................   $ 4     $  5,251     $    (914)     $      -      $   4,341
Issuance of 216,428 shares of common stock at $6.19 per
 share, net of stock issuance costs .....................     1        1,034             -             -          1,035
Accretion of discount on redeemable preferred stock
 (note 9)   .............................................     -         (372)            -             -           (372)
Dividends declared - redeemable preferred stock .........     -            -          (653)            -           (653)
Net earnings   ..........................................     -            -           394             -            394
                                                            ----    --------     ---------      --------      ---------
Balance at December 31, 1994  ...........................     5        5,913        (1,173)            -          4,745
Issuance of 3,450,000 shares of common stock at $9.50 per
 share, net of stock issuance costs (note 13)   .........     9       27,580             -             -         27,589
Redemption of preferred stock of $8,167 and exercise of
 warrants for 1,331,814 shares of common stock at par
 value   ................................................     3       (2,006)            -             -         (2,003)
Amortization of restricted stock awards   ...............     -          100             -             -            100
Accretion of discount on redeemable preferred stock
 (note 9)   .............................................     -         (231)            -             -           (231)
Dividends declared - redeemable preferred stock .........     -            -          (408)            -           (408)
Net earnings   ..........................................     -            -         1,449             -          1,449
                                                            ----    --------     ---------      --------      ---------
Balance at December 31, 1995  ...........................    17       31,356          (132)            -         31,241
Exercise of employee stock options for 33,385 shares of
 common stock at prices ranging from $3.71 to $10.11
 per share  .............................................     -          160             -             -            160
Issuance of 581,627 shares of common stock in connection
 with acquisitions at prices ranging from $8.44 to $11.77
 per share (note 2)  ....................................     2        4,949             -        (1,444)         3,507
Net loss ................................................     -            -       (18,905)            -        (18,905)
                                                            ----    --------     ---------      --------      ---------
Balance at December 31, 1996  ...........................    19       36,465       (19,037)       (1,444)        16,003
                                                            ----    --------     ---------      --------      ---------
Net loss (unaudited) ....................................     -            -          (477)            -           (477)
                                                            ----    --------     ---------      --------      ---------
Balance at March 31, 1997 (unaudited)  ..................   $19     $ 36,465     $ (19,514)     $ (1,444)     $ (15,526)
                                                            ====    ========     =========      ========      =========


          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)


                                                                                           YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------------
                                                                                        1994         1995         1996
                                                                                     ------------ ------------ -----------
Cash flows from operating activities:
 Net earnings (loss) ............................................................... $     394    $   1,449    $(18,905)
 Adjustments to reconcile net earnings (loss) to net cash provided by (used in)
  operating activities:
  Loss on impairment of investments and other non-recurring charges  ...............         -            -      22,128
  Depreciation and amortization  ...................................................     1,465        2,033       3,021
  Amortization of deferred financing costs   .......................................        68          123         399
  Extraordinary charge, net of tax  ................................................         -          992           -
  Amortization of restricted stock award  ..........................................         -          100           -
  Deferred income taxes ............................................................         -          541      (9,465)
  Net change in operating assets and liabilities:
   Increase in accounts receivables ................................................    (4,479)      (4,609)     (3,615)
   Decrease (increase) in inventory, prepaid expenses and other current
     assets ........................................................................       (89)      (1,787)      2,999
   Increase (decrease) in accounts payable and accrued liabilities   ...............    (4,154)       4,179         993
                                                                                     ----------   ----------   ---------
   Net cash provided by (used in) operating activities   ...........................    (6,795)       3,021      (2,445)
                                                                                     ----------   ----------   ---------
Cash flows from investing activities:
 Property, plant and equipment additions, including costs of terminated activities
  of $9,258 in 1996  ...............................................................    (2,472)      (6,647)    (12,117)
 Business acquisitions (note 2)  ...................................................       (78)     (10,719)     (6,132)
 Notes receivable ..................................................................         -       (2,533)       (233)
 Deposits   ........................................................................     2,000       (3,194)       (519)
 Other assets  .....................................................................      (443)        (877)        798
                                                                                     ----------   ----------   ---------
   Net cash used in investing activities  ..........................................      (993)     (23,970)    (18,203)
                                                                                     ----------   ----------   ---------
Cash flows from financing activities:
 Proceeds from issuances of common stock, net of stock issuance costs   ............       402       27,589         160
 Redemption of preferred stock and warrants (notes 9 and 15)   .....................         -       (8,142)          -
 Dividends on preferred stock ......................................................      (490)        (571)          -
 Principal reductions on long-term debt   ..........................................   (24,233)     (60,404)    (19,782)
 Proceeds from long-term debt borrowings  ..........................................    30,719       61,733      41,931
 Deferred financing costs, including terminated offerings of $1,677 in 1996.........    (1,179)        (696)     (2,437)
                                                                                     ----------   ----------   ---------
   Net cash provided by financing activities .......................................     5,219       19,509      19,872
                                                                                     ----------   ----------   ---------
Decrease in cash  ..................................................................    (2,569)      (1,440)       (776)
Cash and cash equivalents, beginning of period  ....................................     6,494        3,925       2,485
                                                                                     ----------   ----------   ---------
Cash and cash equivalents, end of period  .......................................... $   3,925    $   2,485    $  1,709
                                                                                     ==========   ==========   =========

                                                                                          THREE MONTHS
                                                                                              ENDED
                                                                                            MARCH 31,
                                                                                     -----------------------
                                                                                        1996        1997
                                                                                     ----------- -----------
                                                                                           (unaudited)
Cash flows from operating activities:
 Net earnings (loss) ............................................................... $  1,352    $   (477)
 Adjustments to reconcile net earnings (loss) to net cash provided by (used in)
  operating activities:
  Loss on impairment of investments and other non-recurring charges  ...............        -           -
  Depreciation and amortization  ...................................................      604         806
  Amortization of deferred financing costs   .......................................       41          49
  Extraordinary charge, net of tax  ................................................        -           -
  Amortization of restricted stock award  ..........................................        -           -
  Deferred income taxes ............................................................        -        (162)
  Net change in operating assets and liabilities:
   Increase in accounts receivables ................................................   (1,420)     (1,526)
   Decrease (increase) in inventory, prepaid expenses and other current
     assets ........................................................................    1,522        (193)
   Increase (decrease) in accounts payable and accrued liabilities   ...............      392       1,405
                                                                                     ---------   ---------
   Net cash provided by (used in) operating activities   ...........................    2,491        (100)
                                                                                     ---------   ---------
Cash flows from investing activities:
 Property, plant and equipment additions, including costs of terminated activities
  of $9,258 in 1996  ...............................................................   (2,417)       (386)
 Business acquisitions (note 2)  ...................................................     (348)          -
 Notes receivable ..................................................................       30           -
 Deposits   ........................................................................   (1,366)          -
 Other assets  .....................................................................   (1,726)       (105)
                                                                                     ---------   ---------
   Net cash used in investing activities  ..........................................   (5,827)       (491)
                                                                                     ---------   ---------
Cash flows from financing activities:
 Proceeds from issuances of common stock, net of stock issuance costs   ............        -           -
 Redemption of preferred stock and warrants (notes 9 and 15)   .....................        -           -
 Dividends on preferred stock ......................................................        -           -
 Principal reductions on long-term debt   ..........................................   (1,435)     (1,371)
 Proceeds from long-term debt borrowings  ..........................................    2,808       1,173
 Deferred financing costs, including terminated offerings of $1,677 in 1996.........      (34)       (309)
                                                                                     ---------   ---------
   Net cash provided by financing activities .......................................    1,339        (507)
                                                                                     ---------   ---------
Decrease in cash  ..................................................................   (1,997)     (1,098)
Cash and cash equivalents, beginning of period  ....................................    2,485       1,709
                                                                                     ---------   ---------
Cash and cash equivalents, end of period  .......................................... $    488    $    611
                                                                                     =========   =========


          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
                (dollars in thousands, except per share amounts)


(1) Summary of Significant Accounting Policies

     (a) Organization and Basis of Presentation

     Community Care of America, Inc. (CCA) is a Delaware corporation originally incorporated on December 28, 1992. CCA began incurring start-up expenses in 1993 but had no significant operations until its acquisition of all the capital stock of MeritWest, Inc. ("MeritWest") on December 30, 1993. For accounting purposes, this acquisition has been treated as effective as of December 31, 1993 and, accordingly, the results of operations of this acquired company are included in CCA's consolidated financial statements beginning on January 1, 1994.

     The consolidated financial statements include the accounts of CCA and its wholly-owned subsidiaries (collectively the Company). In consolidation, all significant intercompany balances and transactions have been eliminated. At December 31, 1996, CCA owned, leased or managed 54 long-term care facilities, one hospital, two physician practices, two primary care clinics, one rural healthcare clinic, one outpatient rehabilitation center, one child care center, one home healthcare agency and an aggregate of 115 assisted living units in six communities the Company serves.

     (b) Patient Service Revenues

     Patient service revenues are recorded at established rates and adjusted for differences between such rates and estimated amounts reimbursable by third-party payors. Estimated settlements under third-party payor retrospective rate setting programs (primarily Medicare and Medicaid) are accrued in the period the related services are rendered. Settlements receivable and related revenues under such programs are based on annual cost reports prepared in accordance with Federal and state regulations, which reports are subject to audit and retroactive adjustment in future periods. In the opinion of management, adequate provision has been made in the consolidated financial statements for such adjustments; however, the ultimate amount of adjustments could be in excess of amounts provided.

     (c) Management Fee Revenues

     Management fee revenues are recognized when earned and collectibility is reasonably assured.

     (d) Cash and Cash Equivalents

     Cash equivalents consist of highly liquid debt instruments with original maturities of three months or less.

     (e) Property, Plant and Equipment

     The Company capitalizes costs associated with acquiring health care facilities and related interests therein. Pre-acquisition costs represent direct costs of the investigation and negotiation of the acquisition of operating facilities; indirect and general expenses related to such activities are expensed as incurred. Pre-acquisition costs and construction in progress are transferred to depreciable asset categories when the related tasks are achieved or are charged to operating expenses when it is determined that the related acquisition will not be consummated. Interest costs incurred during construction and renovation are capitalized.

     The Company capitalizes development costs which represent the direct and incremental costs of developing healthcare delivery networks using the Company's long-term care facilities or rural hospitals as platforms for providing an expanded range of services (i.e. primary care clinics, rehabilitation, home health, etc.). Development costs include consulting fees, salaries and related costs of development personnel and other direct costs of performing functions such as market research and feasibility, promotion and marketing, recruitment of physicians and other service providers, training and related costs during the period the new facility or service attains complete operational status.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(1) Summary of Significant Accounting Policies - (Continued)

     Total  costs  of   facilities   acquired  are   allocated  to  land,   land
improvements, equipment and buildings (or leasehold interests therein) based on their respective fair values determined generally by independent appraisal.

     (f) Depreciation and Amortization

     Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the assets, generally 40 years for buildings, 25 years for land improvements, 10 years for equipment, 5 years for development costs and the initial term and expected renewal terms of the leases for costs of leasehold interests and improvements.

     (g) Deferred Financing Costs

     The Company defers financing costs incurred to obtain long-term debt and amortizes such costs using the interest method over the term of the related debt.

     (h) Excess of Cost Over Fair Value of Net Assets Acquired

     The assets and liabilities of acquired entities accounted for under the purchase method of accounting are adjusted to their estimated fair values as of the acquisition dates. The amounts recorded as excess of cost over fair value of net assets acquired represent amounts paid that exceed estimated fair values assigned to the assets and liabilities of each acquired business. Such amounts are being amortized on a straight-line basis over periods ranging from 10 to 40 years, depending on the specific circumstances of each acquisition.

     (i) Income Taxes

     Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the related tax bases of assets and liabilities, primarily related to business acquisitions. Such tax effects are measured by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse, and the effect of a change in tax rates is recognized in the period that includes the date of enactment.

     (j) Earnings per Common Share

     Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options and warrants to purchase common stock, assumed to be exercised using the treasury stock method. Options and warrants issued from May 1994 through August 15, 1995 have been treated as outstanding for all periods presented. Dividends related to the Company's 8% redeemable preferred stock, Series A, of $653 in 1994 and $408 in 1995, are deducted from net earnings for the purpose of calculating earnings per share. On August 15, 1995, the preferred stock was redeemed with the proceeds of the initial public offering of the Company's common stock and related warrants were exercised (see note 9). Had the redemption of preferred stock and related issuance of common stock occurred on January 1, 1995, earnings per common share for the year ended December 31, 1995 would be as follows:

    Earnings before extraordinary charge  ...................    $.45
    Net earnings  ...........................................    .26


     (k) Accounting for Stock Options


     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), in accounting for its stock options. Additional information required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), is discussed in Note 10.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)


(1) Summary of Significant Accounting Policies - (Continued)


     (l) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (m) Impairment of Long-Lived Assets

     Management regularly evaluates whether events or changes in circumstances have occurred that could indicate an impairment in the value of long-lived assets. During the second quarter of 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with the provisions of SFAS No. 121, if there is an indication that the carrying amount of an asset is not recoverable, the Company estimates the projected undiscounted cash flows, excluding interest, of the related individual facilities to determine if an impairment loss should be recognized. The amount of impairment loss is determined by comparing the carrying value of the asset to its estimated fair value. Estimated fair value is determined through an evaluation of recent financial performance and projected discounted cash flows of its facilities using standard industry valuation techniques, including the use of independent appraisals when considered necessary. If an asset tested for recoverability was acquired in a business combination accounted for using the purchase method, the related goodwill is included as part of the carrying value and evaluated as described above in determining the recoverability of that asset.

     In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets. If estimates are changed, the carrying value of affected assets is allocated over the remaining lives.

     Prior to adoption of SFAS No. 121 in 1996, the Company performed its analyses of impairment of long-lived assets by consideration of the projected undiscounted cash flows on an entity-wide basis. The effect of the adoption of SFAS 121 in the second quarter of 1996 required the Company to perform this analysis on a facility-by-facility basis (see note 12).

     (n) Interim Consolidated Financial Statements

     The consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements, and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the results of these interim periods. The results of the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

(2) Business Acquisitions

     The following is a summary of significant business acquisitions by year. Such acquisitions have been accounted for by the purchase method and, accordingly, the results of operations have been included in the Company's consolidated financial statements from the respective dates of acquisition.


1994 Acquisitions

     In November 1994, the Company acquired leasehold interests in two long-term care facilities located in Colorado and Wyoming (Tealwood) for a total cost of approximately $400, including legal fees and other direct costs of the acquisition of $78 and accrued liabilities of $322.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(2) Business Acquisitions - (Continued)


1995 Acquisitions

     Effective as of February 1, 1995, the Company acquired all the assets of the Georgiana Doctor's Hospital, two primary care clinics and a home healthcare agency (Georgiana) located in Alabama. The Company issued a 9% promissory note for $1,250 to the seller at closing (see note 6).

     Effective April 1, 1995, the Company acquired all of the capital stock of three subsidiaries of Quality Health Care, Inc. (Quality), which owned and operated three long-term care facilities located in Nebraska. In connection with the transaction, Quality sold 11 facilities to Health and Retirement Properties Trust (HRPT) for $14,200. The Company borrowed $5,845 from HRPT and leased the latter facilities from HRPT as discussed more fully in notes 6 and 7.

     Effective July 1, 1995, the Company obtained operating leases with wholly-owned subsidiaries of American Health Corporation (American) for three long-term care facilities in Alabama. The agreements provide for an initial term of twelve years, with one five-year renewal option, annual minimum rental of $1,200 and rights of first refusal with respect to the sale of the facilities.

     Effective August 1, 1995, the Company purchased all the assets of a physician practice, including a primary care clinic (Voreis), located in Alabama, and on October 1, 1995, the Company acquired substantially all of the assets of a 39-bed long-term care facility in Palmer, Nebraska (Coolidge Center).

     Effective November 1, 1995, the Company acquired all of the capital stock of an outpatient rehabilitation head trauma clinic in Maine (MHTU). As partial consideration in this transaction, the Company issued 25,061 shares of common stock to the seller. These shares are subject to repurchase under the terms of a settlement agreement dated October 27, 1996 as amended on March 1, 1997, at a price equal to the greater of the average closing price of the stock for the 15 days prior to the date of repurchase or $13.21 per share (see note 13). In addition, the Company may be required to make additional payments to the Seller up to $200 if operating results for the five year period beginning January 1, 1996 exceed base year amounts.

     Acquisitions in 1995 and the manner of payment are summarized as follows:


                                                                                             CASH PAID
                                                                         COOLIDGE           FOR ACCRUED
         DESCRIPTION           GEORGIANA   QUALITY   AMERICAN   VOREIS    CENTER     MHTU      COSTS      TOTAL
------------------------------ ----------- --------- ---------- -------- ---------- ------- ------------ --------
Seller financing  ............   $1,250          -        -         -         -           -         -      $ 1,25
Common stock issued(1)  ......        -          -        -         -         -         331         -          33
Accrued liabilities  .........      540      1,000       50         -       100         280    (1,970)
Cash paid   ..................      372      5,864      500       925       450         638     1,970       10,71
                                 -------     ------     ----      ----      ----     ------   -------     -------
Total cost  ..................   $2,162      6,864      550       925       550       1,249         -      $12,30
                                 =======     ======     ====      ====      ====     ======   =======     =======

----------

(1) Represents 25,061 shares of common stock.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(2) Business Acquisitions - (Continued)


     The allocation of the total cost of the 1995 acquisitions to the assets acquired and liabilities assumed is summarized as follows:


                                                                                         COOLIDGE
                 DESCRIPTION                   GEORGIANA   QUALITY   AMERICAN   VOREIS    CENTER    MHTU     TOTAL
---------------------------------------------- ----------- --------- ---------- -------- --------- ------- -----------
Current assets  ..............................  $    618    1,512         -       140         -     129     $  2,399
Property, plant and equipment  ...............     2,040    4,818         -       385       550       -        7,793
Other assets .................................         -    1,241       400         -         -       -        1,641
Intangible assets (10, 20 and 20 years)                -        -       150       400         -    1,142       1,692
Current liabilities   ........................      (496)    (525)        -         -         -     (22)      (1,043)
Long-term liabilities ........................         -     (182)        -         -         -                 (182)
                                                --------    -----       ----      ----      ----            --------
Total cost   .................................  $  2,162    6,864       550       925       550    1,249    $ 12,300
                                                ========    =====       ====      ====      ====   =====    ========

1996 Acquisitions

     Effective January 1, 1996, the Company purchased certain assets of the Family Care Medical Center of Arcadia, Inc. (Arcadia), a certified rural healthcare clinic in Florida. Pursuant to the asset purchase agreement, the Company issued a promissory note for $110 and 12,739 shares of common stock with a fair value of $150 to the seller at closing. The promissory note was paid in full as of December 31, 1996.

     On May 16, 1996, Southern Care Centers, Inc. ("Southern Care") was merged into CCA Acquisition I, Inc., ("Newco"), a newly formed wholly-owned subsidiary of the Company. As a result of the merger, the subsidiaries of Southern Care ("Acquired Subsidiaries"), which leased five long-term care facilities in Georgia and one long-term care facility in Louisiana, became indirect wholly-owned subsidiaries of the Company. In addition, another wholly-owned subsidiary of the Company became the manager, under a Management Agreement dated as of May 1, 1996, of a long-term care facility in Texas owned by a former subsidiary of Southern Care which was not acquired by the Company. Additionally, Newco is providing accounting, internal auditing, billing, accounts payable and certain other services under an Agreement to Provide Accounting and Auditing Services and Rural Healthcare Provider Network Services dated as of May 1, 1996 to a company owned by the former shareholders of Southern Care which operates another long-term care facility in Georgia.

     Pursuant to the merger agreement, the shareholders of Southern Care (the selling shareholders) received $2,700 of cash and 568,888 shares of common stock of the Company with a fair value of $4,800. In addition, the selling shareholders were entitled to receive, on or before March 31, 1997, up to $2,000 in common stock of the Company based on the amount that Newco's annualized contribution margin on a consolidated basis for the year ended December 31, 1996 exceeds $4,400. As of December 31, 1996, no such events occurred. The Company has agreed to file two shelf registration statements under the Securities Act of 1933, as amended, covering the shares issued and issuable in the merger and, upon request of the holders, to "piggyback" such shares in certain registration statements filed by the Company.

     The merger agreement provides that the consideration to the selling shareholders shall be reduced to the extent that current liabilities exceeded current assets by more than $1,850 at the closing date. The Company has determined that such condition existed at the closing date and has recorded a receivable from the selling shareholders of $1,444 at December 31, 1996. Such claim has been disputed by the selling shareholders. The Company believes the claim is valid and fully collectible; accordingly, no valuation allowance has been recorded with respect to this matter. Because the receivable arose in connection with the issuance of the Company's common stock, the related balance at December 31, 1996 is presented as a reduction of stockholder's equity.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(2) Business Acquisitions - (Continued)

     In a series of related transactions, the subsidiaries of Southern Care acquired the five leased Georgia facilities and, in turn, sold those facilities to Health and Retirement Properties Trust ("HRPT"). HRPT thereupon leased the five Georgia facilities back to the Acquired Subsidiaries for an initial term ending on December 31, 2010 with two renewal options for six year and thirteen year terms, each at the option of the Acquired Subsidiaries. After the first lease year, rent is subject to increase based on year over year increases, if any, in net patient revenues and non-inpatient revenues, each as defined in the master lease agreement. The Louisiana facility continues to be leased under the terms of the lease existing prior to the merger.

     Acquisitions in 1996 and the manner of payment are summarized as follows:

                                                                     CASH PAID FOR
           DESCRIPTION                 ARCADIA     SOUTHERN CARE     ACCRUED COSTS      TOTAL
------------------------------------   ---------   ---------------   ---------------   ----------
Seller financing  ..................     $110               -                 -        $   110
Common stock issued(1)  ............      150           4,800                 -          4,950
Accrued liabilities  ...............        -           2,500            (3,409)          (909)
Cash paid   ........................       40           2,683             3,409          6,132
Receivable from shareholders  ......        -          (1,444)                -         (1,444)
                                         -----        -------           -------        --------
Total cost  ........................     $300           8,539                 -        $ 8,839
                                         =====        =======           =======        ========

----------
(1) Represents shares of common stock as follows: 12,379 shares for Arcadia and 568,888 shares for Southern Care Centers, Inc.

     The allocation of the total cost of the 1996 acquisitions to the assets acquired and liabilities assumed is summarized as follows:

                DESCRIPTION                      ARCADIA     SOUTHERN CARE      TOTAL
----------------------------------------------   ---------   ---------------   -----------
Current assets  ..............................     $  36            753         $    789
Property, plant, and equipment ...............        60          5,400            5,460
Other assets .................................         -          1,741            1,741
Intangible assets (10 and 20.67 years)  ......       204         10,855           11,059
Current liabilities   ........................         -         (4,784)          (4,784)
Long-term liabilities ........................         -         (5,426)          (5,426)
                                                   ------       -------         --------
Total cost   .................................     $ 300          8,539         $  8,839
                                                   ======       =======         ========

     The following unaudited pro forma consolidated results of operations information is presented as if the acquisition transactions described above had occurred as of the beginning of the respective periods presented, after giving effect to certain adjustments, including depreciation and amortization of the new cost basis of the assets acquired, increased interest and rent expense and related income tax effects.

                                                        Years ended December 31,
                                                        -------------------------
                                                         1995          1996
                                                        ----------   ------------
Total operating revenues  ...........................   $122,495      $ 133,506
Earnings (loss) before extraordinary charge .........     3,821         (18,652)
Earnings (loss) applicable to common stock before ex-
 traordinary charge .................................     2,901         (18,652)
Earnings (loss) per common share before extraordi-
 nary charge ........................................       .53       $   (2.53)
                                                        =========     =========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(3) Accounts Receivable

     Accounts receivable consist of the following:


                                                       1995       1996
                                                      ---------   --------
    Patient accounts receivable  ..................   $10,909     $15,832
    Third-party payor settlements   ...............     2,696       4,228
    Other   .......................................     1,307       1,180
                                                      --------    --------
                                                       14,912      21,240
    Allowance for doubtful accounts and contractual
      adjustments .................................     1,978       4,833
                                                      --------    --------
                                                      $12,934     $16,407
                                                      ========    ========

     The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignments of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., Medicare, Medicaid, commercial insurance and managed care organizations). The Company's patient service revenues derived from the Medicare and Medicaid programs were 17% and 52%, respectively, for the year ended December 31, 1995, and 20% and 50%, respectively, for the year ended December 31, 1996. Patient accounts receivable from the Federal government (Medicare) were $1,777 and $3,421 at December 31, 1995 and 1996, respectively. Amounts receivable from various states (Medicaid) were $4,883 and $6,302, respectively, at December 31, 1995 and 1996.

     Third-party payor settlements receivable from the Federal government (Medicare) were approximately $1,718 and $2,794 at December 31, 1995 and 1996, respectively; the remainder relates primarily to net amounts receivable from the states of Colorado and Nebraska (Medicaid). Certain of the Medicaid and Medicare cost reports for prior years were settled during 1995 and 1996, the impact of which was not material. At December 31, 1996, the Company had open cost reports for the 1993, 1994 and 1995 years which, after related allowances, are recorded at estimated net realizable value.

     The allowance for doubtful accounts and contractual adjustments is determined by management using estimates of potential losses and contractual settlements based on an analysis of current and past due accounts, collection experience in relation to amounts billed, prior settlement experience and other relevant information. Although the Company believes amounts provided are adequate, the ultimate uncollectible amounts could be in excess of the amounts provided. The Company's provision for bad debts was $658 in 1995 and $1,867 in 1996.


(4) Property, Plant and Equipment

     Property, plant and equipment are summarized as follows:

                                                            1995       1996
                                                           ---------   --------
    Land  ..............................................   $ 5,983     $ 5,926
    Land improvements ..................................       612         613
    Buildings and improvements .........................    32,214      39,911
    Leasehold improvements and leasehold interests  ....     8,598       9,135
    Equipment   ........................................     7,269       7,880
    Construction in progress   .........................       987         255
    Pre-acquisition and development costs  .............     1,867         425
                                                           --------    --------
                                                            57,530      64,145
    Less accumulated depreciation and amortization  ....     3,203       5,721
                                                           --------    --------
    Net property, plant and equipment   ................   $54,327     $58,424
                                                           ========    ========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(5) Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consist of the following:



                                                          DECEMBER 31,
                                                      --------------------
                                                       1995       1996
                                                      ---------   --------
    Accounts payable  ............                    $ 8,860     $15,595
    Accrued compensation .........                      4,422       3,473
    Other accrued expenses  ......                      1,587       4,334
                                                      --------    --------
                                                      $14,869     $23,402
                                                      ========    ========


(6) Long-Term Debt

     Long-term debt is summarized as follows:





                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                              1995       1996
                                                                             ---------   --------
Mortgage notes:
 11.5% note payable in monthly principal and interest installments of $138 commencing January 31, 1996 through June 30, 1996; interest only pay-
   ments of $130 commencing July 31, 1996 through June 30, 1998; princi-
   pal and interest payments of $138 commencing on July 31, 1998 and
   maturing on December 31, 2016   .......................................   $13,600     $13,551
 9%note  payable  in  monthly   principal  and  interest   installments
   of $50 commencing  January 31, 1996 through June 30, 1996;  interest payments of $45 commencing  July 31, 1996  through  June 30,  1998;
   principal  and  interest payments of $50 commencing on July 31, 1998
   and maturing on December 31, 2016   ...................................     6,000      5,967
 10% note payable in monthly interest only payments through December
   31, 1996; principal and interest payments of $19 commence January 31,
   1997 through December 31, 2021  .......................................     2,045      2,045
 9% note payable in semi-annual installments through March 9, 1998, plus
   interest payable quarterly   ..........................................     1,125        750
                                                                             --------    --------
 Total mortgage notes payable   ..........................................    22,770     22,313
Revolving line of credit with bank, due on December 31, 1996  ............     8,410          -
Revolving line of credit with bank, due on December 27, 1999  ............         -     14,495
Revolving line of credit with Integrated Health Services, Inc., due on De-
 cember 27, 1998 (see note 14)                                                     -      2,000
11% note secured by property and equipment, interest only due monthly;
 principal due December 31, 2008   .......................................         -     10,000

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(6) Long-Term Debt - (Continued)




                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                  1995       1996
                                                                                 ---------   --------
11% notes maturing December 30, 2016, interest and principal payable in monthly  installments of $47 commencing  January 31, 1997; secured by a lien on substantially all of the leasehold assets of several long-term care
 facilities ..................................................................     2,892       4,835
Notes payable, secured by equipment and land, maturing from June 19, 1997 to April 4, 2005; principal payable in monthly installments of $25, with
 interest payable monthly at variable rates up to 15.13% .....................       740         512
13% capital lease payable in monthly principal and interest installments ranging from $54 to $65 through April 30, 2015, with a final payment of
 $2,414  .....................................................................         -       5,401
7% unsecured note payable, due on demand  ....................................         -         600
10% unsecured note payable in monthly principal and interest installments
 of $8, maturing on August 1, 1998  ..........................................         -         141
Other ........................................................................       853          74
                                                                                 --------    --------
                                                                                  35,665      60,371
Less current portion .........................................................     1,258       6,341
                                                                                 --------    --------
                                                                                 $34,407     $54,030
                                                                                 ========    ========

     Mortgage notes aggregating $21,563 at December 31, 1996 are payable to Health and Retirement Properties Trust ("HRPT") and are secured by deeds of trust on 18 long-term care facilities located in Colorado and Nebraska and liens on substantially all of the common stock of certain of the Company's subsidiaries. These mortgage notes are subject to cross-default provisions under the Company's leases with HRPT (see note 7). The remaining mortgage note is secured by a deed of trust on one hospital (Georgiana) located in Alabama. The mortgage notes also provide for additional interest payable quarterly commencing in 1996 equal to the greater of (a) 5% of excess net patient revenues over a base year amount or (b) the amount of the additional interest for the immediately preceding loan year.

     On April 4, 1996, the Company borrowed $10,000 from HRPT, pursuant to an 11% promissory note (the "HRPT Note"), to provide additional renovation and acquisition funding and general working capital. No principal payments are required until the maturity date of December 31, 2008 with interest payments made monthly. The HRPT Note is secured by all of the collateral security which secures the Company's current obligations to HRPT and is subject to cross default with other obligations to HRPT. As a result of closing this loan, the Company increased the refundable security deposit held by HRPT for all obligations by $550.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(6) Long-Term Debt - (Continued)


Revolving Lines of Credit

     On August 7, 1995, the Company entered into a Revolving Credit and Reimbursement Agreement with NationsBank of Florida, N.A. ("NationsBank") providing for a revolving credit facility (the "Loan Agreement") pursuant to which the Company was entitled to borrow from time to time up to $15,000, subject to a borrowing base of 80% of eligible accounts receivable. In July 1996, the agreement was modified to reflect a revised scheduled maturity of December 31, 1996. Outstanding loans bore interest equal to, as selected by the Company, either a floating rate (the greater of the federal funds rate plus .50% or NationsBank's prime rate) or a rate equal to the applicable Eurodollar rate plus 1.75% (subject to adjustment after September 30, 1996 based on certain financial ratios achieved by the Company). The Loan Agreement was secured by substantially all of the unencumbered assets of the borrowing entities and the capital stock of the Company's subsidiaries, Community Care of America of Alabama, Inc. and CCA of Maine, Inc. The Loan Agreement required the Company to maintain a prescribed level of tangible net worth (as defined), and current, fixed charge coverage and leverage ratios, placed limitations on indebtedness, liens, investments and transactions with affiliates and prohibited the payment of dividends. The revolving credit facility was paid in full in December 1996 with the proceeds from the Daiwa Securities of America, Inc. revolving credit facility (see below).

     On December 27, 1996, the Company entered into a Healthcare Receivables Purchase and Transfer Agreement with Daiwa Securities of America, Inc. ("Daiwa") providing for a 36 month revolving credit facility pursuant to which the Company may borrow from time to time up to $15,000, subject to a borrowing base formula. The Loan Agreement is secured by the assignment to the lender of all patient and third party settlement receivables. Proceeds from the line of credit were used to repay borrowings and terminate the Revolving Credit and Reimbursement Agreement with NationsBank discussed above. As of December 31, 1996, Daiwa advanced the Company an amount in excess of the borrowing base by approximately $4,800. Such amount has been classified as current portion of long term debt since repayment is due upon demand. The remaining outstanding loan will mature on December 27, 1999 and amounts advanced bear interest at a rate equal to the LIBOR rate at the time of each revolving advance plus 2.00% per annum. The interest rate at December 31, 1996 was 7.9065%. The agreement requires the Company to maintain a prescribed tangible net worth ratio as well as various other financial and non- financial covenants (see Note 13 for further information).

     The Company and IHS entered into a loan agreement which, as amended, entitles the Company to borrow, until December 27, 1998, amounts on a revolving credit basis so that no more than $5,000 is outstanding at any time provided that, unless such advance is applied to the payment of management fees that become due to IHS under the Management Agreement (see Note 14), IHS consents to the making of advances, which consent may not be unreasonably withheld. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in IHS's revolving credit agreement with Citibank, N.A., plus 2%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $30,000 of principal and interest on the Company's obligations to HRPT and Daiwa.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(6) Long-Term Debt - (Continued)

     In connection with entering into the revolving credit facility, the Company issued warrants to purchase an aggregate of 752,182 shares of the Company's Common Stock, one-half of which are exercisable until January 13, 1999 at $3.22 per share (the average of the high and low trading price of the Company's Common Stock on January 14 and 15, 1997) and the remaining one-half of which are exercisable until January 13, 2002 at $6.44 per share. The number of shares subject to the warrants and the exercise prices are subject to adjustment in certain instances, including the Company issuing shares of Common Stock (or securities convertible into Common Stock) at less than the applicable exercise price. In connection therewith, the Company has granted to IHS certain rights to cause the shares issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended, at the Company's expense.

     Aggregate principal maturities of long-term debt for the next five years are as follows: 1997, $6,341; 1998, $2,666; 1999, $10,007; 2000, $328; 2001,
$356 and thereafter $40,673.

     Information concerning interest expense is as follows:





                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                             -----------------------
                                                             1994     1995     1996
                                                             ------   ------   -----
Interest income applied to reduce interest expense  ......   $63        $ 96   $ 11
Interest capitalized to construction in progress .........   $92        $107   $277

(7) Leases

     The Company is lessee under operating leases of 34 long-term care facilities, of which one expires in February 2006, three expire in June 2007, and 30 expire in December 2010. The Company also leases certain office space and computer equipment expiring in 1998 and 1999. Minimum rent payments due under operating leases in effect at December 31, 1996 are summarized as follows:



    1997  .............................................     $ 10,458
    1998  .............................................       10,369
    1999  .............................................       10,014
    2000  .............................................       10,043
    2001  .............................................       10,103
    Thereafter  .......................................      146,363
                                                            ---------
      Total  ..........................................     $197,350
                                                            =========

     The leases for the 30 health care facilities are with HRPT and provide for two consecutive renewal options of six and thirteen years, respectively, at fair market rentals at the expiration of the initial term. In connection with these lease agreements, the Company was required to pay refundable deposits totaling $5,660 as of December 31, 1996 which has been subsequently reduced (see note
13). The leases for the three health care facilities, also with HRPT, provide for one renewal option for five years. The lease for one facility does not currently have a renewal option.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(7) Leases - (Continued)


     With respect to the leases for the 30 health care facilities, the Company has the right of first refusal and an option to purchase the facilities at a price equal to the greater of a formula as defined in the lease agreement or the fair market value of the facilities. Minimum rentals are generally subject to adjustment for renovations made to the facilities by the lessor. Also, the leases provide for contingent rentals, based on a percentage of gross revenues of the facilities in excess of base year amounts. Contingent rentals were $150 in 1996; none were incurred during the period from inception to December 31, 1995. The lease agreements require the Company to maintain a current ratio of at least one to one and a minimum tangible net worth, as defined, of $5,000, which conditions were not met as of December 31, 1996. In addition, the lease agreements restrict the Company's ability to pay dividends, incur indebtedness or make distributions to affiliates. See note 13.


     The lease for office space provides for two, one-year renewal options and the equipment lease may be renewed for one year.


(8) Income Taxes


     The income tax benefit for 1996, all of which relates to deferred taxes, is summarized as follows:



Federal income taxes  .................................      $ (7,375)
State income taxes ....................................        (2,090)
                                                             --------
                                                             $ (9,465)
                                                             ========

     In 1995, the Federal and state income tax provision was offset by net operating loss carryovers of $280.


     The expected income tax rate of 34% differs from the rate resulting from the provision in the financial statements as follows:






                                                           1994         1995           1996
                                                          ---------   ------------   -----------
   Income tax (benefit) at statutory rate (34%)  ......      34 %         34 %          (34)%
   State income tax, net of federal benefit   .........       4 %          4 %           (4)%
   Tax benefit of net operating loss carryover   ......      (38)%        (7)%            - %
   Increase (decrease) in valuation allowance .........       - %         (1)%            3 %
   Other  .............................................       - %          - %            2 %
                                                           -------     ------        ------
                                                              - %         30 %       $  (33)%
                                                           #######     ######        ######


     The sources of deferred income tax (assets) and liabilities are as follows:




                                                                          1995          1996
                                                                         ----------   -----------
Excess of book over tax basis of assets ..............................   $10,025       $ 11,179
Allowance for doubtful accounts   ....................................      (651)        (1,262)
Accrued expenses   ...................................................      (803)        (3,173)
Net operating loss carryovers  .......................................      (870)        (8,717)
Pre-acquisition separate company net operating loss carryovers  ......    (1,365)        (1,406)
Other  ...............................................................        22           (184)
                                                                         --------      --------
                                                                         $ 6,358       $ (3,563)
Valuation allowance   ................................................     2,976          3,725
                                                                         --------      --------
Deferred income tax liability  .......................................   $ 9,334       $    162
                                                                         ========      ========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(8) Income Taxes - (Continued)

     At December 31, 1996, the Company had net operating loss carryovers available for Federal income tax purposes of approximately $26,293 which expire in the years 2007 through 2011, including pre-acquisition net operating loss carryovers of approximately $3,652 which expire in the years 2007 through 2011. The utilization of the pre-acquisition net operating loss carryovers is subject to certain annual limitations under the Internal Revenue Code and, under "change in ownership" provisions of the Code, other net operating loss carryovers may be subject to similar limitations.

     The valuation allowance relates, in part, to deferred tax assets that, when subsequently realized, will be applied to reduce goodwill and other intangible assets acquired to the extent that such allowances resulted in intangible assets when originally recorded in connection with acquisitions. As of December 31, 1996, the Company did not fully reserve all deferred tax assets since future operations are expected to generate sufficient taxable income to realize these assets. As of December 31, 1996, the portion of the valuation allowance to be applied to reduce goodwill in future years is approximately $3,725.


(9) Redeemable Preferred Stock

     On December 30, 1993, the Company issued Series A 8% Redeemable Cumulative Preferred Stock and warrants to purchase 1,331,814 shares of common stock at a price of $.0198 per share. The warrants were valued at $2,631 in accordance with the agreement of the parties and recorded as additional paid-in capital. The difference between the value allocated to the preferred stock at issuance of $5,536 and the aggregate redemption price of such shares of $8,167 was being accreted to preferred stock and charged against common stockholders' equity through the dates of mandatory redemption. Such accretion was $372 for the year ended December 31, 1994 and $231 for the year ended December 31, 1995. The preferred stock was redeemed at $100 per share and the warrants were exercised in August 1995 (see note 15).


(10) Capital Stock

     On July 28, 1995, the Company amended its certificate of incorporation decreasing the Company's authorized common stock from 35,000,000 shares to 15,000,000 shares, increasing the authorized shares of preferred stock to 1,000,000 shares and effecting a reverse common stock split of one-for-7.9. All share and per share data presented herein give effect to such changes.

At December 31, 1995 and 1996, the Company had outstanding stock options as follows:

Stock options outstanding pursuant to:



                                                   1995       1996
                                                  ---------   --------
1993 Stock Option Plan ........................   265,196     216,928
1993 Senior Executive Stock Option Plan  ......    57,799      16,565
1995 Stock Option Plan ........................   153,910     208,894
1995 Non-Employee Directors Option Plan  ......    14,835      71,978
                                                  --------    --------
Total Stock Options Outstanding ...............   491,740     514,365
                                                  ========    ========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(10) Capital Stock - (Continued)

     The Company established the 1993 Stock Option Plan and the 1993 Senior Executive Stock Option Plan effective July 1, 1993. The 1993 Stock Option Plan provides that up to 289,258 shares of common stock may be issued to certain key employees and consultants of the Company. Options granted to date under this plan vest either immediately or over three years and expire ten years from the date of grant. The 1993 Senior Executive Stock Option Plan provides that up to 74,364 options may be issued to senior executive officers of the Company. Options granted to date under this plan vest over a period of seven years, with accelerated vesting in some instances, based upon the occurrence of certain events, including the achievement of earnings targets. The outstanding options at December 31, 1996 expire ten years from the date of grant subject to earlier termination in certain cases.

     In 1995, the Company established the 1995 Stock Option Plan and the 1995 Non-Employee Directors Option Plan. The 1995 Stock Option Plan provides that up to 500,000 shares of common stock may be issued to certain key employees and consultants of the Company pursuant to options granted from time to time under this plan. Options granted to date under this plan vest either immediately or over periods from three to seven years, with accelerated vesting in some instances, based upon the occurrence of certain events, including the achievement of earnings targets. The outstanding options at December 31, 1996 expire ten years from the date of grant subject to the earlier termination in certain cases. The 1995 Non-Employee Directors Option Plan provides that up to 100,000 shares of common stock may be issued to non-employee directors pursuant to options automatically granted under that plan upon election as a director and annually following the annual meeting of shareholders electing directors. Options granted to date under this plan vest in three equal semi-annual installments beginning six months after the date of grant and expire ten years from the date of grant subject to the earlier termination in certain cases.

     All stock options issued by the Company have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant. Stock option transactions are summarized as follows:




                                                       1995                        1996
                                             -------------------------   ------------------------
                                                            WEIGHTED                    WEIGHTED
                                                            AVERAGE                     AVERAGE
                                                            EXERCISE                    EXERCISE
                                              SHARES         PRICE        SHARES        PRICE
                                             ------------   ----------   ------------   ---------
Outstanding at beginning of year .........     292,936        $ 4.44        491,740       $ 7.68
Granted  .................................     230,339         11.42        226,132        11.23
Exercised   ..............................           -             -        (33,385)        4.62
Canceled .................................     (31,535)         6.75       (170,122)        8.95
                                              --------        -------     ---------      -------
Outstanding at end of year ...............     491,740        $ 7.68        514,365       $ 9.03
                                              ========        =======     =========      =======
Options Exercisable at end of year  ......     206,006        $ 5.10        222,310       $ 6.34
                                              ========        =======     =========      =======


     The following summarizes information about stock options outstanding as of December 31, 1996:





                                      OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                     -----------------------------------------------------   -------------------------------
   RANGE OF            NUMBER         WEIGHTED AVG.         WEIGHTED           NUMBER          WEIGHTED
   EXERCISE          OUTSTANDING        REMAINING            AVERAGE         EXERCISABLE       AVERAGE
    PRICES           AT 12/31/96     CONTRACTUAL LIFE     EXERCISE PRICE     AT 12/31/96     EXERCISE PRICE
------------------   -------------   ------------------   ----------------   -------------   ---------------
    $3.71             150,685             6.54                 $ 3.71           141,219          $ 3.71
  $9.50 - $10.50      210,048             8.93                   9.84            61,567           10.11
 $10.51 - $14.00      153,632             9.10                  13.12            19,524           13.49
                      -------             ----                 -------          --------         -------
                      514,365             8.28                 $ 9.03           222,310          $ 6.34
                      =======             ====                 =======          ========         =======

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(10) Capital Stock - (Continued)

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized in connection with its stock options. Had compensation expense for the Company's stock options been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:




                                                                    1995                           1996
                                                         ---------------------------   -----------------------------
                                                         AS REPORTED     PRO FORMA     AS REPORTED     PRO FORMA
                                                         -------------   -----------   -------------   -------------
Net earnings (loss) applicable to common stock  ......     $ 1,041        $   890       $ (18,905)      $ (19,283)
Per common share:
 Earnings (loss) before extraordinary charge .........        0.42           0.49           (2.56)          (2.61)
 Extraordinary charge   ..............................       (0.20)         (0.26)           0.00            0.00
                                                           -------        -------       ---------       ---------
 Net earnings (loss) .................................        0.22           0.23           (2.56)          (2.61)
                                                           =======        =======       =========       =========


     The fair value of the options for purposes of the above pro-forma disclosure was calculated using the Black-Scholes option pricing model and the following assumptions: risk free interest rate of 6.58%, weighted average expected lives of 5 to 8.5 years, no dividend payments, and a volatility of 35.8% based on the annualized 10 year industry average. The effects of applying SFAS No. 123 in the pro forma net earnings and earnings per share for 1995 and 1996 may not be representative of the effects on such pro-forma information for future years.


(11) Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, patient accounts receivable, other current assets, accounts payable, and accrued expenses approximates fair value because of the short-term maturity of these instruments. The fair value of third-party payor settlements receivable is estimated by discounting anticipated cash flows using estimated market discount rates to reflect the time value of money. The fair value of the Company's long term debt is estimated based on current rates offered to the Company for similar instruments with the same remaining maturities. Management of the Company believes the carrying amount of the above financial instruments approximates the estimated fair value.


(12) Loss on Impairment of Long-Lived Assets and Other Non-recurring Charges

     Operating expenses for 1996 include total non-recurring charges of $22.1 million and consist of the following:



                                                                                              Exit
                                                                Loss on         Other       Costs and
                                                             Impairment of      Asset       Employee
                                                               Investment    Write-offs   Terminations    Total
                                                             --------------- ------------ -------------- --------
Sandy River management contract termination  ...............     $ 5,453        $1,086        $3,360       $ 9,89
Aurora and Toledo facilities closed or voluntarily decer-
 tified                                                            1,450             -           207         1,65
Costs of a physician practice, primary care clinics, adult
 day care centers, and other programs closed ...............       3,013             -         1,484         4,49
Memorial Health Group acquisition termination   ............       3,924           264           210         4,39
Termination of offerings of debt and equity securities   ...           -         1,677             -         1,67
                                                                 --------       -------       -------     -------
                                                                 $13,840        $3,027        $5,261       $22,12
                                                                 ========       =======       =======     =======

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(12) Loss on Impairment of Long-Lived Assets and Other Non-recurring Charges - (Continued)

     In the second quarter of 1996, management made the decision to exit certain activities, including the termination of the management agreement and related purchase option for the Sandy River facilities and the closing of four primary care clinics, four adult day care centers and one physician practice.

     The Company terminated its management and purchase option agreements with the Sandy River Group since the facilities were not generating sufficient cash flows to pay the Company's management fees. As a result, management evaluated its investment related to the management agreement and purchase option for impairment. This analysis identified approximately $9,899 in write-offs, including the write-offs of (1) the $5,000 purchase option deposit, (2) unsecured management fees of $1,086, (3) direct acquisition costs of $453 and
(4) accrued exit and termination costs of $3,360 to transfer the properties back to the Sandy River Group. As of December 31, 1996, substantially all exits costs have been paid.

     The four primary care clinics, four adult day care centers and one physician practice were closed as a result of their unfavorable financial performance and the negative impact these centers had on the Company's long-term care business. As a result, the Company wrote-off development costs and property and equipment relating to these activities of $3,013. In addition, the closure of these clinics resulted in eliminating approximately 14 positions, primarily doctors and clinical staff, through an involuntary severance program. Total employee termination benefits provided in the financial statements were $454 as of December 31, 1996, of which $138 was unpaid as of December 31, 1996 and will be paid in 1997. Other costs to exit these activities include lease termination costs of $964 which will paid over the remaining lease terms and other exit costs of $66. Both of these obligations were incurred under contractual obligations that existed prior to the commitment date and will continue after the plan is completed with no economic benefit to the Company. Total lease termination and other exit costs accrued but not paid as of December 31, 1996 was $873. Management anticipates that an additional $750 of costs will be incurred in 1997 . Management expects the necessary activities to exit these operations will be complete by December 31, 1997.


     On December 31, 1996, the Company terminated an agreement to acquire other rural hospitals in Georgia and transferred Memorial Healthcare, Inc. d/b/a Smith Hospital (Smith) back to the sellers since CCA was not able to secure the necessary financing to complete the transaction. The total non-recurring charge to income related to this transaction was approximately $4,398 and consisted of
(1) the write-off of the investment in Smith's net assets, including transaction costs of $3,924 (2) other asset write-offs of $264 and (3) exit costs of $210.


     Other non-recurring charges represent the write-off of approximately $1,677 in deferred financing costs as a result of unsuccessful attempts to raise capital through a secondary stock offering and a high yield debt offering. Also, the Company reviewed the long-lived assets of the Aurora and Toledo facilities for recoverability and determined that an additional write-down of $1,450 was required. Such write-down has been reflected in non-recurring charges for the period ended December 31, 1996.


     The revenues and net operating losses from activities that will not be continued are as follows:





                                                                                    1994      1995        1996
                                                                                    ------   ---------   ----------
Revenue from primary care clinics, adult day care centers, a physician practice
 and other programs closed ......................................................    -        $1,177      $5,107
Net operating losses from primary care clinics, adult day care centers, a physi-
 cian practice and other programs closed                                             -        $  (95)     $ (880)
Revenue from management contracts and agreements terminated .....................    -        $1,318      $3,336
Net operating income from management contracts and agreements terminated.            -        $  427      $1,126

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(12) Loss on Impairment of Long-Lived Assets and Other Non-recurring Charges - (Continued)

     In 1996, the Company adopted Financial Accounting Standard (SFAS) No. 121, "Loss on Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As a result, the Company performed a review of the events and/or changes in circumstances that would suggest that the carrying amount of the Company's asset may not be recoverable. This analysis included a consideration of (1) the business, legal and economic climate for events that could adversely affect the carrying value of an asset, (2) any physical changes in assets, (3) the accumulated costs in excess of the amounts originally expected to acquire and/or construct an asset, (4) decreases in the market value of assets and (5) current period operating or cash flow losses that demonstrate continuing losses associated with an asset used for the purpose of producing revenue. In addition, the Company estimated the future cash flows expected to result from assets to be held and used.

     In estimating the future cash flows for determining whether an asset is impaired, the Company grouped its assets at the lowest level for which there are identifiable cash flows independent of other groups of assets (i.e., by long term care facility). The results of comparing future undiscounted cash flows to historical carrying value, together with the evaluation of the facts and circumstances that may indicate an asset may not be recoverable, indicated that the Toledo and Aurora facilities were eligible for an impairment charge. None of the Company's remaining facilities were reduced since the carrying value of the assets were less than the undiscounted cash flows.

     During 1996, the Company closed its Aurora facility and voluntary decertified its Toledo facility from the Medicare program due to quality of care issues, unfavorable market conditions, the reduction in reimbursement from third-party payors and competition. Accordingly, these events and circumstances, together with the unfavorable undiscounted future cash flows, caused the Company to perform further evaluations of whether the carrying amount of these assets were recoverable.

     After determining that an impairment charge for Toledo and Aurora was appropriate, the Company determined the estimated fair value of such facilities using standard industry valuation techniques. The excess carrying value of goodwill, buildings and improvements, leasehold improvements and equipment above the fair value was $1,450 and is included in the statement of operations for 1996 as loss on impairment of long-lived assets.

     Prior to the adoption of SFAS 121, the Company evaluated impairment on the entity level. Such evaluation yielded no impairment charge.


(13) Certain Significant Risks and Uncertainties

     The Company has undergone major restructuring and reorganization in 1996 resulting in the closure or termination of certain business activities and acquisitions and the termination of offerings of debt and equity securities. During the year ended December 31, 1996 the Company incurred a loss of $18,905 and had negative cash flow from operating activities. As of December 31, 1996, the Company had a working capital deficiency of $10,952 and was in default with respect to certain of its debt, lease and other agreements. These circumstances would naturally raise doubt about the Company's ability to continue as a going concern. Management's plans with respect to this matter are discussed below.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(13) Certain Significant Risks and Uncertainties - (Continued)

     In October 1996, management engaged Smith Barney, Inc. as financial adviser to assist in evaluating debt and equity financing alternatives, including the possible sale of the Company. Management is evaluating the possibilities with respect to the interest expressed by potential acquirers, joint venture partners and organizations which might provide an infusion of capital. Also, management is pursuing a financial restructuring plan and, in order to obtain sufficient financial resources, the Company has accomplished the following subsequent to December 31, 1996:

   1. Refinanced the revolving line of credit with its bank to extend the payment terms related to $4,800 of debt due on demand at December 31, 1996, and issued five year warrants to purchase 1,787,568 shares of Common Stock (subject to reduction as payments of such debt is made) at $2.25 per share (subject to repayment in certain circumstances).

   2. Obtained the release of approximately $4,000 of security deposits through a modification of the lease with HRPT to reduce rental payments.

   3. Obtained a settlement agreement dated March 1, 1997 with the shareholders of 219,798 shares of common stock subject to repurchase (the put contract), which provides that, in lieu of repurchasing the shares, the Company pay $500 and issue an 8.5% note payable due on September 1, 1997 in an amount equal to $1,681 less the proceeds from the sale of the shares by the shareholders.

   4. Obtained waivers of financial covenant violations and related defaults under debt and lease agreements through February 1998.

   5. Obtained a guarantee from IHS with respect to debt payments of approximately $4,800 and lease payments of up to $10,000 in exchange for warrants which allow IHS to purchase up to 379,900 shares of the Company's common stock at $1.937 per share.

   6. Obtained an extension on the payment of fees payable to IHS under the management agreement discussed in note 14 through April 1998 (estimated to be $2,200 for 1997).

     In addition, the Company continues to pursue negotiations to obtain additional debt or equity capital and anticipates finalizing its financial restructuring plan soon. The Company believes it has obtained sufficient financing commitments for the next year. However, other commitments will likely be necessary to successfully accomplish the financial restructuring plan beyond the next year.

     The Company acquires or leases and operates long-term health care facilities in medically-underserved rural communities, and uses such facilities as platforms to develop networks offering a range of other healthcare services. Facilities owned or leased by the Company are in the states of Alabama, Colorado, Georgia, Iowa, Kansas, Louisiana, Missouri, Nebraska, Texas and Wyoming. The Company and others in the healthcare business are subject to certain inherent risks, including the following:

     o Substantial dependence on revenues derived from reimbursement by the Federal Medicare and state Medicaid programs;

     o Government regulation, government budgetary constraints and proposed legislative and regulatory changes; and

     o    awsuits alleging malpractice and related claims.

     Such inherent risks require the use of certain management estimates in the preparation of the Company's financial statements and it is reasonably possible that a change in such estimates may occur.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(13) Certain Significant Risks and Uncertainties - (Continued)

     The Medicare and various state Medicaid reimbursement programs represented 20% and 50%, respectively, of the Company's revenues for the year ended December 31, 1996, and the Company's operations are subject to a variety of other Federal, state and local regulatory requirements. Failure to maintain required regulatory approvals and licenses and/or changes in such regulatory requirements could have a significant adverse effect on the Company. Changes in Federal and state reimbursement funding mechanisms, related government budgetary constraints and differences between final settlements and estimated settlements receivable under Medicare and Medicaid retrospective reimbursement programs, which are subject to audit and retroactive adjustment as discussed in note 3, could have a significant adverse effect on the Company. Also, the Company is from time to time subject to malpractice and related claims and lawsuits, which arise in the normal course of business and which could have a significant effect on the Company. The Company believes that adequate provision for these items has been made in the accompanying consolidated financial statements and that their ultimate resolution will not have a material effect on the consolidated financial statements.

     Since its inception, the Company has grown through acquisitions, and realization of acquisition costs, including excess costs over fair value of net assets acquired, is dependent initially upon the consummation of the acquisitions and subsequently upon the Company's ability to successfully integrate and manage acquired operations. Also, the Company's development of integrated healthcare networks is dependent upon successfully effecting economies of scale, the recruitment of skilled personnel and the expansion of services and related revenues. The Company has not completed implementing its network strategy at any facilities, and realization of related development costs cannot be assured. Finally, see note 12 for certain significant risks and uncertainties, resulting in the loss on impairment of investments and other non-recurring charges in 1996.


(14) Related Party Transactions

     On January 19, 1994, the Company entered into a Medicare consulting agreement with Symphony Care Consulting, Inc. (SCCI), a wholly-owned subsidiary of Integrated Health Services, Inc., as amended on May 1, 1995. The consulting agreement provided Medicare reimbursement and certification services including training, cost report preparation and accounting services through January 1996. Costs paid to SCCI were $410 in 1994, $453 in 1995, and $148 in 1996. In 1996, the Company paid Symphony Rehabilitation Services (SRS) and Symphony Pharmacy Services (SPS), wholly owned subsidiaries of IHS, $162 for therapy and $98 for pharmacy services, respectively. Also, the Company paid IHS approximately $500 in 1994 and $186 in 1995 to reimburse IHS for expenses incurred on behalf of the Company in connection with the start-up of CCA's operations, the acquisition of MeritWest and due diligence service in connection with the public offering. No amounts were paid to IHS in 1996. Two of the Company's directors are employees, directors and stockholders of IHS. The Company believes that the terms of the agreement with SCCI and the amounts paid to IHS, SRS and SPS for services are on terms as favorable as could have been obtained from unaffiliated third parties.

     Loans receivable from officers and directors of $425 at December 31, 1996 mature on various dates with accrued interest at 8% per annum.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(14) Related Party Transactions - (Continued)

     On December 27, 1996, the Company and IHS entered into a loan agreement which, as amended, entitles the Company to borrow, until December 27, 1998, amounts on a revolving credit basis so that no more than $5,000 is outstanding. Loan advances are subject to the consent of IHS to the making of advances, which consent may not be unreasonably withheld. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in IHS's revolving credit agreement with Citibank, N.A., plus 2%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $30,000 of principal and interest on the Company's obligations to HRPT and Daiwa. As of December 31, 1996, IHS had advanced the Company $2,000.

     In connection with entering into the revolving credit facility, the Company issued warrants to purchase an aggregate of 752,182 shares of the Company's Common Stock, one-half of which are exercisable until January 13, 1999 at $3.22 per share (the average of the high and low trading price of the Company's Common Stock on January 14 and 15, 1997) and the remaining one-half of which are exercisable until January 13, 2002 at $6.44 per share. The number of shares subject to warrants and the exercise prices are subject to adjustment in certain instances, including if the Company issues shares of Common Stock (or securities convertible into Common Stock) at less than the applicable exercise price. In connection therewith, the Company has granted to IHS certain rights to cause the shares issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended, at the Company's expense.

     On December 27, 1996, the Company entered into a Management Agreement (the "Management Agreement") with Integrated Health Services, Inc. ("IHS") pursuant to which the Company is employing IHS to supervise, manage and operate the financial, accounting, MIS, reimbursement and ancillary services contracting functions for the Company until December 31, 2001. The Management Agreement provides for the Company to pay to IHS for its services, until December 31, 1997, an amount equal to the lesser of 2% of the Company's gross revenues (as defined) or the Company's annualized cost of performing those services itself based on the period July 1, 1996 through December 31, 1996. Thereafter, the management fee payable to IHS is to be the lesser of 2% of the Company's gross revenues or a percentage of gross revenues determined by comparing the Company's cost of performing such functions during the period July 1, 1996 through December 31, 1996 to its gross revenues for that period. The gross revenues percentage which is fixed may be increased from 2.0% to 2.5% by mutual agreement of the parties following IHS's review of the Company.


(15) Initial Public Offering

     In August 1995, the Company issued 3,450,000 shares of common stock to the public in an initial public offering at a price of $9.50 per share. Net proceeds after underwriting discounts and expenses of the offering were $27,589.

     The Company used the net proceeds of the offering to, among other things, pay $10,800 of indebtedness to HRPT plus a prepayment penalty of approximately $600 and redeem the Series A Preferred Stock for approximately $8,167. Concurrently with the completion of the offering, the Series A Preferred Stockholders purchased an aggregate of 1,331,814 shares of Common Stock through their exercise of warrants by applying 263 shares of Series A Preferred Stock, having an aggregate redemption value of $26,300, in payment of the full exercise price of the warrants.

     As a result of the repayment of certain indebtedness through the application of a portion of the proceeds from the offering and the proceeds from a concurrent borrowing, the Company recorded an extraordinary charge to earnings of $1,398 related to prepayment penalties and the write-off of deferred financing costs ($992, net of income tax benefit of $406).

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(16) Sandy River Transaction

     Effective as of August 15, 1995, the Company entered into management agreements for ten long-term care facilities (the "Sandy River Facilities"), obtained an option to acquire all of the entities which own the ten facilities (the "Option") and agreed to make fully secured loans to such entities for up to $3,100. Effective as of August 15, 1996, the Company terminated the management agreements since the Sandy River Facilities were not generating sufficient cash flows to pay CCA's management fees.

     Under  the  prior  management   agreements,   the  Company's  monthly  base
management fee was 7% of gross revenues (as defined) during the initial term. Management fees were subordinated to the prior payment of all costs, expenses, certain capital expenditures, lease payments and scheduled payments of principal and interest on the indebtedness of the facilities, and a portion was subordinated to certain advances and fees of approximately $400 per annum payable to Sandy River Development, Inc. ("SRD"), a service company whose four principals were also principals of certain owners of the Sandy River Facilities. In accordance with the settlement agreement, unpaid management fees of $1,086 were waived by the Company upon the termination of the management agreements. See note 12.

     The Company recorded management fee revenue of $1,136 in 1995 and $1,266 in 1996. As part of the Company's strategy to make operational improvements at the time it assumed the operations of facilities acquired or managed, the Company implemented an action plan to improve the cash flows of the Sandy River Facilities, which included specific steps to increase patient census, increase Medicare utilization (which program has a higher per diem reimbursement rate), maximize total third party reimbursement and introduce a cost savings program through efficiencies and other professional management techniques. However, despite the implementation of management's action plan, the Sandy River Facilities did not generate sufficient cash flows to pay the entire management fee, and it became apparent in 1996 that the facilities could not be managed on a profitable basis.

     The Company had also loaned $2,533 under secured revolving credit notes and term promissory notes to certain entities (the "Borrowing Entities") which owed indebtedness that was personally guaranteed by the principals of the entities which own the Sandy River Facilities. The loans were primarily to enable the Borrowing Entities to retire such indebtedness and thereby release such principals from their personal guaranties. The loans to the Borrowing Entities matured on August 10, 1996. The Company's loans to the Borrowing Entities bore interest at the rate payable by the Company under the Company's revolving credit facility and were secured (on a several basis) by, among other assets, the accounts receivable of the Sandy River Facilities and mortgages on certain of the Sandy River Facilities. Pursuant to the settlement agreement, CCA released the Borrowing Entities from their obligations as consideration for the amounts the Company owed to the Sandy River Group as a result of the termination of the management agreement and related agreements.

     Under a related option agreement, the Company had the right to purchase the entities which own the ten facilities, during the initial three year term of the management agreements, and the Company had a nonrefundable $5,000 purchase option deposit, of which $1,850 was paid through the issuance of 194,737 shares of Common Stock valued at $9.50 per share. In 1996, the Company terminated the option and wrote-off the purchase option deposit of $5,000.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1995 and 1996
         (dollars in thousands, except per share amounts)- (Continued)

(16) Sandy River Transaction - (Continued)

     The Company granted the holders of the 194,737 shares of Common Stock, issued as partial payment of the purchase option deposit, the right to "piggyback" such shares on one occasion in certain registration statements filed by the Company under the Securities Act. As of April 14, 1997 such shares have not been included in certain registration statements filed by the Company under the Securities Act. In addition, each holder was also granted the right to require the Company to repurchase up to 25%, 25% and 50% of their shares during the one month period following each of March 15, 1996, September 15, 1996 and March 15, 1997, respectively, at a price equal to $9.50 per share, or if higher and a registration statement under the Securities Act with respect to such shares is not then effective, the market price of the shares. On October 27, 1996, as a result of the terminated management agreement, the holders of these shares exercised rights under the Option agreement and required the Company to repurchase the aforementioned shares for $9.50 per share. The total amount due to holders of stock of $2,181 has been classified as a current liability as of December 31, 1996. The agreement was superseded by a settlement agreement dated March 1, 1997. See note 13 for further information.


(17) Supplemental Cash Flow Information

     Significant non-cash financing and investing activities are summarized in notes 2 and 12 and as follows:

     o Accretion of the discount on preferred stock resulted in an increase in preferred stock and a decrease in additional paid-in capital of $371 in 1994 and $231 in 1995.

     o    Preferred stock dividends of $163 in 1994 were accrued but not paid.

     o Common Stock with fair value of $150 was issued for legal services in connection with acquisitions in 1994.

     o The realization of deferred tax assets relating to the MeritWest acquisition and the corresponding reduction of the valuation allowance decreased the excess of cost over fair value of net assets acquired by $215 in 1995.

     o The Sandy River transaction resulted in an increase in deposits of $1,850 which was financed by issuance of common stock in 1995.

     o The transfer in 1996 of Smith Hospital back to the prior owners resulted in a non cash charge to income of $4,398 which consists of the following:



       Property, plant and equipment  ......    $  5,907
       Long term debt  .....................      (3,000)
       Deferred financing costs ............         264
       Other  ..............................       1,227
                                                --------
                                                $  4,398
                                                ========

     Cash payments for interest, net of amounts capitalized, were $3,678 in 1995 and $5,008 in 1996. Cash payments for income taxes were $3 in 1995 and $32 in 1996.

                                                                         Annex A



                       [LETTERHEAD OF SMITH BARNEY INC.]



CONFIDENTIAL


August 1, 1997



The Board of Directors
Community Care of America, Inc.
3050 North Horseshoe Drive
Naples, Florida 33942



Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Community Care of America, Inc. ("CCA") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 1, 1997 (the "Merger Agreement"), among Integrated Health Services, Inc. ("IHS"), IHS Acquisition XXVI, Inc., an indirect wholly owned subsidiary of IHS ("Sub"), and CCA. As more fully described in the Merger Agreement, (i) IHS will cause Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.0025 per share, of CCA (the "CCA Common Stock") at a purchase price of $4.00 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Sub will be merged with and into CCA (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of CCA Common Stock not previously tendered will be converted into the right to receive $4.00 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of CCA and certain senior officers and other representatives of IHS concerning the business, operations and prospects of CCA. We examined certain publicly available business and financial information relating to CCA as well as certain financial forecasts and other information and data for CCA which were provided to or otherwise discussed with us by the management of CCA. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of CCA Common Stock; the historical and projected earnings and other operating data of CCA; and the capitalization and financial condition of CCA. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of CCA. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of or investment in CCA. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of CCA that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CCA as to the future financial performance of CCA. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CCA nor have we made

The Board of Directors
Community Care of America, Inc.
Page 2
August 1, 1997


any physical inspection of the properties or assets of CCA. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to CCA in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of CCA and IHS for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to CCA and IHS unrelated to the proposed Transaction, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with CCA and IHS.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of CCA in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of CCA Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided that this opinion letter may be included in its entirety in the Solicitation/Recommendation Statement of CCA relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by the holders of CCA Common Stock (other than IHS and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.


Very truly yours,

SMITH BARNEY INC.

                                                                         Annex B


                          [Letterhead of Wheat, First]



August 1, 1997



CONFIDENTIAL


The Board of Directors
Community Care of America, Inc.
3050 North Horseshoe Drive, Suite 260
Naples, FL 33942



Ladies and Gentlemen:


     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.0025 per share (the "Shares"), of Community Care of America, Inc. (the "Company") of the cash consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of August 1, 1997 (the "Agreement"), by and among Integrated Health Services, Inc. (the "Acquiror"), its wholly-owned subsidiary and the Company.

     As described in the Agreement, Acquiror will cause its wholly-owned subsidiary to commence a tender offer (the "Offer") to purchase all outstanding Shares at a purchase price of $4.00 per Share, and following the Offer such subsidiary of Acquiror will be merged with and into the Company (the "Merger").

     Wheat, First Securities, Inc. ("Wheat"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may actively trade or hold the securities of the Company or the Acquiror for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Wheat will receive a fee from the Company for rendering this opinion.


     In arriving at our opinion, we have, among other things:

     (1) reviewed the financial and other information contained in the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1995, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (2) reviewed the financial and other information contained in the Acquiror's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, and the Acquiror's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;


     (3) conducted discussions with members of senior management of the Company concerning its businesses, operations and prospects;


     (4) reviewed other financial information concerning the businesses and operations of the Company including certain audited financial information and certain internal financial analyses and forecasts for the Company prepared by senior management of the Company;

     (5) reviewed certain publicly available information with respect to historical market prices and trading activity for the Company's Common Stock and for certain publicly traded companies which we deemed relevant;

     (6) compared the results of operations of the Company with those of certain publicly traded companies which we deemed relevant;

     (7) compared the proposed financial terms of the transaction with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (8)  reviewed the Agreement; and

     (9) reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we deemed necessary.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Company. We have relied upon the management of the Company as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. We were not requested to, and did not, participate in the negotiation or structuring of the transaction contemplated by the Agreement.

     Our advisory services and the opinion expressed herein are provided solely for the use of the Company's Board of Directors in evaluating the transaction contemplated by the Agreement and are not on behalf of, and are not intended to confer rights or remedies upon the Acquiror, any stockholder of the Acquiror or the Company, or any person other than the Company's Board of Directors. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent; provided, that this opinion letter may be included in its entirety in the Offer to Purchase and the Solicitation/Recommendation Statement of the Company relating to the Offer and the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that as of the date hereof the cash consideration of $4.00 per Share to be received by the holders of the Shares (other than Acquiror and its affiliates) in the Offer and Merger is fair, from a financial point of view, to such holders.


Very truly yours,


WHEAT, FIRST SECURITIES, INC.

                                                                         ANNEX C




                    RIGHTS OF DISSENTING STOCKHOLDERS UNDER
                 THE DELAWARE GENERAL CORPORATION LAW ("DGCL")


         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, ANY
          STOCKHOLDER WHO IS CONSIDERING EXERCISING DISSENTERS' RIGHTS
                    SHOULD CONSULT HIS OR HER LEGAL ADVISOR.


     STATUTORY APPRAISAL PROCEDURES. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in the entirety by reference to Section 262 of the DGCL, the text of which is set forth in this Annex C. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger (or a similar business combination) is consummated.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a "short-form" merger but, rather, is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form" merger) or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of DGCL and any other information required thereby) if the Merger is being effected as a "short-form" merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a "long-form" merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a "long-form" merger, any stockholder seeking to demand appraisal must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.


     In the case of both a "short-form" and a "long-form" merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, he is acting as agent for the record owner.



     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a "long-form" merger and within 20 days following the mailing of the Notice of Merger in the case of a "short-form" merger.

     Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Community Care of America, Inc., 3050 North Horseshoe Drive, Suite 260, Naples, Florida 34104. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a "long-form" merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     In the case of a "long-form" merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders' meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Regardless of whether the Merger is effected as a "long-form" merger or a "short-form" merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such determination or assessment, each party shall bear its own expenses.


     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.



     Any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the per Share cash consideration pursuant to the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, the stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the per Share cash consideration pursuant to the Merger.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER (OR ANY SIMILAR BUSINESS COMBINATION) IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.



                            GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE


\s262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to \s228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to \s251 (other than a merger effected pursuant to \s251(g) of this title), \s252, \s254, \s257, \s258, \s263 or \s264 of this title:


       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of \s251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to \s\s251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;




          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or



          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under \s253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:


       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to \s228 or \s253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.


     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this



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






section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.



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